SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant                                   ☒

Filed by a Party other than the Registrant      ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Wells Fargo & Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 19, 2004

Dear Stockholder:

The annual meeting of stockholders will be held on Tuesday, April 27, 2004, at 1:00 p.m., Pacific daylight time, in the Penthouse Boardroom, 420 Montgomery Street, San Francisco, California.

At the annual meeting you will be asked to elect directors, to approve the Company’s Supplemental 401(k) Plan, to ratify the appointment of independent auditors for 2004, and to vote on four stockholder proposals regarding expensing stock options, restricted stock, executive compensation and predatory lending, and political contributions.

For reasons explained in the accompanying proxy statement, the Board of Directors recommends that you vote FOR the director nominees, FOR the proposals in Items 2 and 3, and AGAINST the stockholder proposals in Items 4, 5, 6, and 7.

We hope that you will be able to attend the meeting. If you have a disability and need an accommodation in order to attend the meeting, please contact the Corporate Secretary, at least one week in advance of the meeting, at Wells Fargo Center, MAC #N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479, telephone 612-667-8655. Whether or not you expect to attend, to make sure that your vote is received, please vote promptly by mail, telephone, or internet as instructed on your proxy card or voting instruction card. Thank you for your interest in the Company.

Sincerely,

Richard M. Kovacevich

Chairman, President and

Chief Executive Officer

Please vote promptly by mail, telephone, or internet regardless of whether you plan to attend the meeting. You may later decide to vote in person at the meeting if you are a stockholder of record, or you may revoke your proxy or voting instructions for any other reason before your shares are voted.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 27, 2004

To the Holders of

Common Stock of Wells Fargo & Company:

The annual meeting of stockholders of Wells Fargo & Company (the “Company”) will be held in the Penthouse Boardroom, 420 Montgomery Street, San Francisco, California, on Tuesday, April 27, 2004, at 1:00 p.m., Pacific daylight time. The purpose of the meeting is to:

1.	Elect directors.

2.	Vote on a proposal to approve the Company’s Supplemental 401(k) Plan.

3.	Vote on a proposal to ratify the appointment of KPMG LLP as independent auditors for 2004.

4.	Vote on a stockholder proposal regarding expensing stock options.

5.	Vote on a stockholder proposal regarding restricted stock.

6.	Vote on a stockholder proposal regarding executive compensation and predatory lending.

7.	Vote on a stockholder proposal regarding political contributions.

8.	Act on any other matters that may properly come before the meeting.

The Board recommends that stockholders vote FOR the director nominees named in the accompanying proxy statement, FOR Items 2 and 3, and AGAINST Items 4, 5, 6, and 7.

Only holders of common stock at the close of business on March 9, 2004 may vote at the annual meeting or at any adjournment thereof. A list of stockholders of record who may vote at the meeting will be available during business hours for any stockholder of the Company to examine for any purpose relevant to the meeting. The list will be available for at least ten days before the meeting at the office of the General Counsel of the Company, 633 Folsom Street, San Francisco, California.

By Order of the Board of Directors,

Laurel A. Holschuh

Secretary

March 19, 2004

i

420 Montgomery Street

San Francisco, California 94104

PROXY STATEMENT

The Board of Directors of Wells Fargo & Company is soliciting proxies from its stockholders to be used at the annual meeting of stockholders on Tuesday, April 27, 2004. This proxy statement contains information related to the annual meeting. This proxy statement and the proxy card or a voting instruction card were mailed to stockholders of the Company beginning on or about March 19, 2004. Certain information appearing in this proxy statement reflects that in November 1998, Norwest Corporation changed its name to “Wells Fargo & Company” upon the merger (the “Merger”) of the former Wells Fargo & Company (the “former Wells Fargo”) into a wholly-owned subsidiary of Norwest Corporation. Norwest Corporation as it existed before the Merger is referred to as the “former Norwest.” As used in this proxy statement, the “Company” refers to the corporation named Norwest Corporation before the Merger and now named Wells Fargo & Company.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting stockholders will be asked to elect directors, to approve the Company’s Supplemental 401(k) Plan, to ratify the appointment of independent auditors for 2004, and to vote on four stockholder proposals regarding expensing stock options, restricted stock, executive compensation and predatory lending, and political contributions.

Will stockholders be asked to vote on any other matters?

As far as the Company’s Board of Directors and management know, stockholders at the meeting will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on March 9, 2004 may vote at the meeting. On March 9, 2004, the record date for the meeting, there were 1,699,548,460 shares of common stock outstanding. Each outstanding share is entitled to one vote.

If your shares are registered in your name on the Company’s stock records, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote your shares in person or by proxy at the annual meeting. The Company has sent its proxy materials directly to you, including a proxy card for you to use.

If you hold shares of common stock through an account with a broker, bank, or other nominee rather than directly in your own name, then your broker, bank, or other nominee is considered the stockholder of record, and you are considered the beneficial owner of these shares. The Company has supplied copies of its proxy materials for its 2004 annual meeting to the broker, bank, or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares at the annual meeting. The broker, bank, or other nominee that is the stockholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, stock exchange rules will determine whether your broker may vote your shares without first receiving instructions from you on an item being presented to stockholders for approval at the annual meeting.

For additional information on how to vote your shares, including shares you beneficially own, and how that vote is counted, see the information below under the questions “How do I vote?”, “Can I change my vote?” and “How is the vote counted?”. Information on how to vote can also be found on your proxy card if you are a stockholder of record, or the instruction card you received from your broker or bank if you are a beneficial owner.

What are the Board’s recommendations on how to vote my shares?

The Board recommends that stockholders vote:

•	FOR the election of directors named in this proxy statement (Item 1).

•	FOR the approval of the Supplemental 401(k) Plan (Item 2).

•	FOR the ratification of the appointment of KPMG LLP as independent auditors for 2004 (Item 3).

•	AGAINST the stockholder proposal regarding expensing stock options (Item 4).

•	AGAINST the stockholder proposal regarding restricted stock (Item 5).

•	AGAINST the stockholder proposal regarding executive compensation and predatory lending (Item 6).

•	AGAINST the stockholder proposal regarding political contributions (Item 7).

How do I vote? Can I vote by telephone or internet?

If you are a stockholder of record, you can vote your shares of common stock in person at the annual meeting or by proxy by returning your signed proxy card, by telephone or on the internet. The deadline for voting by telephone or internet is 12 noon, Central daylight time, on April 26, 2004.

If your shares of common stock are voted by proxy, the shares will be voted as you instruct. If you vote by returning your signed proxy card, but you do not give any voting instructions on your proxy card, your shares will be voted by the persons named as proxies on the proxy card by following the Board’s recommendations given above.

If you hold your shares through a bank, broker, or other nominee, you should follow the directions on the voting instruction card supplied to you for voting your shares.

Can I change my vote?

Yes. If you are a stockholder of record, you can revoke your signed proxy card at any time before it is voted—either by signing and returning a proxy card with a later date or by attending the annual meeting in person and voting your shares by ballot at the meeting. If you have voted your shares by telephone or internet, you can revoke your prior telephone or internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or internet vote.

If you are the beneficial owner of your shares, you may submit new instructions to your broker, bank, or other nominee.

How do I vote my shares held in the Company’s 401(k) Plan or Stock Purchase Plan or in the Wells Fargo Financial Thrift and Profit Sharing Plan?

If you participate in the Company’s 401(k) Plan or its Stock Purchase Plan, or both plans, you will receive a single instruction and proxy card that reflects all shares you may vote under each of these plans, either with a copy of this proxy statement or, if you are a participant in one of these plans who also has a Company e-mail address, after you were notified by e-mail that you can review a copy of this proxy statement on the internet. If you are an employee of a Wells Fargo Financial subsidiary of the Company who participates in the Thrift and Profit Sharing Plan (the “TAPS Plan”) and have elected to invest any portion of your TAPS Plan account in the Company’s common stock, you will receive with a copy of this proxy statement an instruction card that reflects all shares you may vote under that plan. Under the terms of the Company’s 401(k) Plan and the TAPS Plan, all shares held by each of the 401(k) Plan and TAPS Plan are voted by Wells Fargo Bank, National Association as trustee (the “Trustee”) of each plan, but you have the right to instruct the Trustee to vote the shares of the Company’s common stock allocable to your 401(k) Plan or your TAPS Plan account as of March 9, 2004, the record date for the annual meeting. Under the Stock Purchase Plan, you can vote all your Stock Purchase Plan shares directly. You can instruct the Trustee how to vote your 401(k) Plan shares or your TAPS Plan shares and/or vote your Stock Purchase Plan shares by marking and returning the 401(k) Plan and Stock Purchase Plan instruction and proxy card or the TAPS Plan instruction card. In the case of the Company’s 401(k) Plan and the Stock Purchase Plan, you can also give your voting instructions by telephone or by using the internet following the instructions on the card.

The deadline for giving your voting instructions to the Trustee and for voting your 401(k) Plan and Stock Purchase Plan shares, whether by mail, telephone, or internet, is April 23, 2004. With respect to your 401(k) Plan or TAPS Plan shares, the Trustee will have the votes from all participants received by the deadline tabulated and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan or the TAPS Plan according to these ratios.

On October 31, 2003, Pacific Northwest Bancorp (“PNB”) merged with a subsidiary of the Company. I understand that the Pacific Northwest Bancorp Employee Stock Ownership/Money Purchase Pension Plan (the “PNB Plan”) is a separate plan from the Company’s 401(k) Plan and Stock Purchase Plan. If I participate in the PNB Plan, how do I vote my shares?

In the merger, all shares allocated to participants under the PNB Plan were exchanged for shares of Company common stock. T. Rowe Price Trust Company (the “PNB Trustee”) is the trustee of the PNB Plan. If you are a participant in the PNB Plan, you will receive with a copy of this proxy statement an instruction card that shows all of the shares of Company common stock allocated to your account under the PNB Plan. Except as described in the next sentence, all shares of Company common stock held by the PNB Plan are voted by the PNB Trustee, but you have the right to instruct the PNB Trustee how to vote the shares of Company common stock allocable to your Plan account as of March 9, 2004, the record date for the annual meeting. Any shares held in participants’ PNB Plan accounts for which the PNB Trustee does not receive instructions will be voted by Wilmington Trust Company, which has been appointed by the Company under the terms of the PNB Plan as the independent fiduciary to vote such shares. You can instruct the PNB Trustee on how to vote your PNB Plan shares by marking and returning your instruction card as directed on the card. The deadline for giving your voting instructions on how to vote your PNB Plan shares is April 23, 2004.

Who pays the cost for soliciting proxies?

The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation for a fee of $15,000 plus out-of-pocket expenses. Proxies may also be solicited by employees and directors of the Company by mail, telephone, fax, e-mail, or in person.

What vote is required to approve each item?

• To Elect Directors:	Under Delaware law, directors are elected by a plurality of the shares voted, so the 14 nominees receiving the greatest number of votes will be elected.

• To Approve Other Matters:	Delaware law requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the item to approve the Supplemental 401(k) Plan (Item 2), to ratify the appointment of independent auditors for 2004 (Item 3), and to approve the stockholder proposals regarding expensing stock options (Item 4), regarding restricted stock (Item 5), regarding executive compensation and predatory lending (Item 6), and regarding political contributions (Item 7).

How is the vote counted?

A quorum consisting of the holders of a majority of the outstanding shares of common stock on the record date must be present in person or represented by proxy for the transaction of business at the annual meeting. Shares present in person at the meeting that are not voted for a director nominee or shares present by proxy where the stockholder has withheld authority to vote for a nominee will be counted in determining whether a quorum is present, but will not count toward a nominee’s plurality. Shares properly voted as “ABSTAIN” on a particular matter are considered as shares present at the meeting for quorum purposes but are treated as having voted against the matter.

If a stockholder holds shares through a broker, stock exchange rules prohibit a broker from voting shares held in a brokerage account on some proposals (a “broker non-vote”) unless the beneficial owner has given voting instructions to the broker. Shares that are subject to a broker non-vote are counted for determining the quorum but not as having voted on the proposal. Under New York Stock Exchange rules, a member broker may not vote in its discretion on Item 2, the approval of the Supplemental 401(k) Plan, or on Items 4, 5, 6, and 7, the stockholder proposals being presented at the annual meeting.

Is my vote confidential?

Yes. It is the Company’s policy that all stockholder meeting proxies, ballots, and voting records that identify the vote of a particular stockholder are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the annual stockholders’ meeting except (i) to meet legal requirements; (ii) to assert claims for or defend claims against the Company; (iii) to allow the inspectors of election to certify the results of the stockholder vote; (iv) if a proxy solicitation in opposition to the Board of Directors takes place; or (v) to respond to stockholders who have written comments on proxy cards or who have requested disclosure. Inspectors of election and those who count stockholder votes may not be employees of the Company but may be employees of an affiliated bank who have been instructed to comply with this policy.

STOCK OWNERSHIP

Does any stockholder own more than 5% of the Company’s common stock?

The Company does not know of any person or group that beneficially owned more than 5% of its common stock on December 31, 2003. A person is the beneficial owner of securities, as defined by the Securities and Exchange Commission, if he or she has or shares voting or investment power for such securities or has the right to obtain beneficial ownership within 60 days after such date.

How much stock do the Company’s directors and executive officers own?

The table below shows for current directors and executive officers named in the Summary Compensation Table on page 25 of this proxy statement, and all directors and executive officers as a group, the shares of common stock beneficially owned, and phantom common shares credited to plan accounts as of February 29, 2004.

	Amount and Nature of Ownership(1)
	(a)	(b)	(c)	(d)

Name	Shares of Common Stock(2)(3)	Options Exercisable within 60 Days of 2/29/04	Phantom Shares(4)(5)	Total
Howard I. Atkins	42,544	406,281	10,715	459,540
J.A. Blanchard III	1,059	14,556	19,008	34,623
C. Webb Edwards	52,905	1,054,689	35,102	1,142,696
Susan E. Engel	1,000	14,556	12,847	28,403
Enrique Hernandez, Jr.	1,275	5,741	2,732	9,748
David A. Hoyt	61,187	1,429,994	26,000	1,517,181
Robert L. Joss	215,487	13,791	—	229,278
Reatha Clark King	18,950	14,556	14,674	48,180
Richard M. Kovacevich	1,688,085	4,288,090	150,133	6,126,308
Richard D. McCormick	24,632	14,556	33,104	72,292
Cynthia H. Milligan	9,581	14,556	8,822	32,959
Benjamin F. Montoya	2,174	14,556	9,348	26,078
Mark C. Oman	236,285	1,227,920	47,199	1,511,404
Philip J. Quigley	17,487	48,896	20,706	87,089
Donald B. Rice	73,357	29,556	12,572	115,485
Judith M. Runstad	7,185	19,176	—	26,361
Stephen W. Sanger	200	3,385	1,476	5,061
John G. Stumpf	43,303	883,108	11,955	938,366
Susan G. Swenson	2,157	36,236	13,019	51,412
Michael W. Wright	10,836	14,556	39,018	64,410
All directors and executive officers as a group (25 individuals)	2,678,956	10,891,387	493,005	14,063,348

(1)	Each individual and all directors and executive officers as a group own less than 1% of the Company’s outstanding shares of common stock. Except as may otherwise be stated in the footnotes below, each director and executive officer has sole voting and investment power for all shares of common stock shown opposite his or her name.

(2)	Amounts include shares of common stock allocated to the accounts of executive officers under the Wells Fargo & Company 401(k) Plan as of February 29, 2004.

(3)	For the following directors and executive officers and for all directors and executive officers as a group, the share amounts shown in column (a) of the table include certain shares over which they may have shared voting and investment power: C. Webb Edwards, 51,054 shares held in a trust of which he is a co-trustee; David A. Hoyt, 38,569 shares held jointly with his spouse; Reatha Clark King, 2,256 shares held in a Keogh plan and 1,411 shares held jointly with her spouse; Richard M. Kovacevich, 1,611,592 shares held in trusts of which he is a co-trustee; Benjamin F. Montoya, 300 shares held as attorney-in-fact for his mother; Mark C. Oman, 194,690 shares held jointly with his spouse, 4,160 shares held as custodian for his children, and 30,000 shares held in a family limited liability company; Philip J. Quigley, 17,487 shares held in a trust of which he is a co-trustee; Donald B. Rice, 39,000 shares held in a Keogh plan and 1,520 shares held by his spouse; Judith M. Runstad, 3,000 shares held by her spouse; and for all directors and executive officers as a group, 2,078,721 shares held by, for, or with members of their immediate families.

(4)	Amounts include phantom shares credited to the accounts of executive officers as of February 29, 2004 pursuant to deferrals made under the terms of various compensation and deferral plans maintained by the Company, including phantom shares credited under the Company’s Supplemental 401(k) Plan to the accounts of the executive officers named in the Summary Compensation Table on page 25 of this proxy statement and all executive officers as a group, as follows: Richard M. Kovacevich, 150,133 shares; David A. Hoyt, 8,643 shares; Mark C. Oman, 34,459 shares; Howard I. Atkins, 2,038 shares; C. Webb Edwards, 19,293 shares; John G. Stumpf, 11,955 shares; and for all executive officers as a group, 238,192 shares. Stockholders are being asked to approve the Supplemental 401(k) Plan at the annual meeting. See “Item 2—Approve Supplemental 401(k) Plan” on pages 43 through 46 of this proxy statement.

(5)	Amounts include phantom shares credited to the accounts of directors as of February 29, 2004, pursuant to deferrals made under the terms of the Directors Stock Compensation and Deferral Plan described on pages 18 and 19 of this proxy statement under the heading “Director Compensation,” and under predecessor director compensation and deferral plans.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Policies

The Board of Directors is committed to sound and effective corporate governance principles and practices. Pursuant to this commitment, the Board has adopted corporate governance guidelines to provide the framework for the governance of the Company. These guidelines, among other matters, set forth director qualifications and standards of independence, and mandate that at least a majority of the Board and all the members of the Audit and Examination, Governance and Nominating, and Human Resources Committees meet the criteria for independence discussed on pages 16 and 17 of this proxy statement under the heading “Director Independence Determination.”

The Company expects its employees to adhere to the highest possible standards of ethics and business conduct with other employees, customers, stockholders, and the communities it serves, and to comply with all applicable laws, rules, and regulations that govern its businesses. Accordingly, the Company has had in effect for over 25 years a Code of Ethics for all employees, including executive officers, of the Company and its subsidiaries. The Board has adopted a Director Code of Ethics which sets forth the Company’s policy and standards for ethical conduct by its directors and its expectation that directors will act in a manner that serves the best interests of the Company.

Security holders and other interested persons may view the Company’s Corporate Governance Guidelines and Codes of Ethics on our website, www.wellsfargo.com (select “About Wells Fargo,” then “Corporate Governance”).

Meetings and Attendance

Directors are expected to attend all Board meetings and meetings of committees on which they serve, and each annual stockholders’ meeting. In 2003, 13 of the 14 nominees for director attended the Company’s annual meeting of stockholders.

The Board of Directors held six regular meetings during 2003. The Board met in executive session without management present during four of these meetings. The committee Chair who is most familiar with the subject matter being discussed acts as the “lead” director during executive sessions. Director attendance at meetings of the Board and its committees averaged 97% during 2003, and each director attended more than 75% of the total number of meetings of the Board and committees on which he or she served.

Committees of the Board

The Board of Directors has established five standing committees, each of which is identified below. Each committee has adopted a charter setting forth its purpose and duties. Security holders and other interested persons may view each committee’s charter on the Company’s website, www.wellsfargo.com (select “About Wells Fargo,” then “Corporate Governance”). A copy of the Audit and Examination Committee’s charter is also attached to this proxy statement as Exhibit B. Information about each committee of the Board, its members, purpose, and the number of meetings held in 2003 follows.

Audit and Examination Committee

Members:	Philip J. Quigley (Chair)	Cynthia H. Milligan
	J. A. Blanchard III	Benjamin F. Montoya
	Enrique Hernandez, Jr.	Judith M. Runstad
	Reatha Clark King	Susan G. Swenson

Purpose:	To assist the Board of Directors in fulfilling its responsibilities to oversee management activities related to accounting and financial reporting policies, internal controls, auditing practices, and legal and regulatory compliance; to discuss the integrity of the Company’s financial statements and the adequacy and reliability of disclosures to stockholders; to review the qualifications and independence of outside auditors and the performance of internal and outside auditors; to prepare the Committee report included in the Company’s annual proxy statement in accordance with SEC rules; and to perform the audit committee and fiduciary audit committee functions on behalf of the Company’s bank subsidiaries in accordance with federal banking regulations.

The Committee’s report for 2003 appears on pages 48 to 49 of this proxy statement under the heading “Audit and Examination Committee Report.”

Number of Meetings in 2003:	Eight

Governance and Nominating Committee

Members:	Donald B. Rice (Chair)	Philip J. Quigley
	J. A. Blanchard III	Susan G. Swenson
	Cynthia H. Milligan	Michael W. Wright

Purpose:	To assist the Board of Directors by identifying individuals qualified to become Board members and to recommend to the Board nominees for director and director nominees for each committee; to recommend to the Board the corporate governance guidelines of the Company and oversee an annual review of the Board’s performance; to recommend to the Board a determination of each outside director’s “independence” under applicable rules and guidelines; and to review from time to time director compensation and recommend any changes for approval by the Board.
Additional information with respect to the Governance and Nominating Committee and the director nomination process can be found on pages 11 and 12 of this proxy statement.

Number of Meetings in 2003:	Two

Human Resources Committee

Members:	Michael W. Wright (Chair)	Donald B. Rice
	Susan E. Engel	Stephen W. Sanger
Richard D. McCormick

Purpose:	To discharge the Board’s responsibilities relating to compensation of the Company’s executive officers; to produce an annual report on executive compensation for inclusion in the Company’s proxy statement; to conduct the annual performance evaluation of the chief executive officer; to evaluate and approve compensation plans, policies, and programs of the Company applicable to executive officers; and to oversee succession planning.

Number of Meetings in 2003:	Three

Credit Committee

Members:	Robert L. Joss (Chair)	Philip J. Quigley
	J. A. Blanchard III	Susan G. Swenson
	Susan E. Engel	Michael W. Wright

Purpose:	To review the quality of the Company’s credit portfolio and the trends affecting the credit portfolio; to oversee the effectiveness and administration of credit-related policies; and to review the adequacy of the allowance for loan losses.

Number of Meetings in 2003:	Three

Finance Committee

Members:	Richard D. McCormick (Chair)	Reatha Clark King
	Susan E. Engel	Benjamin F. Montoya
	Enrique Hernandez, Jr.	Judith M. Runstad
	Robert L. Joss	Stephen W. Sanger

Purpose:	To review strategies for achieving financial objectives; to review financial performance results; and to oversee the administration and effectiveness of financial risk management policies.

Number of Meetings in 2003:	Three

Director Nominations

Governance and Nominating Committee.    The Governance and Nominating Committee (the “Committee”) of the Board of Directors has been delegated the responsibility to identify, evaluate, and recommend for nomination candidates for election as new directors. Each of the members of the

Committee is an “independent director,” as determined by the Board under the rules of the New York Stock Exchange (“NYSE”) and the categorical standards of director independence adopted by the Board and described below under the heading “Director Independence Determination.”

The goal of the Committee’s nominating process is to assist the Company in attracting competent individuals with the requisite management, financial, and other expertise who will act as directors in the best interests of the Company and all its stockholders. The Committee consults with other Board members, the Company’s chief executive officer, and other Company personnel in implementing this process. The Committee will consider an individual recommended by a stockholder for nomination as a new director provided the stockholder making the recommendation follows the procedures for submitting a proposed nominee’s name and the required information described below.

Director Qualifications and Nomination Process.    The Board has approved certain minimum standards for candidates for service as a first-time director and the Committee has developed a process for identifying and evaluating first-time nominees in light of these standards and such other factors as the Committee deems appropriate. These standards, and the Committee’s evaluation process, apply to all proposed first-time nominees for directors, including those nominees recommended by stockholders. This process is based on the Committee’s familiarity with the composition of the current Board, its awareness of anticipated openings, and its assessment of desirable talents or expertise. The Committee regularly reviews the composition of the Board in light of its understanding of the backgrounds, industry, and professional experience, and the various communities, both geographic and demographic, represented by current members. It also monitors the expected service dates of Board members, any planned retirement dates, and other anticipated events that may affect a director’s continued ability to serve. The Committee periodically reviews Board self-evaluations and information with respect to the business and professional expertise represented by current directors in order to identify any specific skills desirable for future Board members.

The Board has approved the following minimum qualifications for first-time nominees for director, including nominees recommended by stockholders, for election to the Company’s Board: (1) a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role (e.g., chief executive officer, managing partner, president) in a large or recognized organization; (2) financial literacy or other professional or business experience relevant to an understanding of the Company and its business; and (3) a demonstrated ability to think and act independently as well as the ability to work constructively in a collegial environment. The Committee will determine, in its sole discretion, whether a nominee meets these minimum qualifications. Under the Company’s Restated Certificate of Incorporation, a director also must own shares of Company common stock.

In addition to these minimum qualifications, the Committee will also consider, in evaluating a candidate for nomination as a first-time director, the current composition of the Board in light of the diverse communities and geographies served by the Company and the interplay of the candidate’s experience with the experience of the other Board members, as well as such other factors as the Committee considers appropriate.

The Committee is responsible for managing the new director nomination process. The Committee identifies potential candidates for first-time nomination as a director using a variety of sources—recommendations from the chief executive officer, current Board members, contacts in communities served by the Company, or by conducting a formal search using an outside search firm selected and engaged by the Committee. The Committee then commences an inquiry to obtain sufficient information on the background of a potential new director-nominee. Included in this inquiry is an initial review of the candidate with respect to the following three factors: whether the individual meets the minimum qualifications for first-time director nominees approved by the Board; whether the individual would be considered independent under the NYSE rules and the Company’s categorical standards of director independence; and whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and Examination and/or Human Resources Committees of the Board.

Following its initial review, the Committee arranges an introductory meeting with the candidate and the Company’s chief executive officer or the Committee Chair or, in some cases, with another director, to determine the candidate’s interest in serving on the Board. The Committee, together with several members of the Board, the chief executive officer, and, if appropriate, other key Company executives, then conducts a comprehensive interview with the candidate. If the Company and the candidate are both interested in proceeding, the Committee then reviews personal information provided by the candidate in light of the same factors used by the Committee for its initial review. The individual will also be asked to provide the information required to be disclosed in the Company’s proxy statement.

Assuming a satisfactory conclusion to the process outlined above, the Committee then presents the candidate’s name (or names, if more than one acceptable candidate has been identified by the Committee) to the Board of Directors for election as a director.

Director Nominations by Stockholders.    A stockholder who wishes to submit an individual’s name for consideration by the Committee for nomination as a director of the Company must provide (1) the stockholder’s name and address and the number of shares of Company common stock beneficially owned by the stockholder; (2) the name of the proposed nominee and the number of shares of Company common stock beneficially owned by the nominee; (3) sufficient information about the nominee’s experience and qualifications for the Committee to make a determination whether the individual would meet the minimum qualifications for directors; and (4) such individual’s written consent to serve as a director of the Company, if elected. The Committee has the right to request, and the stockholder will be required to provide, such additional information with respect to the stockholder nominee as the Committee may deem appropriate or desirable to evaluate the proposed nominee in accordance with the nomination process described above, including information about the proposed nominee that is required to be disclosed by the Company in its proxy statement under Regulation 14A of the Securities Exchange Act of 1934, as amended.

In order for any stockholder-proposed nominee to be considered by the Committee for election as a director at the Company’s 2005 annual meeting, a stockholder must submit by November 19, 2004 the name of the proposed nominee and other required information, in writing, addressed to: Chair, Governance and Nominating Committee, Wells Fargo & Company, P. O. Box 63750, San Francisco, California 94163.

Communications with Directors

Security holders and other interested parties who wish to communicate with the Company’s Board of Directors, including non-management directors, should refer to the information provided on the Company’s website, www.wellsfargo.com (select “About Wells Fargo,” then “Corporate Governance”).

ITEM 1—ELECTION OF DIRECTORS

Director Nominees for Election

The Board has set 14 directors as the number to be elected at the annual meeting and has nominated the individuals named below. All nominees are currently directors of the Company and have been previously elected by the stockholders except for Stephen W. Sanger, who was initially recommended as a candidate for director by the Company’s chief executive officer and was elected a director by the Board effective July 23, 2003. The Board has determined that except for Richard M. Kovacevich, each nominee for election as a director at the 2004 annual meeting is independent from Wells Fargo under the tests and standards outlined below under the heading “Director Independence Determination.”

Directors are elected to hold office until the next annual meeting and until their successors are elected and qualified. All nominees have informed the Company that they are willing to serve as directors. If any nominee is no longer a candidate for director at the annual meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion.

Biographical information about each director nominee appears below.

J. A. BLANCHARD III Mr. Blanchard, 61, became the non-executive chairman of the board of ADC Telecommunications, Inc., a provider of communications equipment and related services, in Eden Prairie, Minnesota, in August 2003, and has served as a director of ADC since November 1999. From June 2000 through September 2002, he served as chairman and chief executive officer of eFunds Corporation, an electronic payment and related services company for the financial and retail industries, in Scottsdale, Arizona. Mr. Blanchard also served as chairman, president, and chief executive officer of Deluxe Corporation from May 1995 until December 2000. He became a director of the former Norwest in 1996.

SUSAN E. ENGEL Ms. Engel, 57, has been chairwoman, chief executive officer, and a director of Department 56, Inc., a designer and marketer of collectibles and specialty giftware, in Eden Prairie, Minnesota, since November 1996. Ms. Engel also serves as a director of SUPERVALU INC. She became a director of the former Norwest in 1998.

ENRIQUE HERNANDEZ, JR. Mr. Hernandez, 48, has been chairman, president, chief executive officer, and a director of Inter-Con Security Systems, Inc., a provider of high-level security services and systems to government, utilities, and industrial customers, in Pasadena, California, since 1984.
Mr. Hernandez is also a director of McDonald’s Corporation and Tribune Company and the Presiding Director of Nordstrom, Inc. He became a director of the Company in January 2003.

ROBERT L. JOSS Mr. Joss, 62, has been Philip H. Knight professor and dean of the Graduate School of Business at Stanford University, Palo Alto, California, since September 1999. From 1993 to 1999, he served as chief executive officer and managing director of Westpac Banking Corporation, Australia’s second largest banking organization. He is also a director of Agilent Technologies, Inc., BEA Systems, Inc., and E.piphany, Inc. Mr. Joss became a director of the Company in 1999.

REATHA CLARK KING Dr. King, 65, served as chairwoman of the Board of Trustees of the General Mills Foundation, a corporate foundation in Minneapolis, Minnesota, from June 2002 until her retirement in June 2003. She served as president and executive director of the General Mills Foundation from November 1988 to May 2002, and also served as vice president of General Mills, Inc., with responsibility for its citizenship programs. She is a director of Department 56, Inc., Exxon Mobil Corporation, and Minnesota Mutual Companies, Inc. Dr. King became a director of the former Norwest in 1986.

RICHARD M. KOVACEVICH Mr. Kovacevich, 60, has served as president and chief executive officer of the Company since November 1998, and also became chairman in April 2001. From January 1993 to November 1998, he served as chief executive officer of the former Norwest. During that time he also served as president through January 1997 and as chairman from May 1995 to November 1998. Mr. Kovacevich also serves as a director of Cargill, Incorporated and Target Corporation. Mr. Kovacevich became a director of the former Norwest in 1986.

RICHARD D. MCCORMICK Mr. McCormick, 63, served as chairman of the board of U S WEST, Inc., a telecommunications and data networking company in Denver, Colorado, from June 1998 until his retirement in 1999. From May 1992 to June 1998, he had been chairman, president, and chief executive officer of U S WEST, Inc. Mr. McCormick also serves as a director of Health Trio, Inc., Unocal Corporation, and United Technologies Corporation. He became a director of the former Norwest in 1983.

CYNTHIA H. MILLIGAN Ms. Milligan, 57, has served as dean of the College of Business Administration at the University of Nebraska-Lincoln since June 1998. From March 1991 to May 1998, she was president and chief executive officer of Cynthia Milligan & Associates in Lincoln, Nebraska, a consulting firm to financial institutions. Ms. Milligan also serves as a director of Calvert Funds and Raven Industries, Inc. She became a director of the former Norwest in 1992.

PHILIP J. QUIGLEY Mr. Quigley, 61, served as chairman, president, and chief executive officer of Pacific Telesis Group, a telecommunications holding company in San Francisco, California, from April 1994 until his retirement in December 1997. He also serves as a director of SRI International, Nuance Communications, Inc., and Larscom Incorporated and as an advisory director of Thomas Weisel Partners LLC. Mr. Quigley became a director of the former Wells Fargo in 1994.

DONALD B. RICE Mr. Rice, 64, has been president, chief executive officer, and a director of Agensys, Inc. (formerly UroGenesys, Inc.), a privately-held biotechnology research and development company in Santa Monica, California, since December 1996, and chairman of the board since February 2002. He also serves as a director of Amgen Inc., Vulcan Materials Company, and Unocal Corporation. Mr. Rice served as a director of the former Wells Fargo from 1980 to 1989, and rejoined the board of the former Wells Fargo in 1993.

JUDITH M. RUNSTAD Ms. Runstad, 59, is of counsel to Foster Pepper & Shefelman PLLC, a law firm in Seattle, Washington, and was a partner of the firm from April 1979 to January 1997. She specializes in real estate development, land use, and environmental law. She is also a director of SAFECO Corporation and Potlatch Corporation. Ms. Runstad became a director of the former Wells Fargo in 1998.

STEPHEN W. SANGER Mr. Sanger, 57, has served as chairman and chief executive officer since May 1995, and as a director since 1992, of General Mills, Inc., a packaged food producer and distributor, in Minneapolis, Minnesota. He is also a director of Target Corporation. Mr. Sanger became a director of the Company in 2003.

SUSAN G. SWENSON Ms. Swenson, 55, became chief operating officer of T-Mobile USA, Inc., a wireless communications carrier in Bellevue, Washington, in February 2004. She served as president and chief operating officer of Leap Wireless International, Inc. from July 1999 until January 2004. From March 1994 to July 1999, she was president and chief executive officer of Cellular One. She is also a director of palmOne, Inc. Ms. Swenson became a director of the former Wells Fargo in 1994.

MICHAEL W. WRIGHT Mr. Wright, 65, served as chairman, president, and chief executive officer of SUPERVALU INC., a food distributor and retailer headquartered in Minneapolis, Minnesota, from June 1981 until June 2000, and as chairman and chief executive officer until June 2001, when he retired as chief executive officer. Mr. Wright retired as chairman and as a director of SUPERVALU INC. in June 2002. He is also a director of Canadian Pacific Railway Company, Cargill, Incorporated, Honeywell International Inc., and S. C. Johnson & Son, Inc. Mr. Wright became a director of the former Norwest in 1991.

Director Independence Determination

At its meeting on January 27, 2004, the Board of Directors considered information regarding the relationships between each director and his or her family, on the one hand, and Wells Fargo, on the other, for the purpose of determining a director’s independence from Wells Fargo. The Board made its determinations under the bright-line tests of the NYSE and, as mandated by the NYSE, also considered whether the significance of any of these relationships would impair the director’s independence. To assist it in making the latter determination, the Board adopted the categorical standards of independence described below. After reviewing the information presented to it, the Board concluded that Benjamin F. Montoya, a current director who is retiring at the 2004 annual meeting, and each nominee for director named above, except Mr. Kovacevich, satisfied the NYSE bright-line tests as well as the Company’s own categorical standards of independence.

NYSE “Bright-Line” Tests.    Under NYSE rules, a director will not be considered independent if he or she was an employee of Wells Fargo during the past year or if an immediate family member was an executive officer of Wells Fargo during that time. The director may not have received more than $100,000 in compensation other than director’s fees and deferred compensation during the past year, and no immediate family member may have received more than $100,000 from Wells Fargo during that time, excluding compensation for service as a non-executive employee. The director may not have been employed or otherwise affiliated, and no immediate family member may have been employed or affiliated in a professional capacity, by KPMG or Wells Fargo’s internal auditor during the past year. Neither the director nor an immediate family member may have been an executive officer of another company which had an executive officer of the Company serving on the compensation committee of its board of directors. Finally, neither the director nor an immediate family member may have been an executive officer, and the director may not have been an employee, of another company that made payments to or received payments from Wells Fargo during the past year in an amount which exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues for the year.

Company’s Categorical Standards of Director Independence.    A director will be considered independent under the categorical standards adopted by the Company’s Board so long as all business relationships between Wells Fargo and either the director, any immediate family member in the director’s home, or any business or professional entity of which the director is an officer, partner, or a 10% or greater owner are non-preferential and comply with applicable law. In addition, any entity of which the director is an officer or employee or in which the director is a partner or has a 10% ownership interest, any law firm to which the director is of counsel, or any entity of which an immediate family member is an executive officer may make payments to, or receive payments from, Wells Fargo for goods and services so long as such payments last year were less than the greater of $1 million or 2% of the other entity’s consolidated gross revenues for that period and such property or services were provided or received in the ordinary course of business of each of the parties. A director who is, or whose immediate family member residing in the director’s home is, an executive officer of a non-profit institution will be independent of Wells Fargo if contributions to the institution (excluding matching gifts) by Wells Fargo and its foundation did not exceed the greater of $1 million or 2% of the institution’s consolidated gross revenues for the most recent year that such information is available. The director may not have received more than $60,000 during the last year for personal services rendered to Wells Fargo, excluding services as a director. Wells Fargo may have employed an immediate family member of the director during the past year so long as the immediate family member was not an executive officer, did not reside in the director’s home, and the family member’s compensation was established in accordance with Wells Fargo’s employment and compensation practices applicable to employees holding comparable positions.

For purposes of the foregoing discussion, an “immediate family member” means any of the director’s spouse, parents, children, brothers, sisters, mother- and father-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home; and “Wells Fargo” means Wells Fargo & Company and its subsidiaries.

Additional Information About Directors; Compensation Committee Interlocks and Insider Participation

The following information is provided to comply with SEC rules regarding disclosure of certain relationships and transactions with directors. This information was considered by the Board of Directors in determining a director’s independence from Wells Fargo under NYSE bright-line tests and the Company’s categorical standards of independence described above.

Robert L. Joss has an agreement with Wells Fargo Bank, National Association pursuant to which he has agreed to serve as a director of Shanghai Commercial Bank Limited (“SCB”) in which Wells Fargo Bank has a 20% interest, and to provide advice to the Bank on specific issues regarding SCB for an annual fee of $30,000.

Judith M. Runstad is of counsel to the law firm of Foster Pepper & Shefelman PLLC which performed legal services for two subsidiaries of the Company in 2003 for aggregate fees of $1,970.

Susan G. Swenson served as a director and as president and chief operating officer of Leap Wireless International, Inc. and substantially all of its subsidiaries (collectively, “Leap”), a wireless communications carrier, from July 1999 until January 2004. On April 13, 2003, Leap filed voluntary petitions for relief under Chapter 11 in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”). On October 22, 2003, the Bankruptcy Court confirmed Leap’s Joint Plan of Reorganization, clearing the way for Leap to complete its financial restructuring and emerge from Chapter 11. Consummation of the Joint Plan of Reorganization is subject to compliance with the terms and conditions set forth in the plan, including approval from the Federal Communications Commission.

Michael W. Wright is the Chair, and Susan E. Engel, Donald B. Rice, and Stephen W. Sanger are members of the Human Resources Committee (the “HRC”) of the Board of Directors. The HRC determines the compensation to be paid to the Company’s chief executive officer and other executive officers, including the executive officers named in the Summary Compensation Table appearing on pages 25 and 26 of this proxy statement.

Mr. Rice has an adult child and an in-law, and Mr. Wright has an adult child, each of whom is an employee of the Company or a subsidiary of the Company and was paid compensation in 2003 in excess of $60,000 but less than $300,000 and received other employee benefits. These immediate family members are three of the approximately 140,000 employees of the Company and do not report directly to any executive officer of the Company. The compensation and other benefits received by each were established by the Company in accordance with its employment and compensation practices applicable to employees holding comparable positions.

Ms. Engel, Mr. Sanger, Mr. Rice, and three of Mr. Rice’s adult children each had a mortgage loan from Wells Fargo Home Mortgage, Inc., a subsidiary of the Company, during 2003. Information on these loans is included in the loan table beginning on page 35 of this proxy statement. These loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons.

Director Compensation

Annual Compensation.    Non-employee directors receive compensation for service as directors in the form of an annual cash retainer, formula stock award, and stock option grant under the Company’s Directors Stock Compensation and Deferral Plan (the “Directors Plan”).

Each non-employee director who served on the Board of the Company during 2003 received a cash retainer at an annual rate of $50,000 plus $1,500 for each Board or committee meeting attended. The Chairs of the Credit, Finance, Governance and Nominating, and Human Resources Committees were paid an additional annual fee of $10,000. The Chair of the Audit and Examination Committee was paid an additional fee of $20,000 in recognition of the additional time commitment this position requires.

Within five years after joining the Board, directors are expected to own Company common stock having a value equal to five times the cash portion of the annual retainer. At the 2003 annual meeting, stockholders approved the Directors Plan which consolidated three existing director plans into a single plan, allowing the Company to continue to use stock-based compensation and provide income deferral opportunities for its non-employee directors. Information with respect to the stock-based compensation paid to non-employee directors in 2003 under the formula stock award and stock options programs of, and the deferral program available under the Directors Plan appears below.

Formula Stock Awards.    Each non-employee director who has served on the Board for at least the month of April in any year and is re-elected as a director at the annual meeting of stockholders held that year or who is elected to the Board before September 30 in that year will receive, as of the date of the annual meeting or September 30, as the case may be, an award of shares of Company common stock worth $50,000. Non-employee directors who are elected to the Board at other times receive an award of Company stock worth $25,000 as of the date of the next annual meeting of stockholders. For their service on the Board for 2003, each current non-employee director received 1,065 shares of Company common stock under this program, except for Messrs. Hernandez and Sanger, who joined the Board on January 29, 2003 and July 23, 2003, respectively. Mr. Hernandez received, as of April 22, 2003, 1,438 shares, and Mr. Sanger received, as of September 30, 2003, 967 shares of Company common stock under this program.

Stock Options.    Each non-employee director elected or re-elected at the annual meeting of stockholders receives an option, having a Black-Scholes value of $57,000, to purchase Company common stock at an option exercise price equal to the closing price per share of the common stock as of the trading day immediately preceding the date of the meeting. A non-employee director joining the Board at another time will receive a stock option with a pro-rated value and an option exercise price equal to the closing price per share of the common stock as of the trading day immediately preceding the date of joining the Board. The options become exercisable six months after grant and remain exercisable for ten years. Directors who exercise an option under the plan by delivering shares of previously owned common stock or shares purchased in the market are granted a reload option. A reload option allows the director to purchase the same number of whole shares of common stock, at the closing price per share as of the trading day immediately preceding the date the original option was exercised, as were used to pay the option exercise price. A reload option is exercisable at any time during the remaining term of the original option. Under this program, all current non-employee directors received options to purchase 4,435 shares of common stock at $46.95 per share as of April 22, 2003, except for Stephen W. Sanger, who joined the Board as a director on July 23, 2003 and received an option on that date to purchase 3,385 shares of common stock at $51.97 per share.

Deferral Program.    A non-employee director may defer all or part of his or her annual retainer, meeting fees, and formula stock awards under the deferral program of the Directors Plan. The annual retainer and meeting fees may be deferred into either an interest-bearing account or phantom shares of Company common stock with dividends reinvested. All other deferrals may be made only into phantom shares of Company common stock with the reinvestment of dividends. Deferred amounts are paid in the same form in which they are invested, either in a lump sum or in installments, at the election of the director.

EXECUTIVE COMPENSATION

(How the Company Pays Its Executive Officers)

Report of the Human Resources Committee on Executive Compensation

This Report on Executive Compensation is furnished by the Board’s Human Resources Committee (the “Committee”). This report describes, using a question-and-answer format, the Committee’s objectives and the procedures used to determine 2003 compensation for the Chief Executive Officer and the other highest paid executive officers listed in the Summary Compensation Table on page 25 of this proxy statement.

What are the goals of the Company’s compensation policies?

The Company’s compensation policies have two goals:

•	To help the Company compete with the largest banking institutions and other large corporations in the United States in attracting and retaining highly qualified individuals as executive officers.

•	To pay executive officers based on their contributions to the Company’s performance.

What is the function of the Committee?

The Committee reviews competitive compensation data, including salary, bonus, and long-term incentives, from a comparison group of banking organizations for the purpose of establishing overall compensation for executive officers. The Committee approves, and submits to the Board of Directors for ratification, the annual base salary for the Chief Executive Officer and approves the annual base salaries for other executive officers. It administers the Company’s “Performance-Based Compensation Policy” (the “Performance Policy” or “Policy”), including establishing performance goals at the beginning of each year for each executive officer covered by the Performance Policy, certifying achievement of the goals, and determining the amount of annual incentive compensation payable to executive officers who have met their goals, subject to the maximum limit on incentive compensation under the Policy. The Committee also determines long-term compensation awards for executive officers in the form of stock options and other stock-based awards under the Company’s Long-Term Incentive Compensation Plan (the “LTICP”). In the case of the Chief Executive Officer, the Committee approves, and submits to the Board of Directors for ratification, the annual incentive and long-term compensation awards to be made to the Chief Executive Officer. The Committee also conducts the annual performance evaluation of the Chief Executive Officer. The Chair of the Committee presides at the presentation of this evaluation to the Board of Directors meeting in executive session.

More detailed information on the Committee and its procedures for determining compensation for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table can be found below under the heading “How does the Company pay its executive officers?”.

What is the purpose of the Performance Policy?

The Company adopted the Performance Policy to comply with Section 162(m) of the Internal Revenue Code with respect to incentive compensation. This law places limits on tax deductions for annual compensation expense in excess of $1,000,000 for the chief executive officer and certain other highest paid executive officers. These deduction limits do not apply if:

•	The amount of the compensation is subject to a maximum;

•	The executive officer has met one or more pre-established business performance goals; and

•	The maximum compensation amount and the business criteria on which the performance goals are based have been approved by stockholders.

The Performance Policy, which contains these business criteria and the maximum compensation amount, was originally approved by stockholders at the 1994 annual meeting and was amended and reapproved by stockholders at the 2003 annual meeting.

How does the Company pay its executive officers?

Compensation for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table consists of annual compensation (base salary and an incentive compensation award) and long-term compensation. The Committee sets base salary ranges for executive officers using available compensation data for the prior year from a comparison group of 15 banking organizations. It also awards annual incentive compensation and long-term compensation in the form of stock options or other stock-based awards under the Company’s LTICP to the Company’s Chief Executive Officer and other executive officers. The discussion below applies generally to the 2003 annual salary, incentive compensation, and long-term compensation approved by the Committee and submitted to the Board of Directors for ratification, in the case of Mr. Kovacevich, as Chief Executive Officer of the Company, and approved by the Committee for the other executive officers named in the Summary Compensation Table who are covered by the Policy. A more complete description of Mr. Kovacevich’s 2003 compensation can be found below under the heading “How is the Chief Executive Officer’s compensation determined?”.

Howard I. Atkins, who is named in the Summary Compensation Table, is considered a covered executive officer under the Policy. Mr. Atkins entered into an employment arrangement with the Company upon his employment as Chief Financial Officer in August 2001. This arrangement provided for certain stock-based compensation awarded in 2003, as well as certain other benefits. The terms of Mr. Atkins’ employment arrangement are discussed on pages 33 and 34 of this proxy statement under the heading “Other Compensation Arrangements for Certain Executive Officers.”

Annual Compensation.    To establish base salaries and determine final annual incentive compensation awards, the Committee considered available competitive compensation data from a comparison group (the “Peer Group”), defined as the 15 largest publicly-traded bank holding companies based on total market capitalization as of December 31, 2003.1 The Committee considers that these banking organizations, based on their size and prominence in the financial services market, compete directly with the Company for talented management. As a result, these companies set the competitive compensation levels the Company must consider in order to retain and attract talented management.

Base Salaries.    Mr. Kovacevich, as the Company’s Chief Executive Officer, recommends the individual base salaries for all other executive officers. The Committee approves base salaries for these executive officers and approves and recommends Mr. Kovacevich’s base salary for ratification by the Board of Directors. For these other executive officers, salaries are reviewed each year and adjusted periodically, typically at intervals of 12 months or more. The Committee adjusts salaries after considering the relationship of the executive officer’s current salary to the base salary range for the position and after its subjective evaluation of the executive officer’s overall performance. Base salaries paid in 2003 to executive officers named in the Summary Compensation Table were near the median of estimated base salaries of the Peer Group.

Incentive Compensation.    The Performance Policy governs annual incentive compensation for each covered executive officer. The Policy defines a covered executive officer as an individual who, on the last day of a taxable year, is the Chief Executive Officer of the Company or is acting in such capacity or is among the four highest paid executive officers (other than the Chief Executive Officer) of the Company determined under Securities and Exchange Commission rules. Mr. Kovacevich and each other covered executive officer are included in the Summary Compensation Table.

Under the Policy, payment of an incentive compensation award to a covered executive officer depends upon achievement of one or more performance goals. The Committee establishes these goals in writing at the beginning of each year. The Committee has the discretion under the Policy to reduce the incentive compensation award to a covered executive officer from the maximum award permitted by the Policy, even though the officer may have met the performance goals.

In exercising this discretion, the Committee reviews available competitive market data from the prior year and reasonable estimates of incentive compensation to be paid by the banking organizations in the Peer Group to their executive officers for the most recently completed year. To determine the incentive compensation award to the Chief Executive Officer that the Committee approves and submits to the Board of Directors for ratification, the Committee also considers the quality of the Company’s

[1]	The banking organizations included in the Peer Group as of December 31, 2003 in addition to the Company are: BB&T Corporation, Bank of America Corporation, Bank of New York Company, Inc., Bank One Corporation, Citigroup, Inc., Fifth Third Bancorp, Fleet Boston Financial Corporation, J.P. Morgan Chase & Co., Incorporated, National City Corporation, The PNC Financial Services Group, Inc., Sun Trust Banks, Inc., U.S. Bancorp, Wachovia Corporation, and Washington Mutual, Inc. Although Washington Mutual, Inc. is not a bank holding company, the Committee has included Washington Mutual as a member of the Peer Group because the Company competes directly with Washington Mutual for managerial talent.

earnings based on the factors discussed below under the heading “How is the Chief Executive Officer’s compensation determined?”. For covered executive officers other than the Chief Executive Officer, the Committee also reviews the Chief Executive Officer’s recommendations.

The maximum amount of an incentive compensation award payable under the Policy, as amended in 2003, for any year to any covered executive officer who has met one or more of his or her pre-established performance goals, may not be greater than one-half of one percent (0.5%) of the Company’s Net Income2 for the year. Based on the Company’s 2003 Net Income of $6.202 billion, the maximum incentive compensation award payable under the Policy would have been $31,010,000 (0.5% of $6.202 billion).

For 2003, the Committee established alternative performance goals for Mr. Kovacevich, as Chief Executive Officer, and for each other covered executive officer. These performance goals were based on the Company’s “Earnings Per Share” and “Return on Realized Common Equity,” as defined in the Policy.

Mr. Kovacevich and each other covered executive officer met his respective performance goals for 2003. Based on the Committee’s certification that the performance goals established by the Committee had been met, its review of projected 2003 executive officer incentive compensation data from the Peer Group, and the Company’s performance for 2003, the Committee determined and approved, and submitted to the Board of Directors for ratification, with respect to Mr. Kovacevich, and awarded to each other covered executive officer an incentive award under the Policy. No covered executive officer, including the Chief Executive Officer, received the maximum incentive compensation award under the Policy. Each incentive award consists of cash in the amount shown for 2003 in column (d) of the Summary Compensation Table.

Long-Term Compensation.    Long-term compensation is provided primarily in the form of stock option grants and/or restricted share rights (“RSRs”) awarded under the LTICP. The purpose of long- term compensation is to increase management ownership of stock and to provide an incentive to executive officers to improve the long-term performance of the Company.

In determining original option grants each year, the Committee considers the stock option grant practices of the Peer Group at the time of grant. Stock options granted by the Committee to covered executive officers under the LTICP are considered performance-based compensation under Section 162(m) of the Internal Revenue Code and are not subject to the Performance Policy. Under stock ownership guidelines established by the Committee, each executive officer is expected to retain shares of the Company’s common stock equal to at least 50% of the after-tax profit shares (assuming a 50% tax rate) acquired through option exercises. The number of shares expected to be owned under these guidelines continues to increase each time an executive officer exercises a stock option.

Information with respect to option grants made in 2003 under the LTICP to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table appears in the

[2]	The term “Net Income” means the Company’s net income as reported in the Company’s consolidated financial statements for the applicable year adjusted to eliminate the effect of (1) losses resulting from discontinued operations; (2) extraordinary gains or losses; (3) the cumulative effect of changes in generally accepted accounting principles; and (4) any other unusual, non-recurring gain or loss which is separately identified and quantified in the Company’s financial statements. No adjustments were made to the Company’s 2003 net income pursuant to the Policy.

table headed “Option/SAR Grants in Last Fiscal Year” and related footnotes (page 27). No RSR awards were made in 2003 to such executive officers.

Other Compensation.    Executive officers also receive various perquisites and supplemental retirement benefits of a type and value comparable to those made available to executive officers of Peer Group banking organizations. They also receive retirement and medical benefits generally available to the Company’s employees.

How is the Chief Executive Officer’s compensation determined?

The Committee determined Mr. Kovacevich’s 2003 salary based on the salary procedures described above for covered executive officers. With respect to Mr. Kovacevich’s incentive award under the Policy, the Committee certified that Mr. Kovacevich had met his performance goals based on the Company’s 2003 Return on Realized Common Equity and Earnings Per Share, as determined pursuant to the Policy. The Committee concluded that Mr. Kovacevich was eligible to receive the maximum incentive compensation award under the Policy, but used its discretion to reduce the award.

In exercising its discretion, the Committee evaluated the quality of the Company’s earnings based on factors including total stockholder return (assuming reinvestment of dividends), total market capitalization, return on common equity, return on assets, earnings per share growth, loan loss reserves as a percentage of total non-performing loans, and non-performing loans as a percentage of total loans. The Committee also compared the Company’s performance to that of the banking organizations included in the Peer Group using these same factors. In particular, the Committee noted that the Company’s return on common equity, return on assets, earnings per share growth, and non-performing loans as a percentage of total loans placed the Company near the top of its Peer Group banking organizations. The Committee also noted that in 2003 both Moody’s Investors Services and Standard & Poor’s had upgraded the debt ratings of both the Company and its national bank subsidiary, Wells Fargo Bank, National Association, giving the Company one of the highest debt ratings of any financial services company in recognition of the Company’s consistent earnings and strong financial position. The Committee ultimately exercised its discretion to determine Mr. Kovacevich’s 2003 incentive award based on (a) its evaluation of the Company’s 2003 overall performance and (b) the aggregate compensation paid by Peer Group banking organizations to their chief executive officers. Based on Mr. Kovacevich’s achievement of his performance goals, and the Committee’s exercise of its discretion to reduce incentive awards under the Policy, the Committee awarded incentive compensation for 2003 to Mr. Kovacevich of $7,500,000, and submitted this award to the Board of Directors for ratification. The Board of Directors of the Company, meeting in executive session, ratified the award to Mr. Kovacevich.

Members of the Human Resources Committee:

        Michael W. Wright, Chair

        Susan E. Engel

        Richard D. McCormick

        Donald B. Rice

        Stephen W. Sanger

STOCK PERFORMANCE

The graphs presented below compare the cumulative total return on the Company’s common stock (NYSE trading symbol “WFC”) for the five- and ten-year periods ended December 31, 2003, with the cumulative total returns for the same periods for the Keefe, Bruyette and Woods 50 Total Return Index (the “KBW 50 Index”) and the S&P 500 Index.

The cumulative total stockholder return computations in the graphs assume the investment of $100 in Company common stock, the KBW 50 Index, and the S&P 500 Index. For purposes of these graphs, the stock performance used to compute total stockholder return for the Company for all years prior to 1998 is the stock performance of the former Norwest, as the ongoing company after the Merger.

COMPENSATION TABLES AND INFORMATION

The table below shows the cash and non-cash compensation paid to the Chief Executive Officer and the five next highest paid executive officers of the Company for the last three years.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(i)
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)	Securities Underlying Options/ SARs (#)	All Other Compensation ($)(4)
Richard M. Kovacevich Chairman, President and Chief Executive Officer	2003 2002 2001	$995,000 995,000 995,000		$7,500,000 7,000,000 2,400,000	$1,513 5,256 78,579	$ — — —	865,740 865,330 1,128,012	$479,700 203,700 388,200
David A. Hoyt Group Executive Vice President, Wholesale Banking	2003 2002 2001	545,833 525,000 525,000		2,750,000 1,675,000 777,000	828 2,558 —	— — —	330,560 366,481 235,090	133,250 78,120 123,150
Mark C. Oman Group Executive Vice President, Mortgage and Home Equity	2003 2002 2001	500,000 485,417 475,000		2,500,000 2,250,000 2,000,000	5,932 77,985 —	— — —	331,448 355,417 277,813	165,000 149,125 111,150
Howard I. Atkins Executive Vice President and Chief Financial Officer	2003 2002 2001	550,000 550,000 222,917	*	2,200,000 1,650,000 412,500	148,326 255,260 50,967	— — 5,000,110	196,760 — 253,100	132,000 — —
C. Webb Edwards Executive Vice President, Technology and Operations	2003 2002 2001	500,000 500,000 500,000		2,000,000 1,875,000 980,000	— 6,163 6,195	— 2,000,226 —	342,517 259,790 184,720	142,500 88,800 117,300
John G. Stumpf Group Executive Vice President, Community Banking	2003 2002 2001	450,000 420,833 400,000		1,900,000 2,025,000 560,000	183,696 464,402 205,180	— 500,018 —	275,470 196,670 134,340	148,500 58,850 88,800

*	Represents a 2001 annual salary of $550,000, pro-rated from the date Mr. Atkins commenced his employment with the Company.

(1)	The amounts shown for 2003 represent the incentive compensation awards for 2003 which are paid in 2004.

(2)

The amounts shown for the years 2001-2003 include, if applicable, any reimbursements to a named executive officer for the payment of taxes on perquisites, and certain perquisites and other personal benefits having a total value greater than $50,000. During the period 2001-2003, Messrs. Kovacevich, Oman, Atkins, and Stumpf received certain perquisites and other personal benefits totaling more than $50,000 in one or more of the years included in this period. The total amounts of these perquisites and benefits (and the amount and type of each perquisite or personal benefit that was greater than 25% of the total received) and the years in which they were received are as follows: Mr. Kovacevich, 2001—$67,044 (including $50,984 in mortgage interest relating to a second mortgage down payment loan made in 1999 in connection with his purchase of his San Francisco residence); Mr. Oman, 2002—$67,867 (including $48,000 in car allowance); Mr. Stumpf, 2001—$202,607 (including $160,000 paid to Mr. Stumpf to compensate him for losses incurred upon the sale of his San Antonio residence); 2002—$427,085 (including $207,340 in transfer bonuses and $133,750 in selling expenses paid on behalf of Mr. Stumpf in connection with the sale of his Denver residence following his transfer from Denver to San Francisco); 2003—$176,205 (including $64,500 in transfer bonuses and $67,055 in selling expenses paid on behalf of Mr. Stumpf in connection with the sale of his Denver residence); and Mr. Atkins, 2002—$191,360 (including $87,484 in mortgage interest subsidies on a first mortgage and mortgage interest on a second mortgage down payment loan in connection with his purchase of a new home in San Francisco, and $49,896 in selling expenses relating to the sale of his New York City residence following his relocation to San Francisco upon his employment with the Company); 2003—$116,722 (including $77,991 in mortgage interest subsidies on a first mortgage and mortgage interest on a second mortgage down payment loan in connection with his purchase of his new San Francisco home). The amounts shown above for Messrs. Kovacevich, Stumpf, and Atkins as perquisites consist primarily of payments made to or on behalf of these executive officers under the Company’s relocation program. Additional information about this program may be found on pages 37 and 38 of this proxy statement under the heading “Other Information About Directors and Executive Officers—Relocation Program.”

(3)	The total number of shares of restricted stock or restricted stock awards (“RSRs”) held on December 31, 2003 by the Chief Executive Officer and the other executive officers named above and their market value, based on the closing market price for the Company’s common stock of $58.89 per share on that date, were as follows: restricted stock: Mr. Kovacevich, 15,974 shares, $940,709; RSRs: Mr. Atkins, 64,200 shares, $3,780,738; Mr. Edwards, 45,040 shares, $2,652,406; and Mr. Stumpf, 10,730 shares, $631,890. Dividends are paid on shares of restricted stock and dividend equivalents are paid on RSRs on the same dates and at the same rate as dividends are paid to all holders of the Company’s common stock. Restricted stock and RSRs vest over a period of five years, beginning in the third year after the date of the original award for restricted stock and one year after the date of the RSR. Shares of common stock subject to an RSR may not be voted until the RSR vests and shares are issued to the recipient. Until the vesting period applicable to an RSR expires, a recipient also may not transfer or encumber any interest in an RSR or in any related dividend equivalents. Under the terms of an RSR, and except in the case of death, disability, or retirement or a change-of-control of the Company, the right to receive the shares and any related dividend equivalents subject to the RSR will be forfeited unless the recipient is continuously employed by the Company or an affiliate until the restrictions end.

(4)	Except as discussed in this footnote (4), the amounts shown for each of the executive officers named above are the total of the Company’s contributions to the 401(k) Plan in which all Company employees are generally eligible to participate, and contributions to the Company’s Supplemental 401(k) Plan, a non-qualified supplemental executive retirement plan (“Supplemental 401(k)”). For the year ended December 31, 2003, the Company’s contribution to the 401(k) Plan for each executive officer who participated in the 401(k) Plan during 2003 was $12,000 (the maximum allowable contribution under the Plan). The Company’s contributions to the Supplemental 401(k) are credited to the participants’ accounts in the form of phantom shares of Company common stock. For the year ended December 31, 2003, the amount of the Company’s contributions, and the number of shares of phantom credited to the accounts of these individuals were as follows: Mr. Kovacevich, $467,700 (7,942 shares); Mr. Hoyt, $121,250 (2,058 shares); Mr. Oman, $153,000 (2,598 shares); Mr. Atkins, $120,000 (2,038 shares); Mr. Edwards, $130,500 (2,216 shares); and Mr. Stumpf, $136,500 (2,318 shares). Stockholders are being asked to approve an amendment and restatement of the Supplemental 401(k). See “Item 2—Approve Supplemental 401(k) Plan” on pages 43 to 46 of this proxy statement.

Option Grants and Exercises

These tables summarize for 2003 option grants under the Company’s Long-Term Incentive Compensation Plan and option exercises by the executive officers named in the Summary Compensation Table, and the value of the options held by them as of December 31, 2003.

Option/SAR Grants in Last Fiscal Year

Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
(a)	(b)	(c)		(d)	(e)	(f)	(g)

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year		Exercise or Base Price ($/Share)	Expiration Date	5% ($)(4)	10% ($)(4)
Richard M. Kovacevich	865,740	3.756%		$45.2400	2/25/2013	$24,631,336	$62,420,641
David A. Hoyt	330,560	1.434%		45.2400	2/25/2013	9,404,826	23,833,676
Mark C. Oman (2)	295,140 36,308	1.280 0.158	% %	45.2400 51.8000	2/25/2013 2/22/2010	8,397,085 724,937	21,279,862 1,674,952
Howard I. Atkins (3)	196,760	0.854%		45.2400	2/25/2013	5,598,057	14,186,575
C. Webb Edwards (2)	216,440 61,543 42,603 21,931	0.939 0.267 0.185 0.095	% % % %	45.2400 49.0000 55.6900 55.6900	2/25/2013 7/22/2007 7/22/2007 2/22/2010	6,157,976 688,300 470,348 439,171	15,605,521 1,490,392 1,005,394 1,004,223
John G. Stumpf	275,470	1.195%		45.2400	2/25/2013	7,837,450	19,861,637

(1)	Except for reload options, which are discussed in footnote (2) below and which are immediately exercisable, each of the options granted in 2003 and shown in the above table have ten-year terms and vest and become exercisable in approximately equal increments over a period of three years.

(2)	The options listed in line 2 opposite Mr. Oman’s name, and the options listed in lines 2 through 4 opposite Mr. Edwards’ name, are each immediately exercisable “reload options” granted in connection with the exercise in 2003 of previously granted stock options that included a reload feature. If an optionee exercises an original option that includes a reload feature and pays for the option shares by delivering shares of previously owned common stock or shares purchased in the market, the optionee receives a reload option. Under a reload option, the optionee can purchase the same number of whole shares of stock, at their fair market value on the date the original option is exercised, as were used to pay the option exercise price and related taxes. Reload options are exercisable at any time during the remaining term of the original option.

(3)	Represents options granted to Mr. Atkins in 2003 pursuant to his employment arrangement with the Company. This arrangement is described on pages 33 and 34 of this proxy statement under the heading “Other Compensation Arrangements for Certain Executive Officers.”

(4)	The dollar amounts under columns (f) and (g) are based on assumed 5% and 10% annual rates of appreciation set by the Securities and Exchange Commission. These amounts should not be viewed as, and are not intended to be, a forecast of possible future appreciation, if any, in the Company’s stock price.

Aggregated Option/SAR Exercises in

Last Fiscal Year and Fiscal Year-End Option/SAR Values

(a)	(b)		(c)	(d)		(e)
Name	Shares Acquired on Exercise (#)		Value Realized ($)(2)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) (in shares) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($) Exercisable/Unexercisable(2)
Richard M. Kovacevich	829,550	(1)	$27,411,956	2,963,940 /	1,667,642	$55,498,992 /	$21,002,179
Mark C. Oman	168,447		4,857,946	706,017 /	508,449	8,165,919 /	6,483,420
David A. Hoyt	—		—	827,034 /	618,703	16,534,957 /	7,819,900
Howard I. Atkins	—		—	168,734 /	281,126	2,051,805 /	3,711,665
C. Webb Edwards	170,598		3,613,631	659,706 /	422,239	10,319,655 /	5,300,188
John G. Stumpf	—		—	405,817 /	451,363	7,458,080 /	5,788,446

(1)	Options exercised by Mr. Kovacevich consisted of previously granted reload options that would have expired in 2004.

(2)	For purposes of column (c), the “value realized” from an exercised option means the difference between the option exercise price and the market value of the underlying shares based on the New York Stock Exchange closing price of the Company’s common stock on the trading day prior to the option exercise date. For purposes of column (e), the “value” of unexercised options means the difference between the option exercise price and market value of the underlying shares based on $58.89, the closing price for the Company’s common stock on December 31, 2003. As used in column (e), an option was “in-the-money” on December 31, 2003 if the option exercise price was less than the market value of the underlying shares based on the closing price for the Company’s common stock on that date.

Pension Plans and Other Retirement Arrangements

Effective July 1, 1999, the Company adopted the “Wells Fargo & Company Cash Balance Plan” (the “Cash Balance Plan”) and the “Wells Fargo & Company Supplemental Cash Balance Plan” (the “Supplemental Cash Balance Plan”) (the “Combined Plans”). These Plans amended and restated the Norwest Corporation Pension Plan (the “Norwest Pension Plan”) and the Norwest Corporation Supplemental Pension Plan (the “Norwest Supplemental Pension Plan”) (the “Norwest Plans”). All employees of the Company who meet certain eligibility requirements automatically participate in the Combined Plans. All of the individuals named in the Summary Compensation Table on page 25 of this proxy statement participate in the Combined Plans.

Cash Balance Plan.    The Cash Balance Plan is a defined benefit plan intended to qualify under the Internal Revenue Code (the “Code”) and comply with the Employee Retirement Income Security Act of 1974 (“ERISA”). Under the Cash Balance Plan, pension benefits generally are determined by the value of the employee’s vested cash balance account (the “Account”). Each quarter, an employee’s Account is credited with compensation credits. Compensation credits to the Account are based on a percentage of the employee’s certified compensation for each quarter. Certified compensation means compensation paid to an employee during the year which is reportable on Form W-2, subject to an annual IRS maximum ($200,000 for 2003). Certified compensation includes salary reduction amounts made under Section 401(k) and Section 125 of the Code, but generally excludes contributions to any non-qualified deferred compensation plan maintained by the Company, perquisites, severance pay, gross-ups, payments in lieu of vacation, and stock option or equity-like gains. Incentive compensation amounts will be included in compensation for Cash Balance Plan purposes in the year received rather than the year earned.

The Cash Balance Plan bases the percentage on which compensation credits are calculated on “points” assigned to each employee equal to the sum of the employee’s age and years of credited service as of the end of each quarter. For 2003, this percentage ranges from 4% to 8% of an employee’s certified compensation. The Account balance vests 100% after five years of service with the Company. Subject to certain requirements, employees of the former Wells Fargo and First Interstate Bancorp received credit for vesting and compensation credit purposes for their prior years of service.

As of the quarter ended December 31, 2003, the years of credited service and the percentages used to calculate compensation credits under the Combined Plans for the executive officers named in the Summary Compensation Table are as follows: Mr. Kovacevich, 17 years, 7%; Mr. Hoyt, 22 years, 7%; Mr. Oman, 24 years (including his years of service with Wells Fargo Financial, Inc.), 7%; Mr. Atkins, 2 years, 5%; Mr. Edwards, 19 years (including his years of service with First Interstate Bancorp), 7%; and Mr. Stumpf, 21 years, 7%.

Each Account will also be credited, on the last day of each quarter, with “investment credits.” For 2003, the quarterly investment credit was determined by multiplying the amount of the Account balance by 25% of an average of 30-year U.S. Treasury rates (adjusted quarterly). The value of the vested Account balance is payable to the employee upon termination of employment with the Company either in a lump sum or as a monthly annuity.

Supplemental Cash Balance Plan.    As permitted by ERISA and the Code, employees who participate in the Cash Balance Plan, including the executive officers named in the Summary Compensation Table, whose benefits under the Cash Balance Plan are limited pursuant to Code Sections 401(a)(17) and 415, also participate in the Supplemental Cash Balance Plan. Under this plan, participants also receive compensation and investment credits to their plan accounts, determined by points assigned to each employee at the end of each year based on years of service and age. Certified compensation under the Supplemental Cash Balance Plan includes the participant’s base salary as well as designated incentive compensation, whether or not that compensation is deferred.

In the case of Messrs. Kovacevich, Hoyt, Oman, Atkins, Edwards, and Stumpf, all of whom are named in the Summary Compensation Table, the amount shown as “Salary” for 2003 (column (c) in the table) and the amount shown as “Bonus” for 2002 (column (d)) were treated as certified compensation for 2003 under the Combined Plans. The amount shown as “Bonus” for 2003 (column (d)) will be included in each such executive officer’s certified compensation for purposes of compensation credits to his account for 2004.

Under the Combined Plans, “normal retirement age” is defined as the earlier of completion of five years of service with the Company, or age 65. As of December 31, 2003, the executive officers named in the Summary Compensation Table other than Mr. Atkins had attained “normal retirement age” for purposes of the Combined Plans and had accrued an estimated benefit under the Combined Plans, assuming payment of such annual benefit in the form of a single-life annuity, as follows: Richard M. Kovacevich, $635,008; David A. Hoyt, $34,990; Mark C. Oman, $168,608; Howard I. Atkins, $8,096; C. Webb Edwards, $99,853; and John G. Stumpf, $75,420.

Alternative Retirement Benefits Under the Former Norwest Plans.    Participants in the former Norwest Plans who were at least 45 years of age and had at least five years of credited service as employees of the former Norwest on June 30, 1999, will receive the greater of the benefits under the Combined Plans or the benefits he or she would have received under the former Norwest Plans. Richard M. Kovacevich and John G. Stumpf, each of whom is an executive officer named in the Summary Compensation Table, would have received a greater benefit under the former Norwest Plans, as shown in the table on page 31 of this proxy statement, than under the Combined Plans if they had retired as of December 31, 2003.

Benefits based on the former Norwest Plans formula are determined by age, years of credited service, and compensation. Mr. Kovacevich’s and Mr. Stumpf’s years of credited service as of December 31, 2003 for purposes of computing their alternative benefits are 17.83 years and 21.92 years, respectively. The monthly benefit at regular retirement age is a life annuity equal to 1.1% of final average monthly earnings up to the “Integration Level” plus 1.6% of final average monthly earnings greater than the Integration Level multiplied by years of credited service. The former Norwest Plans do not take into account more than 35 years of credited service. The Integration Level for any year is $1,400 times the Social Security wage base for the current year ($87,000 for 2003) divided by $48,000. The Integration Level (stated as an amount per month) is $2,537.50 for participants retiring in 2003.

A participant’s final average monthly earnings are defined as the highest average monthly compensation paid during any 36 consecutive months within the last 120 months of employment. Compensation for purposes of this calculation is similar to the definition of “certified compensation” under the Combined Plans. The alternative Norwest Pension Plan benefit for a plan year is subject to the same limitations imposed by the Code on benefits under the Cash Balance Plan.

The table below shows the estimated total annual average alternative retirement benefits that would be payable using the former Norwest Plans formula for individuals with various combinations of annualized final average compensation and years of credited service. These estimated benefits do not take into account any Internal Revenue Code limits on retirement benefits. The annual amounts shown below, as estimated and when paid, are not reduced by the amount of Social Security benefits.

Final Average Compensation	Years of Service at Retirement
	10	15	20	25	30	35
$ 1,000,000	$ 158,462	$ 237,693	$ 316,924	$ 396,154	$ 475,385	$ 554,616
1,500,000	238,462	357,693	476,924	596,154	715,385	834,616
2,000,000	318,462	477,693	636,924	796,154	955,385	1,114,616
2,500,000	398,462	597,693	796,924	996,154	1,195,385	1,394,616
3,000,000	478,462	717,693	956,924	1,196,154	1,435,385	1,674,616
3,500,000	558,462	837,693	1,116,924	1,396,154	1,675,385	1,954,616
4,000,000	638,462	957,693	1,276,924	1,596,154	1,915,385	2,234,616
4,500,000	718,462	1,077,693	1,436,924	1,796,154	2,155,385	2,514,616
5,000,000	798,462	1,197,693	1,596,924	1,996,154	2,395,385	2,794,616
5,500,000	878,462	1,317,693	1,756,924	2,196,154	2,635,385	3,074,616
6,000,000	958,462	1,437,693	1,916,924	2,396,154	2,875,385	3,354,616
6,500,000	1,038,462	1,557,693	2,076,924	2,596,154	3,115,385	3,634,616
7,000,000	1,118,462	1,677,693	2,236,924	2,796,154	3,355,385	3,914,616
7,500,000	1,198,462	1,797,693	2,396,924	2,996,154	3,595,385	4,194,616
8,000,000	1,278,462	1,917,693	2,556,924	3,196,154	3,835,385	4,474,616
8,500,000	1,358,462	2,037,693	2,716,924	3,396,154	4,075,385	4,754,616
9,000,000	1,438,462	2,157,693	2,876,924	3,596,154	4,315,385	5,034,616
9,500,000	1,518,462	2,277,693	3,036,924	3,796,154	4,555,385	5,314,616
10,000,000	1,598,462	2,397,693	3,196,924	3,996,154	4,795,385	5,594,616
10,500,000	1,678,462	2,517,693	3,356,924	4,196,154	5,035,385	5,874,616
11,000,000	1,758,462	2,637,693	3,516,924	4,396,154	5,275,385	6,154,616

Supplemental Retirement Arrangements for Executive Officers.    Mark C. Oman and C. Webb Edwards, who are executive officers named in the Summary Compensation Table and were employees of the former Norwest, are eligible to receive certain benefits under the Combined Plans. In the case of Mr. Oman, these benefits result from his service as an employee of Wells Fargo (formerly Norwest) Financial, Inc. (“WFFI”). In the case of Mr. Edwards, they relate to his service as an employee of First Interstate Bancorp, a predecessor corporation to the former Wells Fargo, until 1995 when he joined the former Norwest. Mr. Oman and Mr. Edwards are also entitled to certain supplemental retirement benefits under the arrangements described below.

Mr. Oman was employed by WFFI and was an active participant in its retirement plan (the “WFFI Retirement Plan”) from April 30, 1979 until January 1, 1990, when he transferred to Wells Fargo Home Mortgage, Inc. (formerly Norwest Mortgage, Inc.) and became eligible to participate in the former Norwest Plans. As a result of certain amendments made to the Combined Plans as of January 1, 2001 to include former WFFI’s employees’ years of credited service with WFFI for purposes of computing points and calculating compensation credits, Mr. Oman’s Account balance was re-calculated retroactive to July 1, 1999 to reflect his additional years of credited service. The information given with respect to Mr. Oman on page 29 of this proxy statement with respect to his years of credited service and his estimated benefit as of December 31, 2003 under the Combined Plans takes into account the amendments made to the Combined Plans described above.

Mr. Oman is also entitled to receive a supplemental annual retirement benefit under a supplemental retirement arrangement with the Company. This supplemental benefit will be determined based upon the difference between what Mr. Oman would receive under the Combined Plans and a hypothetical benefit calculated using a formula which takes into account his final average monthly earnings and years of credited service with the Company (excluding his years of service with WFFI) as of the date his employment with the Company terminates. For purposes of this formula, Mr. Oman’s benefit will be adjusted by an additional amount based upon his actual final average earnings as of the date of his transfer from WFFI, his final average earnings as of the date his employment with the Company terminates, the benefit he had accrued under the WFFI Retirement Plan as of the date of his transfer, and certain additional subsidies if he terminates employment with the Company prior to age 65. Assuming that Mr. Oman had reached the age of 55 as of December 31, 2003 (the earliest retirement age at which benefits become payable under the WFFI Retirement Plan) and that his final average earnings, for purposes of calculating his supplemental benefit under this arrangement, were the amounts shown as “Salary” for 2003 and “Bonus” for 2002 in columns (c) and (d) of the Summary Compensation Table on page 25 of this proxy statement, Mr. Oman would receive an annual supplemental benefit of $542,650 under this arrangement.

In addition to his benefits under the Combined Plans and the supplemental retirement arrangement described above, Mr. Oman is entitled to receive certain accrued retirement benefits under the WFFI Retirement Plan. His accrued benefits under this plan were frozen upon his transfer to the Company in 1990. As of December 31, 2003, the annual retirement benefits Mr. Oman would be entitled to receive under the WFFI Retirement Plan beginning at age 55 and at age 65 (normal retirement age under the WFFI Retirement Plan) would be $6,516 and $15,492, respectively.

C. Webb Edwards is entitled to receive an alternative retirement benefit calculation under the Combined Plans. Mr. Edwards was an employee of First Interstate Bancorp, a predecessor corporation of the former Wells Fargo, until 1995 when he joined the former Norwest. Mr. Edwards also participated in the First Interstate Plan which was frozen for purposes of additional benefit accruals in 1996. For any participant in the Combined Plans who terminates employment with the Company and who was a participant in the First Interstate Plan, was at least 45 years of age, and had at least five years of credited service on June 30, 1999, the Company will compare the opening balance in that participant’s Account, plus investment credits made to the Account through the date payment of benefits to the participant are to commence, to the lump sum value of the participant’s frozen First Interstate Plan benefit as of such payment date. If the value of the frozen First Interstate Plan benefit is greater than the participant’s total Account balance, the participant will receive the difference in the form of an extra benefit amount credited to the Account. Mr. Edwards will be eligible for this special transition comparison calculation at the time he terminates his employment with the Company. Based on an estimated special transition benefit comparison, assuming Mr. Edwards had terminated his employment with the Company as of December 31, 2003 and elected to receive payment of his benefits under the Combined Plans as of that date, a special transition benefit amount equal to $105,187 would be added to Mr. Edwards’ Account under the Combined Plans.

Mr. Edwards is also entitled to a supplemental annual retirement benefit pursuant to an agreement made in 1995 at the time he was employed by the former Norwest. To determine the amount of this benefit, the Company first will calculate a hypothetical annual retirement benefit assuming Mr. Edwards had been employed by the Company since July 23, 1984 (the date of his original employment by First Interstate Bancorp). The Company will calculate this hypothetical amount under the Combined Plans and, alternatively, under the former Norwest Plans, using the greater of the two amounts as the hypothetical annual retirement benefit for purposes of determining Mr. Edwards’ supplemental annual retirement benefit. The Company then will subtract from the hypothetical annual retirement benefit (1) the actual combined annual retirement benefit Mr. Edwards will receive under the Combined Plans and (2) the amount by which the annuitized value of Mr. Edwards’ combined balances in the Company’s 401(k) and Supplemental 401(k) Plans (referred to in footnote (4) of the Summary Compensation Table) exceeds the annuitized value of a hypothetical combined account balance under the First Interstate 401(k) and Supplemental 401(k) Plans. The Company will calculate the annuitized value of Mr. Edwards’ combined balances in these plans using certain actuarial, contribution, and investment rate assumptions. If Mr. Edwards had terminated his employment with the Company as of December 31, 2003, he would be entitled to receive an annual supplemental benefit of approximately $242,000 under this agreement.

Former Wells Fargo Retirement Plans.    David A. Hoyt also participated in a defined benefit plan sponsored by the former Wells Fargo. This plan was terminated in 1984, and annuities were purchased for all participants eligible to receive benefits under this plan. Mr. Hoyt’s annual benefit payable under this annuity beginning at age 65 is $16,226.

Long-Term Disability Plans

The Company’s Long-Term Disability Plan covers compensation of up to a total of $500,000 in salary and designated incentive compensation. The plan provides a monthly benefit to an eligible employee, who is totally disabled (as defined in the plan) for more than 22 weeks, equal to 65% of the participant’s average covered compensation, up to a maximum compensation of $500,000 per year and a maximum monthly benefit of $27,083. The Supplemental Long-Term Disability Plan extends similar disability coverage for the base salary earned by Richard M. Kovacevich in excess of $500,000. The monthly benefit payable under either plan may be offset by other sources of income.

Other Compensation Arrangements for Certain Executive Officers

Howard I. Atkins.    In connection with his employment as the Chief Financial Officer of the Company in August 2001, Mr. Atkins entered into an employment arrangement with the Company pursuant to which he is entitled to receive certain minimum stock option grants for 2003 and 2004 under the Company’s LTICP. Under this arrangement, Mr. Atkins received in 2003, and is entitled to receive in 2004, stock option grants, each having a minimum Black-Scholes value of $2,000,000. Mr. Atkins also received certain relocation benefits under the Company’s Relocation Program discussed on pages 37 and 38 of this proxy statement. Mr. Atkins is also entitled to receive certain other perquisites under this arrangement consistent with those available to all executive officers. Information with respect to Mr. Atkins’ stock option grant in 2003 under this arrangement is included in the Option/SAR Grants in Last Fiscal Year table on page 27 of this proxy statement and related footnotes.

Mr. Atkins is entitled to certain retirement and severance benefits under this arrangement with the Company. With respect to retirement benefits, if Mr. Atkins’ employment terminates before the date he is 100% vested for benefit purposes under the terms of the Company’s 401(k) Plan, Supplemental 401(k) Plan, and the Combined Plans, he will receive a retirement benefit computed in accordance with those plans as if he were fully vested as of the date of such termination. With respect to severance benefits, if Mr. Atkins’ employment is involuntarily terminated by the Company for any reason other than for cause within three years from the date of his employment, Mr. Atkins will be entitled to receive certain severance benefits for a period equal to the longer of three years from his original employment date and two years from his employment termination date. These benefits will include his then current salary, incentive compensation awards, eligibility for additional stock option grants, and full vesting of his initial RSR award and any additional stock options granted during this period. Mr. Atkins’ right to receive these benefits is conditioned upon his entering into a customary non-competition, confidentiality, and release agreement with the Company. If Mr. Atkins’ employment with the Company is involuntarily terminated other than for cause more than three years from his employment date, he will be eligible to receive severance benefits under the severance plan, if any, then maintained by the Company for comparable employees.

Severance Agreements.    In addition to the severance benefits under the employment arrangement with Howard I. Atkins described above, the Company has severance agreements with Messrs. Kovacevich, Oman, and Edwards, each of whom is named in the Summary Compensation Table.

The change-of-control severance agreements with Messrs. Kovacevich, Oman, and Edwards are intended to encourage them to continue to carry out their duties if there is a change-of-control of the Company. Under the terms of these agreements, these executive officers may receive certain payments if their employment is terminated or if their job duties or compensation and benefits are substantially reduced within three years following a change-of-control of the Company. The maximum payments are two times the sum of the executive officer’s (i) base salary rate, (ii) the value of perquisites provided by the Company, and (iii) the highest potential incentive compensation award or, in the case of Mr. Kovacevich, an amount equal to the two-year average of his incentive compensation awards. The agreements also continue certain medical, dental, and life insurance benefits for up to two years after termination. If payments received by any such officer as a result of a change-of-control result in an excise tax liability for such officer, the Company will also pay to the officer an additional amount equal to the excise tax plus a gross-up for additional income taxes, interest, and penalties related to the excise tax.

Mr. Kovacevich also has a severance agreement with the Company under which he can receive benefits of a minimum payment of 12 months’ salary (less the amount of any other severance payments to which he may be entitled under any severance plan of the Company then in effect), a pro rata portion of his incentive compensation, and certain life and health insurance benefits. The benefits are payable if his employment is terminated by the Company for a reason other than for cause or if his job duties are substantially reduced and he resigns within 90 days thereafter.

The Company also has a plan that provides salary continuation pay to any executive officer or other employee who is discharged under the circumstances stated in the plan and who does not have another separation agreement with the Company. The amount of salary continuation pay under this plan is based on years of service and job level and includes payment of base salary and continuation of benefits for specified monthly periods.

OTHER INFORMATION ABOUT DIRECTORS

AND EXECUTIVE OFFICERS

Loans

During 2003, certain directors, executive officers, members of their immediate families, and their associates had banking transactions, including loans, in the ordinary course of business with the Company’s bank subsidiaries. All loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. The loans did not involve more than the normal risk of collection or have other unfavorable features.

Also during 2003, five non-employee directors and four of the executive officers of the Company named in the Summary Compensation Table, as well as certain members of the immediate families of two directors and two of these executive officers, had outstanding mortgage loans with Wells Fargo Home Mortgage, Inc. (“WFHMI”), a mortgage lending subsidiary of Wells Fargo Bank, National Association Information about these loans appears in the loan table and related footnotes below.

Name and Principal Position	Highest Outstanding Loan Balance Since 1/1/03	Outstanding Loan Balance on 12/31/03	Annual Interest Rate	Type of Loan

Howard I. Atkins (1) Executive Vice President and Chief Financial Officer	$1,000,000 650,000 1,088,277 550,000	$996,380 -0- 1,075,737 550,000	5.00% 5.88% 6.75% Interest-free	30-Year ARM 30-Year Fixed 30-Year Fixed Relocation
J.A. Blanchard III (2) Director	300,000	-0-	5.25%	15-Year Fixed

C. Webb Edwards (3) Executive Vice President	989,944 988,000	-0- 983,111	6.875% 4.88%	5-Year ARM 30-Year ARM
Susan E. Engel (4) Director	544,000	540,143	4.00%	30-Year ARM

Richard M. Kovacevich (5) Chairman, President and Chief Executive Officer	995,000	995,000	Interest-free	Relocation
Benjamin F. Montoya (6) Director	57,972 199,071 322,700	57,215 197,160 -0-	7.13% 7.0% 5.75%	30-Year Fixed 30-Year Fixed 30-Year Fixed

Mark C. Oman (7) Group Executive Vice President	573,550 569,875 997,749 991,087	-0- 566,647 -0- 985,345	4.75% 4.13% 4.75% 4.00%	5-Year ARM 30-Year ARM 7-Year ARM 30-Year ARM

Donald B. Rice (8) Director	700,000 400,000	689,350 393,945	4.88% 4.88%	15-Year Fixed 15-Year Fixed

Name and Principal Position	Highest Outstanding Loan Balance Since 1/1/03	Outstanding Loan Balance on 12/31/03	Annual Interest Rate	Type of Loan

Stephen W. Sanger (9) Director	953,661 118,074 947,000	-0- -0- 943,650	7.0% 4.88% 4.13%	30-Year Fixed 7-Year ARM 30-Year ARM
Immediate family members of directors and executive officers (10)	250,000 498,083 99,316 107,410 700,000 845,813 846,600 302,000	246,471 498,083 -0- -0- 697,244 -0- 840,325 -0-	4.75% 6.00% 5.88% 5.38% 4.50% 4.625% 3.88% 5.25%	5-Year ARM 30-Year Fixed 30-Year Fixed 5-Year ARM 15-Year Fixed 5-Year ARM 5-Year ARM 30-Year Fixed

(1)	The loans shown on the first and second lines opposite Mr. Atkins’ name are real estate loans made by WFHMI during 2003. The loan shown on the second line was sold to a third party. The loans shown on the third and fourth lines are, respectively, a mortgage loan made by WFHMI and a down payment loan for the purchase of a new principal residence following his relocation to San Francisco, California upon his employment by the Company in August 2001. Both of these loans were made pursuant to the Relocation Program described on pages 37 and 38 of this proxy statement.

(2)	The loan shown opposite Mr. Blanchard’s name is a mortgage loan made by WFHMI and sold to a third party during 2003.

(3)	The loan shown on the first line opposite Mr. Edwards’ name is a mortgage loan for the purchase of his principal residence. The loan was refinanced during 2003 by the loan shown on the second line opposite his name.

(4)	The loan shown opposite Ms. Engel’s name is a mortgage loan on her principal residence originally held by Wells Fargo Bank Minnesota, National Association that was refinanced during 2003 by WFHMI.

(5)	The loan shown opposite Mr. Kovacevich’s name is a down payment loan made in January 1999 under the Relocation Program described on pages 37 and 38 of this proxy statement.

(6)	The loans shown on the first and second lines opposite Mr. Montoya’s name are mortgage loans made to him, and the loan shown on the third line is a loan made to Mr. Montoya’s daughter that he co-signed and that was sold to a third party.

(7)	The loan shown on the first line opposite Mr. Oman’s name is a mortgage loan on his principal residence that was refinanced by the loan shown on the second line during 2003. The loan shown on the third line opposite Mr. Oman’s name is a mortgage loan on his second home made by WFHMI that was refinanced by the loan shown on the fourth line during 2003.

(8)	The loans shown opposite Mr. Rice’s name are mortgage loans made by WFHMI during 2003.

(9)	The loans shown opposite Mr. Sanger’s name are mortgage loans made by WFHMI during 2003. The loans on the first and second lines were paid in full during 2003.

(10)	The loans shown opposite “Immediate family members of directors and executive officers” are mortgage loans made by WFHMI to, respectively: a daughter of C. Webb Edwards; a son of Benjamin F. Montoya; the mother- and father-in-law and brother-in-law and sister-in-law of Mark C. Oman; and three sons of Donald B. Rice. Loans which have a zero balance on December 31, 2003 were either sold to third parties or refinanced by WFHMI during 2003.

Two executive officers not named in the Summary Compensation Table and an immediate family member of one of such officers had outstanding mortgage loans during 2003 (including two mortgage loans made under the Relocation Program) totaling $2,181,000. These mortgage loans (excluding the interest-free down payment mortgage loan under the Relocation Program) were 30-year adjustable rate mortgage loans made by WFHMI with annual interest rates ranging from 4.0% to 5.0% and one 15-year fixed rate mortgage loan with an annual interest rate of 4.88%. Of these loans, one was refinanced by WFHMI, one was sold by WFHMI in the secondary real estate mortgage market, and two were paid in full during 2003.

Relocation Program

The Company offers a relocation program (the “Relocation Program”) for eligible employees, including executive officers, who relocate at the Company’s request and, in appropriate circumstances, to eligible new employees who relocate in connection with their employment by the Company. The Company believes this program offers a valuable incentive to attract and retain key employees.

Effective July 30, 2002, the Relocation Program was revised in response to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) to eliminate certain loan benefits for executive officers who relocate at the Company’s request. The following description of the Relocation Program describes benefits available to eligible executive officers prior to this date, and the revisions made to the program for executive officers in response to Sarbanes-Oxley. The relocation benefits made available prior to July 30, 2002, to eligible executive officers, as described below, continue to be made available to eligible employees who are not executive officers of the Company.

Prior to July 30, 2002, executive officers who relocated were eligible to receive a first mortgage loan (subject to applicable lending guidelines) from WFHMI on the same terms as those available to any employee of the Company, which terms include a waiver of the loan origination fee. In addition, prior to July 30, 2002, executive officers who relocated to a designated high cost area (or in certain limited circumstances to a location not designated as a high cost area) may have received from the Company a mortgage interest subsidy on the first mortgage loan of up to 25% of the executive’s annual base salary, payable over a period not less than the first three years of the first mortgage loan, and a 30-year, interest-free second mortgage down payment loan in an amount up to 100% of his or her annual base salary to purchase a new primary residence. The second mortgage loan must be repaid in full if the executive terminates employment with the Company or retires, or if the executive sells the residence. A relocating executive officer may have also received a transfer bonus of up to 30% of the executive’s base salary.

On and after July 30, 2002, executive officers are still eligible (subject to applicable lending criteria) to receive a first mortgage loan from WFHMI, except that the loan must be on substantially the same terms as those available to other residential home mortgage customers. However, executive officers are no longer eligible for a mortgage interest subsidy from the Company relating to the first mortgage loan on, or an interest-free second mortgage down payment loan for the purchase of a new primary residence. Under the revised Relocation Program, the Company may pay a relocating executive officer a transfer bonus in an amount determined by senior management on the earlier of the date he or she commences employment or purchases a new home, and annually thereafter. Any executive officer who had received the mortgage interest subsidy and interest-free down payment loan benefit prior to July 30, 2002, pursuant to the Relocation Program may continue to receive such benefits, but may not amend the terms of the loan to which these benefits relate.

For many relocations made at the Company’s request, the Company pays all related home purchase closing costs and household goods moving expenses for the relocating executive officer. The Relocation Program also assists eligible relocating executives in defraying costs associated with selling their current residences. Available benefits may include payment of selling costs customarily incurred by a seller of residential real estate (such as real estate commissions, title and appraisal fees, and other routine closing costs), purchase of the relocating executive’s home at its appraised market value by a third party relocation company using Company funds, and certain cash incentives to executives who locate buyers for their homes directly.

With the exception of expenses paid to or on behalf of the executive officer to move household goods and sell his or her home, the benefits described above (other than the mortgage loans) are treated as taxable income to the executive. The Relocation Program also includes, as a potential additional benefit, reimbursement of the amount of taxes paid on the taxable portion of amounts received by the executive under the Relocation Program.

Information about the amount and type of loan and other benefits received under the Relocation Program by Richard M. Kovacevich, Howard I. Atkins and John G. Strumpf, each of whom is named in the Summary Compensation Table on page 25 of this proxy statement, is included in column (e) and footnote (2) of the Summary Compensation Table and in the loan table on page 35.

Certain Relationships—Executive Officers

Mark C. Oman, who is an executive officer named in the Summary Compensation Table on page 25 of this proxy statement, has an in-law who is employed by a subsidiary of the Company and was paid compensation in 2003 in excess of $60,000 but less than $130,000 and received other employee benefits. The compensation and other benefits received by Mr. Oman’s family member were established by the Company in accordance with its employment and compensation practices applicable to employees holding a comparable position. This individual is one of the approximately 140,000 employees of the Company and its subsidiaries and does not report directly to Mr. Oman or any other executive officer of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and related regulations require the Company’s directors, executive officers, and anyone holding more than 10% of the Company’s common stock (“reporting persons”) to report their initial ownership of the Company’s common stock and any changes in that ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. The Company assists its directors and executive officers in complying with these requirements and is required to disclose in this proxy statement the failure to file these reports on behalf of any reporting person when due. All reporting persons of the Company satisfied these filing requirements except as follows: reports were not timely filed on behalf of Patricia R. Callahan, David A. Hoyt, and Carrie L. Tolstedt, executive officers of the Company, to reflect their beneficial ownership of 14.5134, 21.1104, and 6.3332 phantom stock units, respectively, purchased through salary deferrals as of January 31, 2003. Also not timely reported was the distribution as of January 1, 2003 to Philip J. Quigley, a director, of cash resulting from the conversion of 259.373 phantom stock units previously purchased through the deferral of directors’ fees and the purchase of 54.9615 phantom stock units as of January 2, 2003 by the spouse of Carrie L. Tolstedt with funds held for him under the Company’s Deferred Compensation Plan for employees was not timely reported. These transactions were subsequently reported on Forms 4. In making these disclosures, the Company relied on written representations of each reporting person and copies of the reports filed with the SEC.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s equity compensation plans in effect at December 31, 2003, aggregated for two categories of plans: those approved by stockholders and those not approved by stockholders. The first category—equity compensation plans approved by stockholders—consists of the Long-Term Incentive Compensation Plan and the Directors Stock Compensation and Deferral Plan. The second category—equity compensation plans not approved by stockholders—consists of:

•	the Deferred Compensation Plan for employees,

•	the Non-Qualified Deferred Compensation Plan for Independent Contractors,

•	the Norwest Corporation Directors’ Formula Stock Award Plan,

•	the Norwest Corporation Directors’ Stock Deferral Plan,

•	the PartnerShares® Stock Option Plan,

•	the Performance Deferral Award Plan for Mortgage Banking Executives, and

•	the Supplemental 401(k) Plan.

The Norwest Corporation Directors’ Formula Stock Award Plan, the Norwest Corporation Directors’ Stock Deferral Plan, and the Performance Deferral Award Plan for Mortgage Banking Executives were in effect at December 31, 2003, only with respect to the payment of outstanding awards or deferred compensation benefits. No future awards or deferrals may be made under those plans.

The material features of the equity compensation plans not approved by stockholders are described immediately following the footnotes to the table. All outstanding awards relate to shares of the Company’s common stock. Information is as of December 31, 2003, unless otherwise indicated.

Equity Compensation Plan Information(1)

	(a)		(b)	(c)
Plan Category	Number of Shares to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity compensation plans approved by security holders	96,552,995	(3)	$43.05	59,638,973	(4)
Equity compensation plans not approved by security holders	43,913,348	(5)	44.35	20,976,300	(6)

Total	140,466,343		43.43	80,615,273

(1)

The table does not include information about equity compensation plans assumed by the Company in mergers because the Company cannot grant additional awards under those plans. A total of 6,047,169 shares of common stock was issuable upon exercise of options and restricted share rights granted under plans assumed in mergers, including 4,163,826 shares issuable upon exercise of options and restricted share rights granted under plans assumed in the Merger and 1,382,189 shares issuable upon exercise of options granted under plans assumed in the First Security Corporation merger. The weighted average exercise price of options granted under all plans assumed in mergers was $34.15.

(2)	Does not reflect restricted share rights because they have no exercise price.

(3)	Includes 273,922 shares of common stock subject to restricted share rights.

(4)	The Company may issue shares of common stock pursuant to an award of stock, restricted stock, restricted share rights, stock options, performance shares or performance units.

(5)	Includes 3,160,792 shares of common stock issuable upon distribution of deferred compensation benefits payable in shares of common stock and 1,371,487 shares of common stock issuable upon distribution of benefits under the Supplemental 401(k) Plan.

(6)	Excluding shares reflected in column (a), the Company could have issued the number of shares of common stock indicated in the following table for each plan pursuant to any of the award types listed for the plan, or if indicated for the plan, pursuant to distributions of deferred compensation benefits. No information is provided for the Norwest Corporation Directors’ Formula Stock Award Plan, the Norwest Corporation Directors’ Stock Deferral Plan, and the Performance Deferral Award Plan for Mortgage Banking Executives because no future awards or deferrals may be made under those plans and because column (a) reflects all shares issuable under those plans upon payment of outstanding awards or outstanding deferred compensation benefits. No information is provided for the Supplemental 401(k) Plan because all shares authorized by the Board for issuance under the plan have been issued or are reflected in column (a).

Plan	Number of Shares	Award Types
Deferred Compensation Plan for Employees	2,286,527	Deferral distribution
Non-Qualified Deferred Compensation Plan for Independent Contractors	386,287	Deferral distribution
PartnerShares Stock Option Plan	18,303,486	Stock options, stock

Deferred Compensation Plan for Employees.    This plan allows participants to defer receipt of salary and certain other compensation until a future year or years as selected by the participants subject to the terms of the plan. The plan administrator determines which employees of the Company and its subsidiaries will be eligible to participant in the plan for a given year. The plan administrator may delegate this authority to one or more officers of the Company. Participants in the plan can defer up to 85% of their base salary and all of their bonuses and incentive compensation. Once made, deferral elections are irrevocable. The Company treats amounts deferred by a participant as if invested in the valuation option or options selected by the participant or required under the plan, and determines the deferred compensation benefit payable to the participant based on those valuation options. The plan offers a number of valuation options, including one indexed to the Company’s common stock. For deferral years 2000 and later, participants are required to allocate at least 20% of their deferral to the common stock valuation option. The Company distributes amounts allocated to the common stock valuation option in shares of common stock. Participants have no direct interest in any of the valuation options and are general unsecured creditors of the Company with respect to their deferred compensation benefits under the plan.

Non-Qualified Deferred Compensation Plan for Independent Contractors.    This plan is sponsored by WF Deferred Compensation Holdings, Inc., a wholly-owned subsidiary of the Company, and allows participants to defer all or part of their eligible compensation payable to them by participating affiliates of the Company until a future year or years as selected by the participants, subject to early distribution as provided in the plan. To be eligible to participate, a person must be an independent contractor who performs qualifying investment or other financial services for a participating affiliate and must have been designated as eligible to participate in the plan by the participating affiliate. The plan sponsor treats amounts deferred by a participant as if invested in the valuation option or options selected by the participant or required under the plan, and determines the deferred compensation benefit payable to the participant based on those valuation options. The plan offers a number of valuation options, including one indexed to the Company’s common stock. Amounts allocated to the common stock valuation option are distributed in shares of common stock. The Company has guaranteed the obligations of the plan sponsor under the plan. Participants have no direct interest in any of the valuation options and are general unsecured creditors of the plan sponsor and the Company with respect to their deferred compensation benefits under the plan.

Norwest Corporation Directors’ Formula Stock Award Plan.    Under this plan, the Company awarded shares of common stock to its non-employee directors. The plan allowed participants to defer receipt of all or a portion of their awards until a future year or years as selected by the participants subject to the terms of the plan. Participants can elect one time to defer commencement of distribution of their deferral accounts if the election is made sufficiently in advance of the original distribution commencement date and the new distribution commencement date is sufficiently beyond the original distribution commencement date. Participants receive credit for dividends paid on shares of the Company’s common stock. Participants have no direct interest in the shares deferred under the plan and are general unsecured creditors of the Company with respect to payment of their deferred stock awards under the plan. No future stock awards or deferrals of stock awards are permitted under this plan.

Norwest Corporation Directors’ Stock Deferral Plan.    Under this plan, a participating director could defer receipt of all or part of the annual cash retainer and meeting fees payable to the director until a future year or years as selected by the director subject to the terms of the plan. A participating director could elect distribution of his or her deferral account in a lump sum in either cash or whole shares of the Company’s common stock, or a combination of both. Alternatively, the director could elect to receive the distribution in up to ten annual installments of cash. A participant can elect one time to defer commencement of distribution of his or her deferral account if the election is made sufficiently in advance of the original distribution commencement date and the new distribution commencement date is sufficiently beyond the original distribution commencement date. No future deferrals may be made under this plan.

PartnerShares Stock Option Plan.    Under the PartnerShares Stock Option Plan, the Board of Directors, the Human Resources Committee, or a PartnerShares Committee can grant options to buy the Company’s common stock to any employee of the Company or affiliate of the Company other than employees subject to Section 16 of the Securities Exchange Act of 1934 and certain other specified categories of employees. Participants in the Long-Term Incentive Compensation Plan are generally not eligible to receive option grants under the PartnerShares Plan. The PartnerShares Committee determines, subject to the terms of the plan, the exercise price, the expiration date, and the other exercise terms of each option grant including any vesting price or vesting schedule. Under the terms of the PartnerShares Plan, the exercise price may not be less than the closing share price of the common stock as of the trading day immediately preceding the grant date and the expiration date may not be more than ten years from the grant date.

Performance Deferral Award Plan for Mortgage Banking Executives.    Under this plan, a specified portion of a participant’s unvested bonus award was credited to the participant’s plan account in the form of phantom shares of the Company’s common stock. Participants include certain employees of Wells Fargo Home Mortgage, Inc. and other Company subsidiaries in the mortgage banking, home equity or trust businesses. No future awards may be made under the plan, and 2000 was the last deferral year covered by the plan. The portion of each bonus award covered by the plan vests in three equal annual installments beginning on March 1 of the first year following the year in which the award was granted. For deferral years 1999 and earlier, participants receive the value of the vested portion of their plan account in cash. For deferral year 2000, participants receive the value of the vested portion in shares of the Company’s common stock. Participants can elect to defer receipt of some or all of the vested portion of their plan account into the Deferred Compensation Plan for employees.

Supplemental 401(k) Plan.    The Supplemental 401(k) Plan is a non-qualified supplemental retirement plan that provides benefits to participants in the Company’s 401(k) Plan whose employer matching contributions under that plan are limited because of IRS-imposed limitations on their plan contributions and/or because they elected to defer compensation that would otherwise have been available for contribution to the 401(k) Plan into one or more non-qualified deferred compensation plans maintained by the Company. The terms of the existing Supplemental 401(k) Plan are substantially similar to those of the amended and restated Plan being presented for stockholder approval. Refer to “Item 2—Approve Supplemental 401(k) Plan” below for a description of the material terms of the amended and restated Plan.

ITEM 2—APPROVE SUPPLEMENTAL 401(k) PLAN

At the 2004 annual meeting, stockholders are being asked to approve the Company’s Supplemental 401(k) Plan, as amended and restated (the “Plan”). The Plan is a non-qualified supplemental retirement plan that provides benefits to participants in the Wells Fargo & Company 401(k) Plan (the “401(k) Plan”) whose employer-matching contributions under that plan are limited because of various Internal Revenue Code (the “Code”) limitations on their plan contributions and/or because the participants elected to defer compensation into one or more non-qualified deferred compensation plans maintained by the Company that would otherwise have been available for contribution to the 401(k) Plan. The Company has provided unfunded deferred excess benefit plans similar to the Plan since 1988.

On February 24, 2004, the Board of Directors approved the amended and restated Plan, and is submitting the Plan for approval by stockholders at the 2004 annual meeting as required by New York Stock Exchange rules. The amended and restated Plan increases the number of shares of common stock that the Company may credit to Plan accounts after January 1, 2004 by 2,000,000 and updates certain administrative provisions. Other than these amendments, the amended and restated Plan is substantially similar to the existing plan. The purpose of the increase is to ensure that the Company has flexibility to meet its foreseeable future needs for its contribution allocations under the Plan. If stockholders fail to approve the Plan, the Company will no longer be able to distribute amounts credited to Plan accounts in shares of the Company’s common stock. If that occurs, the Company will evaluate its options to determine how to replace the benefits to employees provided by the Plan.

Set forth below is a summary of the terms of the Plan. A copy of the Plan is included at the end of this proxy statement as Exhibit A, and stockholders are urged to read the complete text of the Plan.

Description of the Supplemental 401(k) Plan Terms

General.    Employees of the Company or of any other Participating Employer who have one year of service under the 401(k) Plan and who satisfy one or more of the following criteria are eligible to participate in the Plan:

•	Employees who have elected to defer earned compensation under a nonqualified deferred compensation plan maintained by the Company to a year subsequent to the year in which such compensation would otherwise be available for contributions to the 401(k) Plan;

•	Employees whose base salary and approved commissions, bonuses and incentive payments paid under incentive plans approved by executive management as well as amounts deferred under a nonqualified deferred compensation plan (collectively, “Plan Certified Compensation”) exceed the annual covered compensation limit ($205,000 in 2004) contained in the Code with respect to the 401(k) Plan; or

•	Employees whose Company matching contributions under the 401(k) Plan are limited as a result of the limitation on employee contributions ($13,000 in 2004) to the 401(k) Plan contained in the Code.

“Participating Employer” means any participating employer under the 401(k) Plan that has at least one employee eligible to participate in the Plan. Eligible employees are automatically enrolled in the Plan. As of February 29, 2004, 3,313 employees were participants in the Plan.

Allocation of Credits.    In the 401(k) Plan, the Company provides a dollar-for-dollar match of participants’ eligible contributions up to 6% of 401(k) Plan certified compensation. If the Company’s 401(k) Plan matching contributions for a participant are limited due to such participant’s deferral of compensation to a nonqualified deferred compensation plan, the Company will make the contribution allocation to the Plan that would have been made in the 401(k) Plan had such participant not deferred compensation. If the Company’s 401(k) Plan matching contributions for a participant are limited as a result of the employee contribution limit under the Code, the Company will make the contribution allocation to the Plan that would have been made in the 401(k) Plan, except it will not match compensation exceeding Plan Certified Compensation. Also, if a participant’s Plan Certified Compensation for purposes of the 401(k) Plan exceeds the Code limit on such compensation, an allocation will be made to the Plan on such certified compensation in excess of the compensation limit. The Plan provides for Company allocations only. No employee contributions are accepted.

Company contribution allocations to the Plan are credited on the last day of the calendar year and converted to equivalent shares of Company common stock based on the closing price of a share of Company common stock on the New York Stock Exchange for the last trading day of the calendar year. Additional allocations are made to reflect dividends paid on the common stock, based on the number of share equivalents credited to a participant’s account as of a record date, and are converted to equivalent shares of Company common stock based on the closing price for the trading day immediately preceding the dividend payment date.

Participants are general unsecured creditors with respect to their benefits under the Plan. Participants earn vesting (ownership) rights to their Plan account based on years of service with the Company in a manner consistent with the vesting of a participant’s account under the 401(k) Plan. A participant’s Plan account and the shares of Company common stock credited to such account are not assignable or transferable by a participant or his or her beneficiary. No right or interest of any participant in his or her Plan account under the Plan may be sold, pledged, assigned, or transferred in any manner while the Plan account is in the possession and control of the Company.

Termination of Employment and Distribution of Plan Accounts.    Upon termination, any portion of a participant’s Plan account that is not vested is forfeited. If a participant reaches age 65, dies, or becomes disabled while employed by the Company, such participant will become 100% vested in his or her Plan account.

Distribution of a vested account balance will begin as soon as administratively feasible in the calendar year following the year a participant retires or otherwise terminates employment. The Plan provides for a single lump sum distribution of a participant’s Plan account. Participants with vested account balances in excess of $5,000 may, however, elect to receive their benefits in up to 10 annual installments. All distributions are subject to income tax withholding and are paid in whole shares of common stock, with cash paid in lieu of fractional shares. If a participant dies before receiving a complete distribution of his or her vested Plan account balance, it will be paid to his or her beneficiary.

Administration.    The Plan is administered by the Company’s Executive Vice President Human Resources (or his or her delegate), who has exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan, including, among other matters, authorizing the payment of benefits and expenses, interpreting the terms of the Plan, adopting procedures for implementing the Plan, and determining participants’ eligibility for benefits and the amounts of such benefits.

Amendment and Termination.    The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time terminate, suspend or amend the Plan in any manner; provided that to the extent required by applicable law, rule or regulation, approval by the stockholders of the Company is required to (i) increase the number of shares of common stock to be credited under the Plan (except for adjustments by reason of stock dividends, stock splits, subdivision, consolidations, combinations, reclassifications or recapitalizations), or (ii) make other material revisions to the Plan. No such action may deprive any participant of any benefits to which he or she would have been entitled under the Plan if such participant’s termination of employment had occurred on the day prior to the date such action was taken, unless agreed to by such participant.

Shares Available for Credit

As of December 31, 2003, a total of 1,371,487 shares of common stock have been credited under the Plan for all employees (including executive officers) who participate in the Plan. Information about the total shares of common stock credited as of that date to Plan accounts of each executive officer named in the Summary Compensation Table and for all executive officers as a group is provided in footnote (4) to the Stock Ownership table on page 7 of this proxy statement. If the Plan amendment is approved by the stockholders, an additional 2,000,000 shares of common stock will be available for credit to accounts under the Plan, subject to appropriate adjustments in the event of certain changes in the outstanding shares of common stock by reason of stock dividends, stock splits, subdivisions, consolidations, combinations, reclassifications, or recapitalizations.

No information can be provided with respect to future contribution allocations or credits in the form of Company common stock that may be made under the Plan (assuming the amended and restated

Plan is approved by stockholders), since such contribution allocations and credits are affected by, among other matters, the amount of compensation earned or deferred by Plan participants and changes in Code limits for contributions to the 401(k) Plan. Information about shares of common stock credited for 2003 to the Plan accounts of the executive officers named in the Summary Compensation Table appears in footnote (4) to that table on page 26 of this proxy statement. For 2003, a total of 23,051 shares and 201,273 shares were credited to the Plan accounts of, respectively, all executive officers as a group, and all employees (including executive officers) who participate in the Plan.

Federal Tax Considerations and Withholding

Currently, allocations to the Plan are not subject to federal and state income tax until they are paid to a participant. Company allocations are considered wages for purposes of Social Security (FICA-Medicare and FICA-OASDI) and, in those states where it applies, State Disability Insurance (SDI). Each year, the value of the vested portion of a participant’s current year’s allocation and the value of prior years’ allocations that vest in the current year are subject to FICA and SDI withholding. The Company will deduct the applicable taxes from participants’ regular pay. The amounts withheld will be reported on the participant’s form W-2.

Distributions from the Plan are subject to ordinary income tax at the time of distribution but are not subject to any tax penalty for distribution prior to age 59½. Taxes on such distributions cannot be deferred by making a rollover to another employer’s plan or an IRA. The Company’s tax deduction for benefits distributed from the Plan occurs at the same time as the benefit becomes taxable to the participant for income tax purposes.

Vote Required; Recommendation

Approval of this proposal requires a vote in favor of the Plan by the holders of a majority of the Company’s shares of common stock present in person or represented by proxy and voting on this proposal at the annual meeting.

The Board of Directors recommends that stockholders vote FOR the proposal to approve the Supplemental 401(k) Plan (Item 2 on the enclosed proxy card).

ITEM 3—APPOINTMENT OF INDEPENDENT AUDITORS

Stockholders will also vote at the annual meeting to ratify the appointment by the Audit and Examination Committee of KPMG LLP (“KPMG”), certified public accountants, as independent auditors of the Company and its subsidiaries for the year ending December 31, 2004. KPMG or its predecessors have examined the financial statements of the Company each year since 1931. Although the Company is not required to seek stockholder ratification of this appointment, the Board believes it is sound corporate governance to do so. If stockholders do not ratify the appointment of KPMG, the Audit and Examination Committee will consider the stockholders’ action in determining whether to appoint KPMG as the Company’s independent auditors for 2005.

Representatives of KPMG will be present at the annual meeting to answer appropriate questions and to make a statement if they wish.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the appointment of independent auditors (Item 3 on the enclosed proxy card).

KPMG Fees

The Company incurred the fees shown in the following table for professional services provided by KPMG for 2003 and 2002:

	2003	2002
Audit Fees (1)	$13,485,000	$9,687,000
Audit-Related Fees (2)	697,000	1,839,000
Tax Fees (3)	13,077,000	9,893,000
All Other Fees (4)	—	382,000

Total	$27,259,000	$21,801,000

(1)	Audit fees principally relate to the audit of the Company’s annual financial statements and the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q. They also relate to services such as comfort letters, statutory audits, attest services, and consent filings.

(2)	Audit-related fees principally relate to audits of employee benefit plans, review of internal controls for selected information systems and business units, performance of selected due diligence procedures related to acquisitions, performance of agreed-upon procedures associated with certain securitization activities, consultation with management as to the accounting treatment of specific transactions, and evaluation of information security controls. Fees for 2002 include services to assist the internal audit function in performing operational audits.

(3)	Tax fees principally relate to the preparation of tax returns for trusts and estates, other tax compliance activities, and other tax planning and consultation services. Fees for the preparation of tax returns of $9.4 million and $7.5 million for 2003 and 2002, respectively, were reimbursed to the Company or paid directly by the trusts and estates for which these services were performed.

(4)	All other fees in 2002 relate to regulatory advisory services.

Audit and Examination Committee Pre-Approval Policies and Procedures

The Audit and Examination Committee is responsible for the appointment, compensation, and oversight of the work of the Company’s independent auditors. The Committee has adopted policies and procedures which prohibit KPMG from providing to the Company certain non-audit services and require Committee pre-approval of all audit and permissible non-audit services provided to the Company by KPMG. The Committee pre-approves on an annual basis services that are of a recurring nature. Changes in the scope of services that have been pre-approved on an annual basis are deemed to be pre-approved by the Committee provided they do not result in fee increases in excess of a relatively small amount established by the Committee. The Committee must pre-approve any scope changes resulting in fee increases in excess of this amount. New recurring services and services that are not recurring in nature are pre-approved by the Committee from time to time throughout the year. Actual fees incurred for services provided to the Company by KPMG are reported to the Committee after the services are fully performed. In determining whether to pre-approve the provision by KPMG of a permissible non-audit service, the Committee considers whether the provision of the service by KPMG could impair the independence of KPMG with respect to the Company. As part of this process, the Committee considers the facts and circumstances of the proposed engagement, including whether KPMG can provide the service more effectively and economically than other firms because of its familiarity with the Company’s business and operations. The Committee also considers the proposed engagement in light of the other non-audit services provided to the Company by KPMG and the fees paid to KPMG for those services. The Committee requires competitive bidding for non-audit services unless it is not warranted because of the facts and circumstances of the proposed engagement.

The Committee has delegated pre-approval authority to each of two designated Committee members. Pre-approval by a designated Committee member is used only for time-sensitive engagements. Pre-approval decisions by a designated Committee member are reported to the full Committee at its next scheduled meeting.

Audit and Examination Committee Report

The Board of Directors has adopted a written charter for the Audit and Examination Committee which sets forth the Committee’s purposes and responsibilities. A copy of the charter is included at the end of this proxy statement as Exhibit B. The eight members of the Committee are named below. Each member is independent, as independence for audit committee members is defined by NYSE rules. The Board has determined, in its business judgment, that each member of the Committee is financially literate as required by NYSE rules, and that J.A. Blanchard III, Enrique Hernandez, Jr., Cynthia H. Milligan, Philip J. Quigley, and Susan G. Swenson each qualifies as an “audit committee financial expert” as defined by SEC regulations.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States. This audit serves as a basis for the auditors’ opinion included in the annual report to stockholders addressing whether the financial statements fairly present the Company’s financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States. The Committee’s responsibility is to monitor and oversee these processes.

The Committee has reviewed and discussed the Company’s 2003 audited financial statements with management. The Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), including matters relating to the conduct of the audit of the Company’s financial statements. KPMG has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with KPMG that firm’s independence from the Company. Based on this review and these discussions, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Members of the Audit and Examination Committee:

Philip J. Quigley, Chair J. A. Blanchard III Enrique Hernandez, Jr. Reatha Clark King	Cynthia H. Milligan Benjamin F. Montoya Judith M. Runstad Susan G. Swenson

ITEM 4—STOCKHOLDER PROPOSAL

REGARDING EXPENSING STOCK OPTIONS

Mr. Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, who held 19,377 shares of common stock on November 16, 2003, intends to submit a resolution to stockholders for approval at the 2004 annual meeting. Mr. Armstrong’s resolution and supporting statement are printed below.

Resolution

That the shareholders of WELLS FARGO & COMPANY request that the Board of Directors cease using executive stock options unless the costs of such options are included as an expense in the annual income and expense statements.

Statement

In last year’s meeting, owners of 694,720,491 shares worth $33,228,481,084 on the date of the meeting voted their shares FOR this proposal; however, our Board has failed to adopt its practice. Only 487,322,565 shares were voted against it.

Stock options are an important component of Wells Fargo’s executive compensation program. Grants of options are to provide positive incentives for executives to focus on long-term value. Increasing the use of stock options at a time of growing investor skepticism of the accuracy and transparency of financial reporting has prompted an intense public awareness on the appropriate accounting treatment for stock options.

Current accounting rules give companies a choice of reporting stock option expenses in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement No. 123). Many corporations, including Wells Fargo, choose to report the calculated costs of company stock options as a footnote in the corporate annual report. Thus, the option costs are not included in the determination of the operating income.

The proponent believes that including the estimated costs of stock options in company income statements would more accurately reflect the operational earnings.

Warren Buffett has stated, “stock options are compensation and compensation is an expense . . .  it should be included as an expense.”

Alan Greenspan has said this disclosure should not effect market prices for shares.

Several corporations seem to be following this advice and will now be disclosing the option costs as an expense.

Standard and Poor’s report—“Measures of Corporate Earnings” (Revised May 14, 2002)—outlines the formula for accurately calculating the after-tax earnings effect generated by a corporation. Its call for a more accurate “core earnings” calculation of earnings was prompted by financial reporting. The accounting treatment for stock options was the main subject and the compelling logic advanced by S & P for including stock options costs in earning statements is that stock grants are components of executive compensation packages, and like other compensation such as salaries, cash bonuses, and other employee benefits, it should be included as an expense in the calculation of operational earnings.

The proponent believes the failure to treat stock option grant costs as expenses on income statements can misrepresent the level of profits at Wells Fargo & Company. He believes the failure to expense stock option costs can result in a “no-cost” compensation attitude that could increase the excessive use of stock options.

If you agree, please vote “FOR” this proposal.

Position of the Board of Directors

The Board of Directors recommends a vote AGAINST this proposal, which is identified as Item 4 on the enclosed proxy card. We considered this proposal last year following its approval by stockholders at the 2003 annual meeting and determined not to implement it for the reasons discussed below.

There continues to be widespread disagreement over whether employee stock options should be accounted for as a corporate expense or as a potential cost to stockholders. The Financial Accounting Standards Board (“FASB”), which has been debating a uniform standard for stock option accounting for a number of years, finally announced last year that it intends to issue for public comment an exposure draft on accounting for stock-based compensation in the first quarter 2004. Given the accounting concerns with expensing employee stock options and the possibility that the FASB will adopt a new standard, we believe it would be premature to adopt at this time a policy to expense employee stock options. We believe this position is consistent with the practices of other companies. A recent survey conducted by the Human Resources and Investor Solutions Department of Mellon Financial Corporation showed that of 167 companies in various industries only 7% had thus far elected to expense employee stock options.

The proponent of this proposal argues that the failure to expense employee stock options could result in the excessive use of options. We believe the Company has been a conservative and responsible grantor of employee stock options with demonstrated ability to use them to increase share value. In addition, we continue to believe that expensing stock options is not the way to address concerns about stock option abuses. Employee stock options are not an accounting issue, but a corporate governance issue better addressed by holding directors accountable for the compensation paid to corporate executives.

Furthermore, we believe to record a transaction that increases or does not change capital as an expense would be inconsistent with principles-based accounting. An expense to the Company is a payment, an outflow or other consumption of corporate assets that reduces the Company’s capital by the amount of the payment. Stock option grants do not reduce the Company’s capital. There is no outflow or other consumption of corporate assets. In fact, when the exercise price is paid to the Company in cash, stock options not only do not reduce capital, they increase it.

Expensing employee stock options would require the Company to predict at the time of grant the actual gain that will be realized by the employee when – and if – the options are exercised one to ten years into the future. Existing option valuation models such as Black-Scholes and binomial models were designed to value short-term, freely tradable options, not employee stock options. We believe these models fail to adequately reflect that employee stock options have long lives, vest over time, are not freely tradable and are subject to forfeiture. They also require a number of assumptions about conditions and events up to ten years into the future, including stock price volatility, the continued

employment of the option holders and the timing of decisions to exercise the options. We believe these deficiencies mean that valuation estimates derived from the models have little chance of accurately predicting future value. Moreover, under current accounting rules, there is no ability to adjust the estimates to reflect options that expire unexercised or to reconcile the estimates with the actual gains received upon exercise.

There is empirical evidence which shows there is little or no correlation between the “value” of an employee stock option at the time of grant, as estimated under existing option valuation models, and the actual option gain realized by the employee at the time of exercise. Sibson Consulting, a division of The Segal Company, a benefits, compensation, and human resources consulting firm, studied the predictive power of the Black-Scholes model, the most widely accepted method to estimate the value of employee stock options. Sibson tested a broad sample of 1,445 companies during six periods between 1972 and 2002, comparing for each company the value of a hypothetical stock option, as estimated using Black-Scholes, with the present value of the actual gain that would have been realized on the option based on subsequent stock price movements. Sibson found that Black-Scholes was generally unable to accurately predict the future value of employee stock options. In fact, for the vast majority of the companies, Sibsen found that the Black-Scholes estimates differed significantly from the actual gains realized on the options.

We believe the real cost of employee stock options is to stockholders if and when the options are exercised. This potential cost is accounted for promptly and accurately and reported to stockholders in the form of diluted earnings per share. Diluted earnings per share show what earnings would have been if all vested and unvested “in-the-money” employee stock options had been exercised and shares had been issued. The Company reports diluted earnings per share in its annual and quarterly financial statements.

The Board of Directors believes the method of reporting employee stock option grants currently used by the Company more fairly presents the economic effect of the grants on the Company and its stockholders and further believes it would be premature to change this method prior to resolution of the issue by the FASB. Accordingly, the Board recommends that stockholders vote AGAINST this proposal.

ITEM 5—STOCKHOLDER PROPOSAL

REGARDING RESTRICTED STOCK

The Massachusetts Laborers’ Pension Fund (the “Pension Fund”), 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803-0900, which held 15,300 shares of common stock on November 5, 2003, intends to submit a resolution to stockholders for approval at the 2004 annual meeting. The Pension Fund’s resolution and supporting statement are printed below.

Resolution

Resolved:    That the shareholders of Wells Fargo & Company (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

(1)	Operational Performance Measures—The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2)	Time-Based Vesting—A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

(3)	Dividend Limitation—No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

(4)	Share Retention—In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

Supporting Statement

As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.

Position of the Board of Directors

The Board of Directors recommends a vote AGAINST this proposal, which is identified as Item 5 on the enclosed proxy card. The essence of this proposal is that the Company use restricted stock grants instead of stock options to compensate senior executives. We disagree with this proposal for two reasons. First, we believe stock options are an indispensable part of an overall compensation strategy because they align the interests of our senior executives and other team members with those of our stockholders. Second, we believe restricted stock grants are not as effective in ensuring this alignment and, in any event, are equally susceptible to abuse.

The primary interest of our stockholders is increased share value. To be effective, then, our compensation strategy must align the interests of our senior executives and other team members with that interest. This means motivating them to work as hard as they can to increase share value over the long-term by giving them the opportunity to benefit if our stock price rises. Stock options provide this motivation in a straightforward and efficient manner. They have value only to the extent the price of our stock rises above the price at the time the options were granted.

We believe the Company has been a conservative and responsible grantor of employee stock options with demonstrated ability to use them to increase share value. The Company’s stock option program includes share retention, or ownership targets that encourage senior executives to retain, while they remain actively employed, shares of the Company’s stock equal to at least 50% of the after-tax profit shares (assuming a 50% tax rate) acquired through option exercises. This helps ensure continued alignment of the interests of our senior executives with those of stockholders after the options are exercised.

Although restricted stock grants would also reward the recipients if our stock price rises, we do not believe they would be as effective as stock options in motivating our senior executives and other team members to increase share value. Unlike stock options, restricted stock grants can have value to the recipient even if the stock price drops or remains the same. For example, let’s assume an employee of a corporation receives a restricted stock grant of 100 shares when the corporation’s stock price is $50. Let’s also assume any performance-based conditions are satisfied and the employee remains with the corporation long enough for the grant to vest. Finally, let’s assume the price of the corporation’s stock has fallen to $45 by the time the grant fully vests. The result: the employee has stock worth $4,500, even though an investor who bought the stock on the open market at the time of grant would have a loss of $500. This fact has led compensation consultants to refer to time-based restricted stock grants as “pay to stay” since to profit the recipient need only remain employed long enough for the stock to vest.

The proponent argues that performance- and time-based restricted share grants provide a better means to tie the level of equity compensation to measures of financial performance other than stock price. By definition, however, performance-based measures other than those tied to stock price can be achieved even if the stock price drops or remains the same. This means recipients of performance- based restricted stock grants can still profit even when there has been no increase in share value. By contrast, recipients of stock option grants profit only if the stock price rises.

The proponent also argues that stock option grants all too often provide extraordinary pay for ordinary performance. We share the proponent’s concern that stock option abuses have led to excessive executive compensation in some egregious and widely publicized cases. However, this has not been true of Wells Fargo and never will be. Moreover, restricted stock grants are equally susceptible to abuse. Irresponsible boards of directors can grant an excessive amount of restricted stock, just as they can grant an excessive number of stock options. This is why excessive compensation is ultimately a corporate governance issue, better addressed by holding directors accountable for the compensation paid to senior executives, than by putting a corporation at a competitive disadvantage by restricting its ability to use stock options as a form of compensation.

The Board believes stock options are the most effective equity-based form of compensation to attract and retain talented executives and other team members and to fully align their interests with those of stockholders in increasing share value over the long-term. Accordingly, the Board recommends a vote AGAINST this proposal.

ITEM 6—STOCKHOLDER PROPOSAL REGARDING

EXECUTIVE COMPENSATION AND PREDATORY LENDING

Northstar Asset Management, Inc., P.O. Box 1860, Boston, Massachusetts 02130, which held 5,100 shares of common stock on November 12, 2003; Samuel O. Mills, P.O. Box 774, Diablo, California 94528, who held 2,500 shares of common stock on November 14, 2003; Martha R. Thompson, 712 South Elam Avenue, Greensboro, North Carolina 27403, who held 55 shares of common stock on November 11, 2003; and Leonora Morrison Fishbach, 455 East 86th Street, Apartment 34A, New York, New York 10028, who held 329 shares of common stock on November 13, 2003 (collectively, the “Proponents”), intend to submit jointly a resolution to stockholders for approval at the 2004 annual meeting. The Proponents’ resolution is printed below.

Supporting Statement Resolution

Whereas,

Wells Fargo is one of America’s largest sub-prime lenders, making real estate and consumer finance loans to borrowers with less than perfect credit.

Historically, sub-prime lending has been fraught with predatory lending abuses. Predatory lending has stripped billions of dollars from borrowers who are often low-income, elderly or people of color, through inflated fees, loans made at rates higher than warranted by customers’ credit scores, poor disclosure of loan terms, and in some cases, outright fraud. Engaging in these practices can be extremely costly to companies and their shareholders. Within the last two years, Citigroup paid $200 million and Household International paid $484 million to settle predatory lending complaints.

Wells Fargo, a relative newcomer to the sub-prime lending industry, has already run afoul of state regulators. In 2003, California regulators filed suit against Wells Fargo Financial California seeking approximately $38 million in penalties for failing to meet state disclosure standards when mailing draft loans (also known as “live checks”) to prospective borrowers. After Wells Fargo represented that it had corrected the disclosure problem, regulators alleged that they found evidence of continued violation and brought “willful disregard” charges in the matter, which is still pending.

In a separate incident, Washington’s top banking regulator approved Wells Fargo’s merger with Pacific Northwest Bancorp in July, 2003, but warned: “public allegations of predatory lending practices and underreporting of Home Mortgage Disclosure Act data by [Wells Fargo’s] non-bank affiliates and operating subsidiaries will be considered…in future examinations.” She also called on federal regulators to investigate these concerns.

Wells Fargo lags other major industry players in developing policies protecting borrowers and shareholders from predatory lending abuses:

Unlike other lenders, Wells Fargo has no clear and public commitment that customers will not be discriminated against or charged higher prices on the basis of which part of the company they do business with.

Wells Fargo has not established policies requiring that all mortgage refinancings provide net benefits to borrowers, as is the current industry best practice.

Wells Fargo has not adjusted compensation policies to discourage abusive sales practices, nor has the company established comprehensive audit procedures to ensure compliance with fair lending laws and company policies.

Wells Fargo continues to charge pre-payment penalties as long as five years, while the best practice within the industry is two years. Pre-payment penalties make it more difficult for borrowers to save money by refinancing.

Resolved,

Shareholders request that the Board conduct a special executive compensation review to study ways of linking executive compensation to successfully addressing predatory lending practices. Among the factors to be considered in this review are: implementation of policies to prevent predatory lending; evaluation of sub-prime loans by outside auditors for compliance with laws and company policies; constructive meetings with concerned community groups; and reductions in predatory lending complaints filed with government bodies. A summary of this review, prepared at reasonable cost and omitting proprietary information, shall be made available to shareholders, upon request, no later than October 1, 2004.

Position of the Board of Directors

The Board of Directors recommends a vote AGAINST this proposal, which is identified as Item 6 on the enclosed proxy card, because the Company does not engage in predatory lending, has implemented numerous policies and procedures designed to permit consumers to make informed and appropriate borrowing decisions, and the Company’s compensation practices require all executives to adhere to the Company’s stated policies, including those regarding lending practices.

The Company strives to meet the credit needs of, and build long-term relationships with all its customers so we can earn all their business and help them succeed financially. Given this philosophy, the Company offers a range of prime and non-prime loan products and terms, including sub-prime and other non-prime loan products offered by Wells Fargo Home Mortgage and Wells Fargo Financial to customers who do not qualify for prime loans or who have selected loans with features that do not qualify for prime pricing. The Proponents have attempted to equate sub-prime lending with predatory lending. However, “predatory lending,” as defined by the Office of the Comptroller of the Currency (the primary regulator of Wells Fargo Bank, National Association and its subsidiary, Wells Fargo Home Mortgage), means making consumer loans (loans for personal, family or household purposes) based predominantly on the value of the collateral for the loan and the lender’s reliance on foreclosure of that collateral as the primary source of repayment, without taking into account the borrower’s ability to repay the loan in accordance with its terms. The Company strongly opposes any such predatory lending practices and has an excellent track record of treating its customers fairly.

Wells Fargo Home Mortgage passes all mortgage loan applications through a filter that ensures that any borrower who qualifies for prime pricing receives a prime loan and requires that all consumers with lower credit scores have a documented ability to repay a loan. Wells Fargo Financial uses risk-based pricing to assure appropriate pricing to each of its customers and requires ability to repay on all loans. In addition, the Company has adopted an industry-best practice which requires that every real estate refinance made through Wells Fargo Home Mortgage’s non-prime lending channels or Wells Fargo Financial pass a borrower benefit test. Loans that do not pass the test are not originated.

The Company’s compensation and commission policies are designed to encourage appropriate sales practices. Wells Fargo Financial does not pay commissions based on loan pricing, and Wells Fargo Home Mortgage equalizes commissions between the prime and non-prime units of Wells Fargo Home Mortgage to eliminate compensation as a factor in the selection of products. The Company also maintains comprehensive monitoring and audit procedures to ensure compliance with fair lending laws and corporate policy. All residential real estate lending employees of the Company are required to complete, on an annual basis, training on these laws and policies.

Finally, contrary to Proponents’ assertion, the Company does not originate loans with prepayment penalty periods of five years. Both Wells Fargo Home Mortgage and Wells Fargo Financial have capped the length of prepayment periods at the lesser of 36 months or, for an adjustable rate loan, the period of time until the first interest rate adjustment. Wells Fargo Financial offers borrowers a choice of a mortgage with or without a prepayment charge, with a corresponding differential in rate.

The Board of Directors believes that the type of executive compensation review that is the stated goal of the proposal is unnecessary, given that the Company does not engage in predatory lending, has embodied its customer-centered philosophy in its consumer lending policies and procedures, and has established compensation practices that do not reward executives for deviation from its stated policies.

Accordingly, the Board of Directors recommends that stockholders vote AGAINST this proposal.

ITEM 7—STOCKHOLDER PROPOSAL

REGARDING POLITICAL CONTRIBUTIONS

The International Brotherhood of Teamsters General Fund (the “Teamsters”), 25 Louisiana Avenue, N.W., Washington, D.C. 20001-2198, which held 3,900 shares of common stock on November 14, 2003, intends to submit a resolution to stockholders for approval at the 2004 annual meeting. The Teamsters’ resolution and statement of support are printed below.

Resolution

RESOLVED: That the shareholders of Wells Fargo Corporation (“Wells Fargo” or “Company”) hereby request that the Company prepare and submit to the shareholders of the Company:

(1)	A report, updated annually. disclosing its policies for political contributions (both direct and indirect) made with corporate funds. The reports shall include, but not be limited to, contributions and donations to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527. This report shall be disclosed to shareholders through the Company’s web site or to shareholders in published form.

(2)	A semi-annual report of political contributions, disclosing monetary and non-monetary contributions to candidates, parties, political committees and other organizations and individuals described in paragraph 1. This report shall contain the following information:

a.	An accounting of the Company’s funds contributed or donated to any of the persons described above;

b.	A business rationale for each of the Company’s political contributions or donations; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

Statement of Support

As long-term shareholders of Wells Fargo, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise discretion over the use of corporate resources for political purposes. They make decisions unilaterally and without a stated business rationale for such donations.

The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are antithetical to the interests of it, its shareholders, and its stakeholders.

According to press reports, some companies make substantial contributions that are not generally known to the public to political committees associated with certain political figures. Those committees, in turn, use the company’s money in ways that could pose reputational problems and legal risks for the company.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives not shared by and may be inimical to the interests of shareholders. There is currently no single source of information providing disclosure to the Company’s shareholders on this issue. That is why we urge your support FOR this critical governance reform.

Position of the Board of Directors

The Board of Directors recommends that stockholders vote AGAINST this proposal, which is identified as Item 7 on the enclosed proxy card. It is the Company’s stated policy that it does not make contributions to candidates in political election campaigns using corporate funds. Contrary to the assertion made in the proposal, Company executives have no authority to deviate from this policy. All contributions on behalf of the Company to candidates for public office and related political entities are made through Wells Fargo Employee Political Action Committees (Employee PACs) funded solely by voluntary employee contributions, are reported to relevant federal, state and local election reporting offices, and are available from public sources and a number of websites maintained by political contribution monitoring groups.

The Company advised the Teamsters of its political contributions policy (the “Policy”) and, as requested by the proposal, has posted the following statement and disclosure on its website:

“WELLS FARGO POLITICAL CONTRIBUTIONS POLICY

All contributions on behalf of Wells Fargo to candidates for public office and related political entities are made through Wells Fargo political action committees (PACs). These PACs are funded solely by voluntary employee contributions. All contributions to election campaigns made through Wells Fargo PACs are reported to relevant federal, state and local election reporting offices.

Pursuant to this Policy, Wells Fargo did not make any contributions in 2003 to candidates for public office or related political entities using corporate funds.”

Stockholders may view the Policy and disclosure on Wells Fargo’s website, www.wellsfargo.com, by clicking on “About Wells Fargo” on the website home page, then selecting “Corporate

Governance,” and thereafter, by clicking on “Political Contributions Policy” under the heading “Governance Policies.”

The Board believes that the Teamsters’ proposal is unnecessary because it has already been implemented. The Company’s stated policy against using corporate funds for political contributions has been included on our website and we have disclosed that, in accordance with this Policy, the Company did not make any political contributions in 2003 to candidates for public office or related political entities using corporate funds. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this proposal.

ADDITIONAL INFORMATION

Delivery of Proxy Materials

Householding.    Only one annual report for the year ended 2003 and proxy statement for the 2004 annual meeting is being delivered to multiple stockholders of record who share the same address and last name unless the Company received contrary instructions from an affected stockholder. This practice is known as “householding.” The Company has been notified that certain brokers and banks that hold Company stock for their customers will also household annual reports and proxy statements. Each stockholder who resides at a householded address will be mailed a separate proxy card. The Company will promptly deliver a separate paper copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of these documents was delivered upon the Company receiving an oral or written request from the stockholder as described below under “Paper Copies of Proxy Materials.”

Any stockholders of record sharing an address who now receive multiple copies of the Company’s annual report and proxy statement and who wish to receive only one copy of these materials per household in the future should contact Wells Fargo Shareowner Services by telephone or mail as instructed below. Any stockholders sharing an address whose shares of Company stock are held by a broker or bank, who now receive multiple copies of the Company’s annual report and proxy statement, and who wish to receive only one copy of these materials per household, should contact the broker or bank to request that only one set of these materials be delivered in the future.

Electronic Access to Proxy Materials.    The Company offers stockholders of record the opportunity to access its annual report and proxy statement (proxy materials) over the internet rather than in printed form. This gives stockholders faster delivery of these documents and saves the Company and its stockholders the cost of printing and mailing these materials. If you have already affirmatively consented to delivery of the Company’s 2003 annual report and 2004 proxy statement by internet, you may access these materials at the following internet addresses: http://www.wellsfargo.com/annual2003.pdf and http://www.wellsfargo.com/proxy2004.pdf. If you are a stockholder of record and would like to consent to delivery of the Company’s proxy materials by internet next year, please go to http://www.econsent.com/wfc/ and follow the instructions for consenting. Stockholders who have consented to receive the Company’s proxy materials via the internet may revoke their consent at any time by going to this internet address and following the instructions on how to revoke.

Stockholders who hold shares of Company common stock in a brokerage account or with a bank should contact their broker or bank directly to determine whether they can also access the Company’s proxy materials next year via the internet or how to revoke any previously given consent.

Paper Copies of Proxy Materials.    Any stockholder who resides at a shared address who has received a single copy of the Company’s 2003 annual report and 2004 proxy statement as described above under “Householding,” and any stockholder who has consented to electronic delivery of the Company’s proxy materials as described above under “Electronic Access to Proxy Materials,” who wish to receive paper copies of these proxy materials for the 2004 annual meeting and, for householded stockholders, future meetings, should contact Wells Fargo Shareowner Services by telephone at 1-651-552-6974 or 1-800-689-8788, or Wells Fargo & Company by mail at: Wells Fargo Center, Sixth and Marquette, Minneapolis, MN 55479, Attention: Corporate Secretary-MAC# N9305-173.

Advance Notice Procedures

Under the Company’s By-laws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered advance notice to the Company. Such notice must contain certain information specified in the By-laws and be delivered to the President and Chief Executive Officer of the Company at 420 Montgomery Street, San Francisco, California 94104, not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Stockholder Proposals for the 2005 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2005 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company’s President and Chief Executive Officer at 420 Montgomery Street, San Francisco, California 94104, no later than November 19, 2004.

EXHIBIT A

WELLS FARGO & COMPANY

SUPPLEMENTAL 401(k) PLAN

(As Amended and Restated Effective January 1, 2004)

Sec. 1    Name and Purpose. The name of the Plan is the “Wells Fargo & Company Supplemental 401(k) Plan” (the “Plan”). This Plan, as amended and restated, shall be effective January 1, 2004. This Plan is maintained by Wells Fargo & Company (the “Company”) for the purposes of providing benefits to participants in the Wells Fargo & Company 401(k) Plan (the “401(k) Plan”) whose contributions to the 401(k) Plan are limited by Internal Revenue Code (the “Code”) sections 401(a)(17) and 402(g) and providing benefits to eligible employees who have chosen to defer compensation into a nonqualified deferred compensation plan maintained by the Company that would otherwise be available for contributions to the 401(k) Plan.

Sec. 2    Definitions. All references herein to the “401(k) Plan” are references to the Wells Fargo & Company 401(k) Plan as it may be amended from time to time. In addition, except where specifically defined in this Plan, all capitalized terms herein shall have the same meaning as given to those terms in the 401(k) Plan.

Sec. 3    Nonqualified Certified Compensation. Nonqualified Certified Compensation for purposes of the credits to Plan Accounts under Section 8 means a participant’s base pay and all approved commissions, bonuses and incentive payments paid to the participant by the Company or a Participating Employer during a particular pay period subject to the following:

(a)	Nonqualified Certified Compensation shall include any Salary Deferral Contributions on behalf of a participant under the 401(k) Plan, any salary reduction contributions to any cafeteria plan under Code section 125, and any salary reduction contributions to a qualified transportation fringe benefit under Code section 132(f)(4) maintained by a Participating Employer. Nonqualified Certified Compensation shall not include any severance payment. Effective for participants who commence on or after October 1, 2003, a leave of absence that is classified by his or her Participating Employer as a salary continuation leave of absence, Nonqualified Certified Compensation shall not include any salary continuation pay paid to the participant while on a salary continuation leave of absence.

(b)	Nonqualified Certified Compensation shall include payments under any commission, bonus or incentive compensation programs or plans which the Company designates as included in Nonqualified Certified Compensation by written action of the Chairman, President or the Executive Vice President of Human Resources. Notwithstanding the previous sentence, payments under any such commission, bonus or incentive compensation plan shall not be included in Nonqualified Certified Compensation to the extent those payments exceed any limit the Company establishes in such written action.

(c)	Nonqualified Certified Compensation shall include deferrals of base pay, approved commissions, bonuses and incentive payments for a participant who has entered into an agreement under a nonqualified deferred compensation plan or arrangement maintained by the Company or any other Participating Employer under which payment of such compensation will be deferred to a year subsequent to the year in which it would otherwise have been paid to the participant subject to any limitations imposed by the Company.

(d)	Nonqualified Certified Compensation shall include for a participant who has entered into an agreement under a nonqualified deferred compensation plan or arrangement maintained by the Company or any other Participating Employer to defer compensation, the amount of such deferred compensation that would have been considered Certified Compensation under the 401(k) Plan if it had not been deferred under the nonqualified deferred compensation plan.

(e)	Notwithstanding the foregoing provisions of this section, commencing January 1, 2003 and solely for purposes of allocating Employer Matching Contributions under Section 8, any Nonqualified Certified Compensation paid to a participant while the participant is employed in a position subject to this subsection (e) shall be disregarded to the extent such Nonqualified Certified Compensation exceed $50,000 for a Plan Year.

(i)	This subsection (e) applies to any participant who is employed by Wells Fargo Home Mortgage, Inc., its successor or any of its subsidiaries in any of the following job categories: Mortgage Consultant, Mortgage Sales Representative, Sales Supervisor, Escrow Sales Representative, Renovation Staff Consultant, Marketing Representative, Wholesale Account Executive, Wholesale Account Executive Sub-prime or any other job category which Wells Fargo Home Mortgage, Inc. classifies as equivalent to the job categories listed above. In addition, this subsection (e) applies to any Participant who is employed by Wells Fargo Home Mortgage, Inc., its successor or any of its subsidiaries in one of the job categories listed above (or in any other job category that the Company classifies as equivalent to one of the job categories listed above for purposes of this subsection (e)) and who is also simultaneously employed by Wells Fargo Investments, LLC.

(ii)	If a participant is transferred into a position that is subject to this subsection (e) during a Plan Year, the $50,000 limit under this subsection for that Plan Year shall be reduced (but not below $0) by the amount of Nonqualified Certified Compensation credited to the participant for service during that Plan Year prior to the transfer date.

Sec. 4    Company and Participating Employers. The “Company” is Wells Fargo & Company, a Delaware corporation, and any successor to said corporation. Each Participating Employer in the 401(k) Plan shall also be a Participating Employer in this Plan if any of its employees are eligible to become participants in this Plan.

Sec. 5    Participation. Employees of the Company or of any other Participating Employer and who satisfy one or more of the following criteria are eligible to participate in this Plan:

(a)	Employees who have satisfied one year of Vesting Service under the 401(k) Plan and who enter into an agreement with their respective Participating Employer under which payment of compensation earned by the participant will be deferred to a stated year subsequent to the year in which it would otherwise have been recognized as Certified Compensation under the 401(k) Plan. The compensation of a participant that is so deferred is referred to in this Plan as “Deferred Compensation.”

(b)	Employees who have satisfied one year of Vesting Service under the 401(k) Plan and whose Salary Deferral Contributions and/or Employer Matching Contributions for any Plan Year commencing on or after January 1, 1989, are limited by Code Section 401(a)(17).

(c)	Employees who have satisfied one year of Vesting Service under the 401(k) Plan and whose Employer Matching Contributions under the 401(k) Plan for any Plan Year commencing on or after January 1, 2002 did not reach the maximum of six percent of Certified Compensation as a result of the limitation on Salary Deferral Contributions under Code Section 402(g).

Sec. 6    Establishment of Plan Account. An account (a “Plan Account”) shall be established under this Plan for each participant.

Sec. 7    Credits Based on Deferred Compensation. For each Plan Year in which a participant described in Section 5(a) has Deferred Compensation, the participant’s Plan Account shall receive credits equal to the Employer Matching Contributions that would have been made to the participant’s 401(k) Plan Account if the participant’s Deferred Compensation for the Plan Year had been included in Certified Compensation under the 401(k) Plan for such Plan Year, minus the total Employer Matching Contributions made to the 401(k) Plan on behalf of the participant for that Plan Year. For purposes of this section:

(a)	It will be assumed that the participant made Salary Deferral Contributions with respect to his or her Deferred Compensation at the rate selected by the participant with regard to Certified Compensation under the 401(k) Plan for the quarter in which the Deferred Compensation would otherwise have been paid.

(b)	Each such participant’s Plan Account shall receive credits under this section as of the end of the Plan Year in which an Employer Matching Contribution would otherwise have been reflected in the participant’s 401(k) Plan. A participant shall receive credits under this section for the portion of the Plan Year in which the participant had Deferred Compensation even if the participant terminates employment prior to the end of the Plan Year.

Sec. 8    Credits Based on Limit on Contributions. The Plan Account of each participant described in Sections 5(b) or 5(c) shall receive credits equal to the Employer Matching Contributions that would have been made to the 401(k) Plan for the participant for the Plan Year if the limit specified in Section 5(b) did not apply for that Plan Year and the definition of Nonqualified Certified Compensation in Section 3 of this Plan applied to the 401(k) Plan for that Plan Year. For purposes of this section:

(a)	It will be assumed that the participant continued to make Salary Deferral Contributions during the remainder of the Plan Year equal to the rate of Salary Deferral Contributions selected by the participant for the quarter in which the participant first reached the limit specified in Sections 5(b) or 5(c). It will be further assumed that the Nonqualified Certified Compensation for the Plan Year of a participant as defined in Section 3 included his or her Deferred Compensation for the Plan Year.

(b)	The maximum credit under this Section 8 to the participant’s Plan Account for any Plan Year shall be equal to the Employer Matching Contributions for the entire Plan Year based on the rate of Salary Deferral Contributions selected by the participant in the 401(k) Plan (not to exceed the maximum percentage of Certified Compensation eligible for Employer Matching Contributions under the 401(k) Plan) for the quarter in which the participant first reached the limit specified in Sections 5(b) or 5(c) and computed using the definition of Nonqualified Certified Compensation in Section 3 of this Plan as if such limit did not apply, minus (i) the total Employer Matching Contributions made to the 401(k) Plan on behalf of that participant for that Plan Year, and (ii) any credits the participant received for that Plan Year under Section 7.

(c)	Credits under this section shall be reflected in the participant’s Plan Account as of the end of the Plan Year in which an Employer Matching Contribution would have been reflected in the participant’s 401(k) Plan Account if the limit specified in Sections 5(b) and 5(c) did not apply for that Plan Year. A participant shall receive credits under this section even if the participant terminates employment prior to the end of the Plan Year.

Sec. 9    Investment of Credits. Prior to September 30, 1991, credits to a participant’s Plan Account were allocated to one or more of the “Investment Funds” (other than the ESOP Fund) which were available as investment options under the Norwest Corporation Savings Investment Plan for that quarter. On and after September 30, 1991, no changes in Investment Funds existing as of that date were allowed and all credits allocated to a participant’s Plan Account on and after September 30, 1991 were allocated solely to the Wells Fargo & Company Stock Investment Fund described in Section 10. Effective on and after January 1, 2003, all participants’ Plan Accounts are allocated solely to the Wells Fargo & Company Stock Investment Fund and no other Investment Funds are available. Amounts credited as of December 31, 2002 to a participant’s Plan Account and not allocated to the Wells Fargo & Company Stock Investment Fund as of that date were reallocated effective January 1, 2003 to the Wells Fargo & Company Stock Investment Fund based on the New York Stock Exchange only closing price per share of the Company common stock as of December 31, 2002.

Sec. 10    Adjustment and Funding of Accounts. Credits to a participant’s Plan Account shall be subject to the following:

(a)	Effective on and after January 1, 2003, all participants’ Plan Accounts are allocated to the Wells Fargo & Company Stock Investment Fund. Such credits shall be stated in the form of shares of Company common stock, the number of which shall be determined by dividing the amount of the credits made pursuant to Sections 7 or 8 of this Plan for a Plan Year by the New York Stock Exchange only closing price per share of Company common stock as of December 31 of that Plan Year. If December 31 is not a trading date, the closing price per share of Company common stock reported on the trading date immediately preceding that December 31 shall be used. Adjustments to the number of shares of Company common stock credited to the participant’s Plan Account shall be made to reflect dividends paid on Company common stock pursuant to subsection (c) below. If the Company chooses to fund the credits to the Wells Fargo & Company Stock Investment Fund, the Company shall make contributions in cash or in Company common stock to the trust described in Section 21. Any cash contributions shall be used by the trustee to purchase shares of Company common stock within 10 business days after such deposit. Purchase of such shares may be made by the trustee in brokerage transactions or by private purchase, including purchase from the Company. All shares held by the trust shall be held in the name of the trustee.

(b)	All Plan Account credits shall consist solely of bookkeeping entries.

(c)	Each time a dividend is paid on the Company common stock, the participant shall receive a credit to the Wells Fargo & Company Stock Investment Fund in his or her Plan Account. The amount of the dividend credit shall be the number of shares of Company common stock determined by multiplying the dividend amount per share by the number of shares credited to a participant’s Wells Fargo & Company Stock Investment Fund as of the record date for the dividend and dividing the product by the New York Stock Exchange only closing price per share of Company common stock as of the trading date immediately preceding the dividend payment date.

Sec. 11    Plan Account Statements. The Company may from time to time issue statements to participants advising them of the status of their Plan Accounts, but shall not be required to do so. The issuance of such statements shall not in any way affect the rights of participants hereunder.

Sec. 12    Number of Shares under the Plan/Adjustments for Certain Changes in Capitalization. As of December 31, 2003, 1,371,487 shares of Company common stock were credited to Plan Accounts. On and after January 1, 2004, no more than an additional 2,000,000 shares of

Company common stock may be credited to Plan Accounts, except that any share credits to a Plan Account which are forfeited pursuant to Section 15 may again be credited under the Plan.

If the Company shall at any time increase or decrease the number of its outstanding shares of Company common stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Company common stock, or through a stock split, subdivision, consolidation, combination, reclassification, or re-capitalization involving the Company common stock, then the numbers, rights, and privileges of the shares that are and may be credited to the Wells Fargo & Company Stock Investment Fund under the Plan shall be increased, decreased, or changed in like manner as if such shares had been issued and outstanding, fully paid, and non-assessable at the time of such occurrence.

Sec. 13.    Voting Company Common Stock. If any credits issued pursuant to this Plan are, in the discretion of the Company, funded in a trust as described in Section 21, the Company common stock held in trust shall be voted by the trustee in its discretion.

Sec. 14    Loans and Withdrawals. A participant may not request or receive any loans or withdrawals from his or her Plan Account. The credits in a participant’s Plan Account will be paid out only as described in Sections 16, 17 and 18.

Sec. 15    Benefit on Termination of Employment. Upon Termination of Employment, a participant shall be entitled to a benefit equal to the number of shares of Company common stock credited to the participant’s Plan Account, calculated as of the end of the calendar year immediately prior to the date benefits are distributed pursuant to Sections 16 or 17, multiplied by the vested percentage determined under either Sections 9.1, 9.2 or 9.3 of the 401(k) Plan that would be applicable to the participant, disregarding, however, Section 9.2(a)(3) of the 401(k) Plan. Any portion of the participant’s Plan Account that is not vested shall be forfeited.

Sec. 16    Form and Time of Payment of Benefits Upon Termination of Employment. When an employee is first eligible to become a participant in the Plan, the employee shall complete a written election to receive his or her vested Plan Account upon his or her subsequent Termination of Employment in either a single lump sum or in a series of annual installments not to exceed ten annual installments. The participant may change the form of payment (lump sum or installment) prior to the participant’s Termination of Employment by filing a written election with the Plan Administrator at least 12 months prior to the date of the participant’s Termination of Employment. If the employee does not complete a written election as to the form of payment at the time the employee first becomes eligible for the Plan or if any written election as to the form of payment is not received by the Plan Administrator at least 12 months prior to the date of the participant’s Termination of Employment, the participant’s vested Plan Account shall be paid to the participant in a single lump sum payment.

Payment of the participant’s vested Plan Account in a lump sum or in installments will commence as soon as administratively feasible after the end of the calendar year in which the participant’s Termination of Employment occurs. Payment to the participant will be in the form of whole shares of common stock with cash for any fractional share, net of any required withholding taxes. If the participant is to receive payment in installments, the amount of each installment will be equal to the total amount of the participant’s vested Plan Account divided by the number of installments remaining to be made, including the current installment, and the whole shares of Company common stock and cash for any fractional share to be distributed shall be deducted from the total amount the participant’s vested Plan Account.

Notwithstanding anything in this Section 16 to the contrary, if the total value of the participant’s vested Plan Account is $5,000 or less as of the December 31 immediately following the participant’s Termination of Employment (or if the participant’s Termination of Employment is December 31, as of that date), the participant shall receive distribution of his or her entire vested Plan Account as soon as administratively feasible after the end of the calendar year in which the participant’s Termination of Employment occurs. Payment to the participant will be in the form of whole shares of Company common stock with cash for any fractional share, net of any required withholding taxes.

Sec. 17    Death Benefits. If a participant dies while employed, or dies after Termination of Employment but before receiving his or her benefit under this Plan, the participant’s remaining vested Plan Account (determined as provided in Section 15) shall be paid to the participant’s Beneficiary determined under the 401(k) Plan as soon as administratively feasible after the end of the calendar year in which the participant dies. Payment to the Beneficiary will be in the form of whole shares of Company common stock with cash for any fractional share, net of any required withholding taxes.

Sec. 18    Benefits Upon the Occurrence of Certain Business Transactions. If the Company shall merge or consolidate with another corporation and the Company is not the surviving corporation (a “Transaction”), and the consideration received by the holders of common stock of the Company in the Transaction consists only of common stock of another publicly owned corporation whose outstanding stock is listed on the New York Stock Exchange or quoted in the NASDAQ National Market System (“Publicly-Traded Stock”), each share of Company common stock credited to a participant’s Plan Account shall be converted to a credit for the number of shares of Publicly-Traded Stock which the holder of a share of Company common stock is entitled to receive in such Transaction and, beginning on and after the effective date of the Transaction, any future credits to Plan Accounts or payment of vested benefits payable in the form of shares of common stock shall be made in the form of shares of such Publicly-Traded Stock.

If the consideration received by the holders of common stock of the Company in a Transaction consists of any consideration other than Publicly-Traded Stock, each share of Company common stock credited to a participant’s Plan Account shall be restated as credits for cash in an amount equal to the number of shares of Company common stock credited to a participant’s Plan Account immediately prior to the effective date of the Transaction multiplied by the average of the high and low prices of a share of Company common stock on the New York Stock Exchange for each of the five trading days preceding the effective date of the Transaction. Such cash shall automatically be deemed to be invested in one or more investment accounts that conform to the investment fund options then provided by the 401(k) Plan, upon such terms and conditions as may be established by the Human Resources Committee of the Board of Directors.

Sec. 19    Nonassignability. A participant’s Plan Account and the shares of Company common stock credited to a participant’s Plan Account are not assignable or transferable by a participant or Beneficiary nor shall any participant or Beneficiary have the power to anticipate, alienate, dispose of, pledge or encumber his or her Plan Account while the Plan Account is in the possession and control of the Company. The Company shall not recognize any attachment, garnishment, execution of judgment or other legal process while the participant’s Plan Account is in the possession and control of the Company. The designation of a Beneficiary by a participant does not constitute a transfer.

Sec. 20    Unsecured Obligation. The obligations of the Company to make payments under this Plan constitute only the unsecured (but legally enforceable) promise of the Company to make such payments. The participant shall have no lien, prior claim or other security interest in any property of the Company. The Company is not required to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If such a fund is established, the property therein shall remain the sole and exclusive property of the Company. The Company will pay the cost of this Plan out of its general assets. All references to Account, Accounts, gains, losses, income, expenses, payments and the like are included merely for the purpose of measuring the Company’s obligation to participants in this Plan and shall not be construed to impose on the Company the obligation to create any separate fund for purposes of this Plan.

Sec. 21    Trust Fund. If the Company chooses to fund credits to participants’ Plan Accounts, all cash contributed for such funding shall be held and administered in trust in accordance with the terms and provisions of a trust agreement between the Company and the appointed trustee or any duly appointed successor trustee. All Company common stock or other funds in the trust shall be held on a commingled basis and shall be subject to the claims of general creditors of the Company. Plan Accounts shall be for bookkeeping purposes only, and the establishment of Plan Accounts shall not require segregation of trust assets.

Sec. 22    No Guarantee of Employment. Participation in this Plan does not constitute a guarantee or contract of employment with any Participating Employer. Such participation shall in no way interfere with any rights of a Participating Employer to determine the duration of a participant’s employment or the terms and conditions of such employment.

Sec. 23    Withholding of Taxes. The benefits payable under this Plan shall be subject to the deduction of the amount of any federal, state or local income taxes, Social Security tax, Medicare tax or other taxes required to be withheld from such payments by applicable laws and regulations.

Sec. 24    Administration. For purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, the Plan Administrator shall be the Company’s Executive Vice President Human Resources. The Plan Administrator or its delegatee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Plan Administrator’s powers and duties shall include, but shall not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits and expenses of the Plan as they become payable under the Plan; (c) authority to engage such legal, accounting and other professional services as it may deem necessary; (d) discretionary authority to interpret the terms of the Plan; (e) authority to adopt procedures for implementing the Plan; and (f) discretionary authority to determine participants’ eligibility for benefits under the Plan or the amount of such benefits; and to resolve all issues of fact and law in connection with such determinations.

Sec. 25    Claims Procedure. The Company shall establish a claims procedure consistent with the requirements of ERISA. Such claims procedure shall provide adequate notice in writing to any participant or Beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant and shall afford a reasonable opportunity to a claimant whose claim for benefits has been denied for a full and fair review by the Company of the decision denying the claim.

Sec. 26    Construction and Applicable Law. This Plan is intended to be construed and administered as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be construed and administered according to the laws of the State of Minnesota to the extent that such laws are not preempted by ERISA.

Sec. 27    Agent for Legal Process. The Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

Sec. 28    Amendment and Termination. The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time terminate, suspend or amend this Plan in any manner; provided, that to the extent required by applicable law, rule or regulation, the stockholders of the Company must approve any amendment to (i) increase the number of shares of common stock to be credited under this Plan (except for adjustments by reason of stock dividends, stock splits, subdivision, consolidations, combinations, reclassifications or recapitalizations), or (ii) make other material revisions to this Plan. No such action shall deprive any participant of any benefits to which he or she would have been entitled under the Plan if the participant’s Termination of Employment had occurred on the day prior to the date such action was taken, unless agreed to by the participant.

Notwithstanding any provision of this Plan to the contrary, in the event the maximum number of shares that can be credited to Plan Accounts under Section 12 is reached and, if required by applicable law, rule or regulation, the stockholders of the Company have not approved an amendment of this Plan increasing said maximum, all further credits under this Plan shall cease until such time as the stockholders of the Company give said required approval of such an amendment increasing the maximum allocation, unless otherwise determined by the Company’s Board of Directors.

Sec. 29    Effective Date of the Plan. The effective date of this restated Plan is January 1, 2004. The Plan’s original effective date was July 1, 1988.

EXHIBIT B

WELLS FARGO & COMPANY

AUDIT AND EXAMINATION COMMITTEE CHARTER

PURPOSE:

The primary purpose of the Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management activities related to accounting and financial reporting policies, internal controls, auditing practices, and legal and regulatory compliance; to discuss the integrity of the Company’s financial statements and the adequacy and reliability of disclosures to stockholders; to review the qualifications and independence of the outside auditors and the performance of internal and outside auditors; to prepare the Committee report included in the Company’s annual proxy statement in accordance with SEC rules; to perform the audit committee functions specified by 12 C.F.R. Part 363 for depository institution subsidiaries of the Company; and to perform the functions of a fiduciary audit committee required by 12 C.F.R. § 9.9 for national bank subsidiaries of the Company that have fiduciary powers.

While the Committee has the responsibilities and powers set forth in this Charter, the Committee is not providing any expert or special assurance as to the Company’s financial statements, internal controls, or any professional certification as to the outside auditors’ work, and it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the outside auditors. Nor is it the duty of the Committee to assure compliance with laws and regulations and the Company’s Code of Ethics and Business Conduct.

MEMBERSHIP:

The Committee is comprised of a minimum of three members, and meets regularly at least four times per year. Special meetings may be called in accordance with the By-Laws or resolutions adopted by the Board. Committee members are appointed by the Board on the recommendation of the Governance and Nominating Committee and may be replaced by the Board. Committee members shall meet all applicable independence and experience requirements imposed by statute, the New York Stock Exchange, and any applicable regulatory authority. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

AUTHORITY AND RESPONSIBILITIES:

The Committee provides a vehicle for communication between the directors and the outside auditors, the internal auditors and financial management, and establishes a forum for an open exchange of views and information. The Committee will meet periodically with management, the internal auditors, and the outside auditors in separate executive sessions. The outside auditors shall report directly to the Committee.

The Committee may, in its discretion, form and delegate all or a portion of its authority to subcommittees. The Committee shall make regular reports to the Board summarizing the matters reviewed and actions taken at each Committee meeting.

In carrying out its oversight function, the Committee is responsible for conducting the following recurring activities:

Integrity of Financial Reporting

1.	Financial Reporting Generally. Discuss the annual audited financial statements and quarterly financial statements with management and the outside auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Discuss with the outside auditors their judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied to its financial reporting as required by SAS 61, as modified or supplemented. Review with management and the outside auditors the basis for their reports issued under 12 C.F.R. § 363.2(b). Discuss with management and the outside auditors the financial effects of regulatory and accounting initiatives as well as off-balance sheet structures. Review disclosures to the Committee by the CEO and CFO during their certification of the Company’s Forms 10-K and 10-Q regarding any significant deficiencies in the design or operation of internal controls and any fraud involving any employees who have a significant role in the Company’s internal controls. Resolve any disagreements between management and the outside auditors regarding financial reporting.

2.	Inclusion of Audited Financials in 10-K. Recommend to the Board whether to include the audited financial statements in the Company’s Form 10-K.

3.	Quarterly Financial Issues. Instruct the outside auditors to meet with and apprise the Committee Chair of any issues deemed significant by the outside auditors and related to the Company’s quarterly financial results prior to the filing of the Company’s Form 10-Q.

4.	Other Public Communications. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

Internal Control Environment

5.	Internal Company Reports. Review internal reports to remain apprised of material financial exposures and management actions to address issues related to:

•	Internal audit activities and the internal auditors’ evaluation of internal controls;

•	Exposures, uninsured risks, insurance and bonding losses, and insurance coverage and premiums.

6.	Outside Reports. Receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters and provide for confidential, anonymous submission by employees of their concerns regarding such matters.

7.	Appropriate Response. Determine that appropriate actions have been taken to resolve matters reported to the Committee that in the Committee’s judgment could materially jeopardize the Company’s financial condition, such as unacceptable control conditions, deviations from policy, high uninsured risks, non-compliance with federal and state laws, and legal actions

Oversight of Auditors

8.	Retention; Approval of Services. Select, evaluate, and, where appropriate, replace the outside auditors. In addition to assuring the regular rotation of the lead audit partner as required by law, also review and evaluate the lead audit partner and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the firm. Exercise sole authority to approve all audit engagement fees and terms as well as all significant non-audit engagements of the outside auditors, to be approved in advance to the extent and in the manner required by law; and review the appointment and replacement of the Chief Auditor.

9.	Auditor Independence. Review periodic reports regarding non-audit activities of the outside auditors and related fees, and any other disclosures required by Independence Standards Board Standard No. 1, as modified or supplemented. Discuss with the outside auditors any disclosed relationships or services that may impact their objectivity and independence and recommend that the Board take appropriate action to satisfy itself of the independence of the outside auditors in response to the auditors’ reports.

10.	Evaluation of Quality Controls. At least annually, obtain and review a report by the outside auditors describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the outside auditors and the Company.

11.	Conduct of Audit. Receive from the outside auditors on a timely basis: their report of all critical accounting policies and practices to be used in the audit; all alternative treatments of financial information within generally accepted accounting principles discussed with management, the ramifications of such alternatives, and the treatment preferred by the outside auditors; and other material written communications between the outside auditors and management, including any management letter or schedule of unadjusted differences. Meet with the outside auditors and the Chief Auditor prior to the audit to review the planning, budget and staffing of the audit, the adequacy of the resources of the outside auditors and the internal auditors, and the appropriateness of their access within the Company in light of the scope of their work. In the course of the audit, inquire of the outside auditors as to any difficulties encountered, including any restrictions on the scope of activities or access to required information, any disagreements with management, and management’s response. Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934 (15 U.S.C. § 78j-1). To the extent deemed necessary or appropriate by the Committee, discuss with the outside auditors’ national office issues on which it was consulted by the outside auditors as well as matters of audit quality and consistency.

Compliance with Legal, Regulatory Requirements & Wells Fargo’s Policies

12.	Legal. Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies, and any material reports or inquiries received from regulators or governmental agencies.

13.	Non-Company Reports. Review with management and the outside auditors correspondence with regulators or governmental agencies and employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

14.	Internal Reports. Review internal reports and management actions to address issues related to compliance with Company policies, including the Code of Ethics and Business Conduct.

15.	Company Policies. Approve the Company’s hiring policies regarding employees and former employees of the outside auditors, and review and discuss significant changes in the Company’s policies related to:

•	Processes for risk assessment and management;

•	Internal controls;

•	Accounting and financial reporting; and

•	Ethical behavior of employees.

16.	Committee Report. Include in the Company’s annual proxy statement the Committee report required by the rules of the Securities and Exchange Commission.

17.	Bank Audit Committee. Perform the audit committee functions specified by 12 .F.R. Part 363 for depository institution subsidiaries of the Company and act as a fiduciary audit committee in accordance with 12 C.F.R. § 9.9 on behalf of the national bank subsidiaries of the Company that have fiduciary powers. Meet with regulators when requested by regulators or deemed necessary or appropriate by the Committee.

COMMITTEE	CHARTER AND PERFORMANCE EVALUATION:

The Committee shall review and assess the adequacy of this Charter annually. The Committee may recommend amendments to this Charter at any time and submit amendments for approval to the Board. The Committee shall also conduct an annual performance evaluation of the Committee.

COMMITTEE RESOURCES:

In discharging its oversight responsibilities, the Committee is authorized to retain and obtain advice from legal, accounting, or other experts or consultants at its discretion and at the Company’s expense without prior permission of the Board of Directors or management.

CCM4521

COMPANY #

WELLS FARGO & COMPANY

420 Montgomery Street, San Francisco, California 94104

This proxy is solicited by the Board of Directors of Wells Fargo & Company (the “Company”) for use at

the Annual Meeting of Stockholders on Tuesday, April 27, 2004 at 1:00 p.m., Pacific daylight time,

at 420 Montgomery Street, San Francisco, California 94104.

By signing this proxy, the undersigned hereby revokes all prior proxies, and appoints Patricia R. Callahan, David J. Munio, and James M. Strother, and each of them, with full power of substitution, as proxies to vote all shares of the Company’s common stock held of record by the undersigned at the close of business on March 9, 2004, which the undersigned would be entitled to vote if personally present at the Annual Meeting or at any adjournments or postponements thereof, as specified on this proxy card.

TO ACCESS THE PROXY MATERIALS BY INTERNET, OR TO VOTE BY INTERNET,

BY TELEPHONE, OR BY MAIL - SEE REVESE SIDE OF THIS PROXY CARD

The Board of Directors recommends a vote “FOR” Items 1, 2 and 3.

Item 1.	Election of directors:

01 J.A. Blanchard III 02 Susan E. Engel 03 Enrique Hernandez, Jr. 04 Robert L. Joss 05 Reatha Clark King	06 Richard M. Kovacevich 07 Richard D. McCormick 08 Cynthia H. Milligan 09 Philip J. Quigley 10 Donald B. Rice	11 Judith M. Runstad 12 Stephen W. Sanger 13 Susan G. Swenson 14 Michael W. Wright	☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Item 2. Proposal to approve the Company’s Supplemental 401(k) Plan.			☐ For	☐ Against	☐ Abstain

Item 3. Proposal to ratify appointment of KPMG LLP as independent auditors for the year 2004.			☐ For	☐ Against	☐ Abstain

ò Please fold here - Do not separate ò

The Board of Directors recommends a vote “AGAINST” Items 4, 5, 6 and 7.

Item 4. Stockholder proposal regarding expensing stock options.			☐ For	☐ Against	☐ Abstain

Item 5. Stockholder proposal regarding restricted stock.			☐ For	☐ Against	☐ Abstain

Item 6. Stockholder proposal regarding executive compensation and predatory lending.			☐ For	☐ Against	☐ Abstain

Item 7. Stockholder proposal regarding political contributions.			☐ For	☐ Against	☐ Abstain

Item 8. In the proxies’ discretion, to vote on any other matter properly before the annual meeting, or any adjournment or postponement thereof.			☐ For	☐ Against	☐ Abstain

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3, AGAINST ITEMS 4, 5, 6 AND 7, AND IN THE MANNER SET FORTH IN ITEM 8 ABOVE.

This proxy will be valid until the first of the following two dates to occur: the date that is one year from the date shown below and the date the Annual Meeting is completed.

Address change?    Mark Box ☐

Indicate changes below:

Dated	, 2004

Please sign exactly as name appears on proxy card

Signature(s) in Box

If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

(LOGO)

WELLS FARGO & COMPANY

420 MONTGOMERY STREET

SAN FRANCISCO, CALIFORNIA 94104

2004 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 27, 2004

1:00 p.m., Pacific daylight time

ACCESS PROXY MATERIALS BY INTERNET

If you consented to access the annual report and proxy statement electronically, please go to the following internet addresses: http://www.wellsfargo.com/annual2003.pdf and http://www.wellsfargo.com/proxy2004.pdf

If you are a registered stockholder and would like to access the proxy materials electronically next year, please indicate you consent at the following website address: http://www.econsent.com/wfc/

ò Please fold here - Do not separate ò

VOTE BY INTERNET, TELEPHONE, OR MAIL

There are three ways to vote your proxy. Your internet or telephone vote authorizes Patricia R. Callahan, David J. Munio, and James M. Strother, and each of them, with full power of substitution, as proxies, to vote your shares in the same manner as if you had marked, signed, and returned the proxy card.

TO VOTE BY INTERNET:

GO TO THE INTERNET ADDRESS: http://www.eproxy.com/wfc/

•       Use the internet to vote by proxy 24 hours a day, 7 days a week, until noon (CDT) on April 26, 2004.

•       Please have your proxy card and the last four digits of your Social Security number or tax identification number available. Follow the simple instructions when prompted.

TO VOTE BY TELEPHONE:

CALL TOLL FREE ON A TOUCH-TONE TELEPHONE: 1-800-560-1965.

•       Use any touch-tome telephone to vote by proxy 24 hours a day, 7 days a week, until noon (CDT) on April 26, 2004.

•       Please have your proxy card and the last four digits of your Social Security number or tax identification number available. Follow the simple instructions when prompted.

TO VOTE BY MAIL	PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOU HAVE VOTED BY INTERNET OR TELEPHONE, PLEASE DO NOT MAIL BACK YOUR

PROXY CARD.

COMPANY #

WELLS FARGO & COMPANY

420 Montgomery Street, San Francisco, California 94104

This instruction and proxy card is solicited by the Board of Directors of Wells Fargo & Company (the “Company”) for use at the Annual Meeting of Stockholders on Tuesday, April 27, 2004 at 1:00 p.m., Pacific daylight time, from persons who participate in either (1) the Wells Fargo & Company 401(k) Plan (the “401(k) Plan”), or (2) the Wells Fargo & Company Stock Purchase Plan (the “Stock Purchase Plan”), or (3) both the 401(k) Plan and the Stock Purchase Plan.

By signing this instruction and proxy card: (a) if the undersigned participates in the 401(k) Plan, the undersigned revokes any prior instructions, and hereby instructs Wells Fargo Bank, N.A., as Trustee, to exercise the voting rights relating to any shares of the Company’s common stock allocable to his or her 401(k) Plan account as of March 9, 2004, at the Annual Meeting or any adjournments or postponements thereof as specified on this instruction and proxy card, and (b) if the undersigned participates in the Stock Purchase Plan, the undersigned revokes any prior proxies and appoints Patricia R. Callahan, David J. Munio, and James M. Strother, and each of them, as proxies, with full power of substitution to vote all shares of the Company’s common stock held for his or her Stock Purchase Plan account as of March 9, 2004 at the Annual Meeting or any adjournments or postponements thereof as specified on this instruction and proxy card.

This instruction and proxy card must be returned to Wells Fargo Bank, N.A., by April 23, 2004. For the 401(k) Plan participants, the Trustee will tabulate the votes from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios.

VOTE BY TELEPHONE OR INTERNET — SEE THE REVERSE SIDE OF THIS INSTRUCTION AND PROXY CARD.

The Board of Directors recommends a vote “FOR” Items 1, 2 and 3.

Item 1.	Election of directors:

01 J.A. Blanchard III 02 Susan E. Engel 03 Enrique Hernandez, Jr. 04 Robert L. Joss 05 Reatha Clark King	06 Richard M. Kovacevich 07 Richard D. McCormick 08 Cynthia H. Milligan 09 Philip J. Quigley 10 Donald B. Rice	11 Judith M. Runstad 12 Stephen W. Sanger 13 Susan G. Swenson 14 Michael W. Wright	☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Item 2. Proposal to approve the Company’s Supplemental 401(k) Plan.			☐ For	☐ Against	☐ Abstain

Item 3. Proposal to ratify appointment of KPMG LLP as independent auditors for the year 2004.			☐ For	☐ Against	☐ Abstain

ò Please fold here - Do not separate ò

The Board of Directors recommends a vote “AGAINST” Items 4, 5, 6 and 7.

Item 4. Stockholder proposal regarding expensing stock options.			☐ For	☐ Against	☐ Abstain

Item 5. Stockholder proposal regarding restricted stock.			☐ For	☐ Against	☐ Abstain

Item 6. Stockholder proposal regarding executive compensation and predatory lending.			☐ For	☐ Against	☐ Abstain

Item 7. Stockholder proposal regarding political contributions.			☐ For	☐ Against	☐ Abstain

Item 8. In the proxies’ discretion, to vote on any other matter properly before the annual meeting, or any adjournment or postponement thereof.			☐ For	☐ Against	☐ Abstain

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3, AGAINST ITEMS 4, 5, 6 AND 7, AND IN THE MANNER SET FORTH IN ITEM 8 ABOVE.

This proxy will be valid until the first of the following two dates to occur: the date that is one year from the date shown below and the date the Annual Meeting is completed.

Address change?    Mark Box ☐

Indicate changes below:

Dated	, 2004

Please sign exactly as name appears on proxy card

Signature(s) in Box

If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

(LOGO)

WELLS FARGO & COMPANY

420 MONTGOMERY STREET

SAN FRANCISCO, CALIFORNIA 94104

2004 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 27, 2004

1:00 p.m., Pacific daylight time

ò Please fold here – Do not separate ò

VOTE BY INTERNET, TELEPHONE, OR MAIL

There are three ways to vote by proxy. Your telephone or internet vote authorizes, as applicable, the 401(k) Plan Trustee, and/or Patricia R. Callahan, David J. Munio, and James M. Strother, and each of them, with full power of substitution, as proxies to vote your shares in the same manner as if you had marked, signed, and returned your instruction and proxy card.

TO VOTE BY INTERNET:

GO TO THE WEB SITE ADDRESS: http://www.eproxy.com/wfc/

•       Use the internet to vote by proxy 24 hours a day, 7 days a week, on or before April 23, 2004.

•       Please have your proxy card and the last four digits of your Social Security number or tax identification number available. Follow the simple instructions when prompted.

TO VOTE BY TELEPHONE:

CALL TOLL FREE ON A TOUCH TONE TELEPHONE: 1-800-560-1965.

•       Use any touch-tome telephone to vote by proxy 24 hours a day, 7 days a week, on or before April 23, 2004.

•       Please have your proxy card and the last four digits of your Social Security number or tax identification number available. Follow the simple instructions when prompted.

TO VOTE BY MAIL	PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOU HAVE VOTED BY INTERNET OR TELEPHONE, PLEASE DO NOT MAIL BACK YOUR PROXY CARD.

COMPANY #

WELLS FARGO & COMPANY

420 Montgomery Street, San Francisco, California 94104

This instruction card is solicited by the Board of Directors of Wells Fargo & Company (the “Company”) for use at the Annual Meeting of Stockholders on Tuesday, April 27, 2004 at 1:00 p.m., Pacific daylight time, from persons who participate in the Wells Fargo Financial Thrift and Profit Sharing Plan (the “TAPS Plan”).

By signing this instruction card, the undersigned revokes any prior instructions, and hereby instructs Wells Fargo Bank, National Association, as Trustee, to exercise the voting rights relating to any shares of the Company’s common stock allocable to his or her TAPS account as of March 9, 2004, at the Annual Meeting or any adjournments or postponements thereof as specified on this instruction card.

This instruction card must be returned to Wells Fargo Bank, N.A., as tabulation agent (the “Agent”) for Wells Fargo Bank, National Association by April 23, 2004. The Agent will tabulate the votes from all participants received by the deadline for the Trustee and the Trustee will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the TAPS Plan according to these ratios.

The Board of Directors recommends a vote “FOR” Items 1, 2 and 3.

Item 1.	Election of directors:

01 J.A. Blanchard III 02 Susan E. Engel 03 Enrique Hernandez, Jr. 04 Robert L. Joss 05 Reatha Clark King	06 Richard M. Kovacevich 07 Richard D. McCormick 08 Cynthia H. Milligan 09 Philip J. Quigley 10 Donald B. Rice	11 Judith M. Runstad 12 Stephen W. Sanger 13 Susan G. Swenson 14 Michael W. Wright	☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Item 2. Proposal to approve the Company’s Supplemental 401(k) Plan.			☐ For	☐ Against	☐ Abstain

Item 3. Proposal to ratify appointment of KPMG LLP as independent auditors for the year 2004.			☐ For	☐ Against	☐ Abstain

ò Please fold here - Do not separate ò

The Board of Directors recommends a vote “AGAINST” Items 4, 5, 6 and 7.

Item 4. Stockholder proposal regarding expensing stock options.			☐ For	☐ Against	☐ Abstain

Item 5. Stockholder proposal regarding restricted stock.			☐ For	☐ Against	☐ Abstain

Item 6. Stockholder proposal regarding executive compensation and predatory lending.			☐ For	☐ Against	☐ Abstain

Item 7. Stockholder proposal regarding political contributions.			☐ For	☐ Against	☐ Abstain

Item 8. In the proxies’ discretion, to vote on any other matter properly before the annual meeting, or any adjournment or postponement thereof.			☐ For	☐ Against	☐ Abstain

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3, AGAINST ITEMS 4, 5, 6 AND 7, AND IN THE MANNER SET FORTH IN ITEM 8 ABOVE.

This proxy will be valid until the first of the following two dates to occur: the date that is one year from the date shown below and the date the Annual Meeting is completed.

Address change?    Mark Box ☐

Indicate changes below:

Dated	, 2004

Please sign exactly as name appears on proxy card

Signature(s) in Box

If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

(Logo)

WELLS FARGO & COMPANY

420 MONTGOMERY STREET

SAN FRANCISCO, CALIFORNIA 94104

2004 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 27 2004

1:00 p.m., Pacific daylight time

WELLS FARGO & COMPANY

420 Montgomery Street, San Francisco, California 94104

This instruction card is solicited by the Board of Directors of Wells Fargo & Company (the “Company”) for use at the Annual Meeting of Stockholders on Tuesday, April 27, 2004 at 1:00 p.m., Pacific daylight time, from persons who participate in the Pacific Northwest Bancorp Employee Stock Ownership/Money Purchase Pension Plan (the “PNB Plan”).

By signing this instruction card, the undersigned revokes any prior instructions, and hereby instructs T. Rowe Price Trust Company, as Trustee (the “Trustee”), to exercise the voting rights relating to any shares of the Company’s common stock allocable to his or her PNB account as of March 9, 2004, at the Annual Meeting or any adjournments or postponements thereof as specified on this instruction card.

This instruction card must be returned to Wells Fargo Bank, N.A., as tabulation agent (the “Agent”) for the Trustee by April 23, 2004. The Agent will tabulate the votes from all participants received by the deadline for the Trustee and the Trustee will vote the shares of common stock allocated to each PNB Plan account as each participant instructs. Shares allocated to a PNB Plan account for which no instructions are received will be voted by Wilmington Trust Company, as independent fiduciary under the PNB Plan in its discretion.

The Board of Directors recommends a vote “FOR” Items 1, 2 and 3.

Item 1.	Election of directors:

01 J.A. Blanchard III 02 Susan E. Engel 03 Enrique Hernandez, Jr. 04 Robert L. Joss 05 Reatha Clark King	06 Richard M. Kovacevich 07 Richard D. McCormick 08 Cynthia H. Milligan 09 Philip J. Quigley 10 Donald B. Rice	11 Judith M. Runstad 12 Stephen W. Sanger 13 Susan G. Swenson 14 Michael W. Wright	☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Item 2. Proposal to approve the Company’s Supplemental 401(k) Plan.			☐ For	☐ Against	☐ Abstain

Item 3. Proposal to ratify appointment of KPMG LLP as independent auditors for 2004.			☐ For	☐ Against	☐ Abstain

ò Please fold here - Do not separate ò

The Board of Directors recommends a vote “AGAINST” Items 4, 5, 6 and 7.

Item 4. Stockholder proposal regarding expensing stock options.			☐ For	☐ Against	☐ Abstain

Item 5. Stockholder proposal regarding restricted stock.			☐ For	☐ Against	☐ Abstain

Item 6. Stockholder proposal regarding executive compensation and predatory lending.			☐ For	☐ Against	☐ Abstain

Item 7. Stockholder proposal regarding political contributions.			☐ For	☐ Against	☐ Abstain

Item 8. In the proxies’ discretion, to vote on any other matter properly before the annual meeting, or any adjournment or postponement thereof.			☐ For	☐ Against	☐ Abstain

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3, AGAINST ITEMS 4, 5, 6 AND 7, AND IN THE MANNER SET FORTH IN ITEM 8 ABOVE.

This proxy will be valid until the first of the following two dates to occur: the date that is one year from the date shown below and the date the Annual Meeting is completed.

Address change?    Mark Box ☐

Indicate changes below:

Dated	, 2004

Please sign exactly as name appears on proxy card

Signature(s) in Box

If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

(Logo)

WELLS FARGO & COMPANY

420 MONTGOMERY STREET

SAN FRANCISCO, CALIFORNIA 94104

2004 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 27 2004

1:00 p.m., Pacific daylight time

WELLS FARGO & COMPANY VOTING BY INTERNET

INSTRUCTIONS: The following proxy card allows you electronically to authorize the voting of shares using the internet. To indicate your direction on each item to be acted on at the Wells Fargo & Company annual meeting, click on your choice next to each item. For Item 1, follow the instructions given in Item 1 to withhold authority to vote on any individual nominee for director.

Your vote will not be authorized until you have clicked the Submit Your Vote button. If you click on the Submit Your Vote button without direction on any matter, the proxy will be voted FOR Items 1, 2, and 3, AGAINST Items 4, 5, 6, and 7, and in the manner set forth in Item 8 below. The items to be voted on at the annual meeting are described in the Proxy Statement sent by mail or electronic delivery.

Your internet vote authorizes Patricia R. Callahan, David J. Munio, and James M. Strother, and each of them, with full power of substitution, as proxies, to vote your shares in the same manner as if you had marked, signed and returned the proxy card.

[Wells Fargo Logo]

WELLS FARGO & COMPANY

420 MONTGOMERY STREET

SAN FRANCISCO, CALIFORNIA 94104

2004 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 27, 2004

1:00 p.m., Pacific daylight time

This proxy is solicited by the Board of Directors of

Wells Fargo & Company (the “Company”) for use at

the Annual Meeting of Stockholders

on Tuesday, April 27, 2004 at 1:00 p.m., Pacific daylight time,

at 420 Montgomery Street, San Francisco, California 94104.

By completing and submitting this proxy, the undersigned hereby revokes all prior proxies, and appoints Patricia R. Callahan, David J. Munio, and James M. Strother, and each of them, with full power of substitution, as proxies to vote all shares of the Company’s common stock held of record by the undersigned at the close of business on March 9, 2004, which the undersigned would be entitled to vote if personally present at the Annual Meeting or at any adjournments or postponements thereof, as specified on this proxy card.

You may vote your shares in one of two ways:

•	You may submit your vote as the Board of Directors recommends by clicking this button.

SUBMIT YOUR VOTE

•	You may vote on each proposal separately by making your selection below.

The Board Recommends a Vote “FOR” Items 1, 2, and 3.

	For All Nominees Except As Noted Below	Withhold As To All Nominees
1. Election of directors	—	—

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, click on the box next to the nominee’s name below.)

— J.A. Blanchard III — Robert L. Joss — Richard D. McCormick — Donald B. Rice — Susan G. Swenson	— Susan E. Engel — Reatha Clark King — Cynthia H. Milligan — Judith M. Runstad — Michael W. Wright	— Enrique Hernandez, Jr. — Richard M. Kovacevich — Philip J. Quigley — Stephen W. Sanger

		For	Against	Abstain
2. Proposal to approve the Company’s Supplemental 401(k) Plan.		—	—	—

		For	Against	Abstain
3. Proposal to ratify appointment of KPMG LLP as independent auditors for 2004.		—	—	—

The Board Recommends a Vote “AGAINST” Items 4, 5, 6, and 7.

		For	Against	Abstain
4. Stockholder proposal regarding expensing stock options.		—	—	—

		For	Against	Abstain
5. Stockholder proposal regarding restricted stock.		—	—	—

		For	Against	Abstain
6. Stockholder proposal regarding executive compensation and predatory lending.		—	—	—

		For	Against	Abstain
7. Stockholder proposal regarding political contributions.		—	—	—

8. In the proxies’ discretion, to vote on any other matter properly before the Annual Meeting, or any adjournment or postponement thereof.

IF SUBMITTED AS INSTRUCTED, THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, and 3, AGAINST ITEMS 4, 5, 6, AND 7, AND IN THE MANNER SET FORTH IN ITEM 8 ABOVE.

This proxy will be valid until the first of the following two dates to occur: the date that is one year from the date your vote is submitted and the date the Annual Meeting is completed.

If you are a joint owner of the shares being voted, by clicking the Submit Your Vote button, you attest that all owners of such shares have consented to the authorization of this proxy.

If you are holding the shares being voted as an executor, administrator, trustee, guardian, or attorney-in-fact, or if you are an officer of a corporate stockholder, by clicking the Submit Your Vote button, you attest that you have the authority to authorize this proxy.

To submit your vote, please click the Submit Your Vote button below. (Your vote will not be counted until the Submit Your Vote button is clicked).

SUBMIT YOUR VOTE

Your vote has been cast.

Please take a moment to review the options below:

If you have not consented to access your Wells Fargo & Company proxy materials electronically and would like to next year, please click on the button below and follow the instructions. By consenting, you will be able to access these documents in a fast and efficient manner. For Additional information about this process, please read the Important Considerations and Frequently Asked Questions (FAQ).

CONSENT

If your address has changed over the last year, please click on the button below to submit address change:

SUBMIT ADDRESS CHANGE

If you would like to vote another proxy card click on the button below.

SUBMIT ANOTHER PROXY

If you encounter difficulties in voting electronically, please complete the proxy card you received and mail it in the envelope provided to you.

WELLS FARGO & COMPANY VOTING BY INTERNET

INSTRUCTIONS: The following instruction and proxy card allows you electronically to authorize the voting of your shares using the Internet. To indicate your direction on each item to be acted on at the Wells Fargo & Company annual meeting, click on your choice next to each item. For Item 1, follow the instructions given in Item 1 to withhold authority to vote for any individual nominee for director.

Your vote will not be authorized until you have clicked the Submit Your Vote button. If you click on the Submit Your Vote button without direction on any matter, the proxy will be voted FOR Items 1, 2, and 3, AGAINST Items 4, 5, 6, and 7, and in the manner set forth in Item 8 below. The items to be voted on at the annual meeting are described in the Proxy Statement that you received either by mail or electronic delivery.

Your Internet vote authorizes, as applicable, the 401(k) Plan Trustee, and/or Patricia R. Callahan, David J. Munio, and James M. Strother, and each of them, with full power of substitution, as proxies, to vote your shares in the same manner as if you had marked, signed and returned your instruction and proxy card.

[Wells Fargo Logo]

WELLS FARGO & COMPANY

420 MONTGOMERY STREET

SAN FRANCISCO, CALIFORNIA 94104

2004 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 27, 2004

1:00 p.m., Pacific daylight time

This instruction and proxy card is solicited by the Board of Directors of Wells Fargo & Company (the “Company”) for use at the Annual Meeting of Stockholders on Tuesday, April 27, 2004 at 1:00 p.m., Pacific daylight time, from persons who participate in either (1) the Wells Fargo & Company 401(k) Plan (the “401(k) Plan”), or (2) the Wells Fargo & Company Stock Purchase Plan (the “Stock Purchase Plan”), or (3) both the 401(k) Plan and the Stock Purchase Plan.

By completing and submitting this instruction and proxy card: (a) if the undersigned participates in the 401(k) Plan, the undersigned revokes any prior instructions, and hereby instructs Wells Fargo Bank, N.A., as Trustee, to exercise the voting rights relating to any shares of the Company’s common stock allocable to his or her 401(k) Plan account as of March 9, 2004, at the Annual Meeting or any adjournments or postponements thereof, as specified on this instruction and proxy card, and (b) if the undersigned participates in the Stock Purchase Plan, the undersigned revokes any prior proxies and appoints Patricia R. Callahan, David J. Munio, and James M. Strother, and each of them, as proxies, with full power of substitution to vote all shares of the Company’s common stock held for his or her Stock Purchase Plan account as of March 9, 2004 at the Annual Meeting or any adjournments or postponements thereof, as specified on this instruction and proxy card.

This instruction and proxy card must be completed and received by Wells Fargo Bank, N.A., by April 23, 2004. For the 401(k) Plan participants, the Trustee will tabulate the votes from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios.

You may vote your shares in one or two ways:

•	You may submit your vote as the Board of Directors recommends by clicking this button.

•	You may vote on each proposal separately by making your selection below.

SUBMIT YOUR VOTE

The Board recommends a vote “FOR” Items 1, 2, and 3, and “AGAINST” Items 4, 5, 6, and 7.

	For All Nominees Except As Noted Below	Withhold As To All Nominees

1. Election of directors	—	—

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, click on the box next to the nominee’s name below.)

— J.A. Blanchard III — Robert L. Joss — Richard D. McCormick — Donald B. Rice — Susan G. Swenson	— Susan E. Engel — Reatha Clark King — Cynthia H. Milligan — Judith M. Runstad — Michael W. Wright	— Enrique Hernandez, Jr. — Richard M. Kovacevich — Philip J. Quigley — Stephen W. Sanger

		For	Against	Abstain

2. Proposal to approve the Company’s Supplemental 401(k) Plan.		—	—	—

		For	Against	Abstain

3. Proposal to ratify appointment of KPMG LLP as independent auditors for 2004.		—	—	—

The Board recommends a vote “AGAINST” Items 4, 5, 6, and 7.

		For	Against	Abstain

4. Stockholder proposal regarding expensing stock options.		—	—	—

		For	Against	Abstain

5. Stockholder proposal regarding restricted stock.		—	—	—

		For	Against	Abstain

6. Stockholder proposal regarding executive compensation and predatory lending.		—	—	—

		For	Against	Abstain

7. Stockholder proposal regarding political contributions.		—	—	—

8. In the proxies’ discretion, to vote on any other matter properly before the Annual Meeting, or any adjournment or postponement thereof.

IF SUBMITTED AS INSTRUCTED, THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, and 3, AGAINST ITEMS 4, 5, 6, AND 7, AND IN THE MANNER SET FORTH IN ITEM 8 ABOVE.

This proxy will be valid until the first of the following two dates to occur: the date that is one year from the date your vote is submitted and the date the Annual Meeting is completed.

To submit your vote, please click the button below. (Your vote will not be counted until the Submit Your Vote button is clicked).

SUBMIT YOUR VOTE

If you encounter difficulties in voting electronically, please complete the proxy card you received and mail it in the envelope provided to you.

2004 ANNUAL MEETING—WELLS FARGO & COMPANY

Telephone Voting Script

Proposal by Proposal

1-800-560-1965

Speech 1	Welcome to the electronic voting system. Please have your proxy card available before voting. Please enter your three digit company number located in the box in the upper right hand corner of the proxy card.

Speech 1A	One moment please while we verify your information.

Speech 2	Please enter your seven-digit NUMERIC Control Number that is located in the box directly under your company number.

Speech 3	Please enter the last four digits of the US Tax Payer Identification Number for this account followed by the pound sign.

Speech 3A	Thank you for voting your Wells Fargo & Company proxy. Your telephone vote authorizes the individuals named on the front of the proxy card to vote your shares at the annual meeting in the same manner as if you marked, signed and returned this card, including the grant of discretionary authority referenced on this card. Before voting, please read all the instructions and other information that appear on the back of your proxy card under “Vote by Telephone.”

Speech 4	To vote as the Wells Fargo & Company Board of Directors recommends on ALL items – Press 1. System goes to Closing A

Speech 5	To vote on each item separately, Press 2.

Speech 6

Item 1:

To vote for ALL nominees, Press 1; to WITHHOLD your vote from ALL nominees, Press 2; To WITHHOLD your vote from INDIVIDUAL nominees, Press 3.

If 1 or 2 is pressed, system goes to Speech 7.

If 3 is pressed, system goes to Speech 6A

Speech 6A

Enter the two digit number next to the nominee’s name from whom you wish to withhold your vote, followed by the pound key or, if you have completed voting on directors, press the pound key again.

To withhold your vote from another nominee, enter the two digit number next to the nominee’s name followed by the pound key or, if you have completed voting on directors, press the pound key again.

Speech 7	Item 2: To vote FOR, Press 1; AGAINST, Press 2; to Abstain, Press 3.

Speech 8	Item 3: To vote FOR, Press 1; AGAINST, Press 2; to Abstain, Press 3.

Speech 9	Item 4: To vote FOR, Press 1; AGAINST, Press 2; to Abstain, Press 3.

Speech 10	Item 5: To vote FOR, Press 1; AGAINST, Press 2; to Abstain, Press 3.

Speech 11	Item 6: To vote FOR, Press 1; AGAINST, Press 2; to Abstain, Press 3.

Speech 12	Item 7: To vote FOR, Press 1; AGAINST, Press 2; to Abstain, Press 3.

System	After voting on all items has been completed—Go to Closing B

Closing A

You have cast your vote on all items as recommended by the Board of Directors. Your vote has been successfully recorded. It is not necessary for you to mail in your card. If you wish to vote another card or change your vote, press 1; otherwise, please hang up. Thank you for voting

If 1 is pressed—go to Speech 1.

Closing B

You have cast your vote as follows:

Item 1—You have voted for all nominees—You have voted to withhold your vote from all nominees—You have voted for all nominees except for the following nominee #’s ___

Item 2—For, Against, Abstain

and so on for all items

Your vote has been successfully recorded. It is not necessary for you to mail in your card. If you wish to vote another card or change your vote, press 1; otherwise, please hang up. Thank you for voting.

If 1 is pressed, go to Speech 1.

WELLS FARGO & COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 27, 2004

To the Holders of

Common Stock of Wells Fargo & Company:

The annual meeting of stockholders of Wells Fargo & Company (the “Company”) will be held in the Penthouse Boardroom, 420 Montgomery Street, San Francisco, California, on Tuesday, April 27, 2004, at 1:00 p.m., Pacific daylight time. The purpose of the meeting is to:

1.	Elect directors.

2.	Vote on a proposal to approve the Company’s Supplemental 401(k) Plan.

3.	Vote on a proposal to ratify the appointment of KPMG LLP as independent auditors for 2004.

4.	Vote on a stockholder proposal regarding expensing stock options.

5.	Vote on a stockholder proposal regarding restricted stock.

6.	Vote on a stockholder proposal regarding executive compensation and predatory lending.

7.	Vote on a stockholder proposal regarding political contributions.

8.	Act on any other matters that may properly come before the meeting.

The Board recommends that stockholders vote FOR the director nominees named in the accompanying proxy statement, FOR Item 2, FOR Item 3, and AGAINST Items 4, 5, 6, and 7.

Only holders of common stock at the close of business on March 9, 2004 may vote at the annual meeting or at any adjournment thereof. A list of stockholders of record who may vote at the meeting will be available during business hours for any stockholder of the Company to examine for any purpose relevant to the meeting. The list will be available for at least ten days before the meeting at the office of the General Counsel of the Company, 633 Folsom Street, San Francisco, California.

By Order of the Board of Directors,

Laurel A. Holschuh
Secretary

March 19, 2004

Dear Wells Fargo & Company Stockholder:

Enclosed is a proxy card or voting instruction/proxy card for Wells Fargo’s 2004 annual meeting of stockholders. Your proxy card contains instructions on how to vote your shares by mail, by telephone or by internet. A copy of the Notice of Annual Meeting of Stockholders for the 2004 annual meeting also appears of the reverse of this letter.

If you are a registered stockholder who shares the same address and last name as another stockholder or who has consented to electronic delivery of the proxy materials, please see the information below under “Householding” or “Internet Access to Proxy Materials.” If you are an employee who participates in Wells Fargo’s 401(k) Plan (the “401(k) Plan”) and/or Stock Purchase Plan (the “Stock Purchase Plan”), please see the information below under “Employee Plan Participants.”

Registered Stockholders

Householding. Only one copy of Wells Fargo’s 2003 annual report and 2004 proxy statement (proxy materials) are being delivered to multiple stockholders of record who share the same address and last name unless Wells Fargo has received contrary instructions from an affected stockholder. This practice is known as “householding.” If you are a stockholder residing at the same address, you are being mailed a separate proxy card. Wells Fargo will promptly deliver a separate paper copy of the proxy materials to a stockholder at a shared address to which a single copy of these materials was delivered upon receipt of an oral or written request from the stockholder as described below under “Paper Copies of Proxy Materials.”

Internet Access to Proxy Materials. If you have consented to access via the internet the proxy materials for Wells Fargo’s 2004 annual meeting, please go to the following internet addresses: http://www.wellsfargo.com/annual2003.pdf and http://www.wellsfargo.com/proxy2004.pdf

If you are a registered stockholder and would like to consent to delivery of Wells Fargo’s proxy materials via the internet next year, please go to http://www.econsent.com/wfc/ and follow the instructions for consenting. You may also revoke your consent at any time by going to this internet address and following the instructions on how to revoke.

Employee Plan Participants

If you participate in the 401(k) Plan and/or the Stock Purchase Plan, and had shares of Wells Fargo common stock credited to your plan accounts on March 9, 2004, you are entitled to give confidential instructions to Wells Fargo Bank, N.A., as 401(k) Plan trustee, for voting your 401(k) Plan shares, and to vote your Stock Purchase Plan shares directly on the proposals being submitted to stockholders at Wells Fargo’s 2004 annual meeting. As an employee participant in the 401(k) Plan and/or the Stock Purchase Plan who has access to Wells Fargo’s e-mail system, you will have received an e-mail the week of March 29, 2004 notifying you of the electronic delivery of the 2003 annual report and 2004 proxy statement for you to review before you provide your voting instructions to the trustee for the 401(k) Plan or vote your shares in the Stock Purchase Plan. Please follow the instructions in the e-mail you received to open and review the annual report and proxy statement.

Paper Copies of Proxy Materials.

If you are a registered stockholder who resides at a shared address who has received a single copy of Wells Fargo’s 2003 annual report and 2004 proxy statement as described above under “Householding”, or if you have consented to electronic delivery of Wells Fargo’s proxy materials as described under “Internet Access to Proxy Materials”, and wish to receive paper copies of these proxy materials for the 2004 annual meeting and, for householded stockholders, future meetings, please contact Wells Fargo Shareowner Services by telephone at 1-651-552-6974 or 1-800-689-8788, or Wells Fargo & Company by mail at: Wells Fargo Center, Sixth and Marquette, Minneapolis, MN 55479, Attention: Corporate Secretary-MAC# N9305-173. If you are an employee who participates in the 401(k) Plan or the Stock Purchase Plan, please follow the instructions in the e-mail you received to request paper copies of the proxy materials for the 2004 annual meeting.

YOUR VOTE IS IMPORTANT! PLEASE TAKE A MOMENT TO REVIEW THE PROXY MATERIALS

AND VOTE YOUR SHARES AS SOON AS POSSIBLE.

SFAS 123

Responding to

Mandatory Option Expensing

A SEPTEMBER 2003 FLASH SURVEY

Human Resources & Investor Solutions

Introduction

Over the past six months, the compensation consultants at Mellon’s Human Resources and Investor Solutions have received a flood of questions and requests for information about the Financial Accounting Standards Board’s (FASB’s) direction with respect to accounting for stock-based compensation. While no one can accurately predict how the final chapter on stock option accounting will be written, FASB has clearly and repeatedly stated that some form of option expensing similar to the existing SFAS 123 standard is the most accurate accounting treatment and has made every indication that such guidelines will be mandated in the near future. FASB has announced that it will issue an exposure draft for public comment on accounting for stock-based compensation in the first quarter of 2004.

In the meantime, many companies are beginning the process of preparing for this fundamental change in accounting standards—a change that will have an impact on compensation design and delivery at organizations currently using stock-based compensation to attract and retain the talent they require to meet their business goals (the vast majority of publicly traded companies in the U.S.). The most frequently voiced question we hear from these companies is: “What is everyone else doing to prepare for SFAS 123?”

This flash survey has been conducted by Mellon to help answer that question. At the present time, very few companies have taken concrete steps toward redefining compensation philosophies or redesigning programs in preparation for a mandatory SFAS 123 imposition. However, marketplace awareness and understanding of the issue has risen markedly over the past few months, making this an ideal time to begin asking companies about their thought processes and plans for the future.

Practically, the data reflect a marketplace waiting for direction. One of the most significant aspects of the findings is the lack of uniformity in responses. This reflects the uncertainty all companies are facing regarding their labor competitors and the overall business environment—an uncertainty further complicated by the FASB’s own timetables. With FASB’s exposure draft not coming until the first quarter of next year and the favorable prospective-only transition rules (explained in a sidebar later in this report) disappearing after December (unless a company’s fiscal year extends into calendar 2004), many companies find themselves in a quandary—adopt early when the final rules are yet unknown, or wait and potentially take a higher charge to earnings?

As we wait for additional information from FASB to come forth, we present the findings of our second flash survey on the topic of option expensing, reflecting the current state of the market and the strategic direction to which companies are looking to address this upcoming challenge.

For questions about this study, please contact Brett Harsen at (508) 460-8092, harsen.bj@buckconsultants.com.

Responding to Mandatory Option Expensing	2

Methodology

On July 30th, 2003, invitations to participate in the study were sent via electronic mail to over 1,600 companies. Only companies that currently grant stock compensation were permitted to participate in the study. Additionally, participants had to be publicly traded companies, or companies that targeted an initial public offering of stock within the next five years (i.e., “pre-IPO” companies). Due to the strategic nature of the questions, participants were asked that their company’s Top Human Resources executive, Top Finance Executive or CEO verify the responses.

In some cases, data are reported on an all-company basis. However, whenever responses varied significantly, an industry breakdown is also provided.

Participant Profile

In total, 167 companies participated in the study (a full list of participants is provided at the end of this report). Forty-eight percent of respondents were in high technology, 33 percent were general industry and 19 percent were life sciences (including pharmaceutical and biotechnology). [Figure 1]

Forty-seven percent of respondents reported last fiscal year revenue of $1 billion or more. High technology companies represent the broadest mix of revenue sizes. Reflecting the relative maturity of the other two industries: 83 percent of life sciences companies reported revenues of less than $1 billion, while 78 percent of general industry companies reported revenues of greater than $1 billion. [Figure 2]

Current Long-Term Incentive Practices

Ninety-nine percent of all participants make employees at the manager level and above eligible for long-term incentives. High technology and life sciences organizations currently drive long-term incentive eligibility deepest into their organizations with more than two-thirds of non-exempt employees eligible. [Figure 3]

3	Responding to Mandatory Option Expensing

Generally speaking, all industry classifications rely on stock options as their primary long-term incentive vehicle across all employee groups (high technology 98 percent, life sciences 95 percent, general industry 87 percent). Notably, general industry is the only group to currently use full value stock (e.g., restricted stock) to any significant extent (11 percent of long-term incentive awards). [Figure 4]

A large majority (72 percent) of all companies offer Employee Stock Purchase Plans (ESPPs) as an additional vehicle of employee ownership delivery—with ESPP programs most prevalent in high technology (85 percent). The next most popular ownership delivery vehicle is matching 401(k) contributions in the form of company stock (40 percent of all companies). General industry uses matching stock contributions most heavily at 69 percent. Only 12 percent of all companies offer no additional employee ownership opportunities aside from their long-term incentive programs. [Figure 5]

In recognition of rapidly evolving market practices driven by the recent corporate governance reform movement born of the accounting scandals of 2002, we asked participants whether their long-term incentive practices have changed over the past twelve months. The majority of respondents indicated that no significant changes had occurred. However, a notable percentage of companies indicated reductions in long-term incentive eligibility (21 percent), participation (31 percent) and overall amount delivered (37 percent) over the past year. [Figure 6]

Responding to Mandatory Option Expensing	4

SFAS 123 Background

In order to place responses into context, we inquired into participants’ state of SFAS 123 preparation and awareness. As expected, the vast majority of respondents have not yet voluntarily adopted the expensing treatment (93 percent). [Figure 7]

Of the 12 participants that have already adopted, 100 percent indicated that they did so voluntarily, as opposed to adopting at the direction of a shareholder vote. Of the 147 publicly traded companies that have not yet adopted SFAS 123 voluntarily, eight reported that their shareholders brought the issue to a vote in their last proxy statement. Shareholders approved the requirement to adopt the expensing treatment in five of the eight companies that underwent the proxy voting process.

When asked about the level of concern over the possibility FASB will mandate SFAS 123, 93 percent of the participants that have not yet adopted it indicated they were somewhat or very concerned. [Figure 8]

To date, however, participating companies have not taken any significant actions to address the threat beyond discussing it internally and with subject matter experts (94 percent and 86 percent, respectively). [Figure 9]

5	Responding to Mandatory Option Expensing

Sidebar One

Recent Developments in the Option Expensing Debate

Only 14 percent of participating companies have supported government-lobbying groups and only seven percent have submitted comments to FASB on the issue. (All 27 companies supporting lobbying groups and/or submitting comments indicated they were in dissent to option expensing). This is expected to change, however, as FASB has promised to issue an exposure draft for public comment in the first quarter of 2004. The exposure draft is expected to outline FASB’s argument for requiring expensing of all forms of stock compensation and open a new debate on specific logistical issues such as stock valuation, cost accrual methodologies and treatment of broad-based qualified plans such as ESPPs.

One of the questions that remains very much unanswered is whether FASB will revisit the rules for transitioning from current accounting treatment (APB 25) to SFAS 123. In December 2002, FASB issued SFAS 148, an amendment to SFAS 123 that provides a choice among three transition methods for voluntary adoptions:

a)	Prospective method. Recognize an expense equal to the fair value for all employee stock granted in and after the year of adoption (the original SFAS 123 method);

b)	Modified prospective method. Recognize an expense beginning the year of adoption as if the fair value method has been used to account for all employee stock awards granted since 1995.

c)	Retroactive restatement method. Restate financials to reflect fair value accounting of stock awards since 1995.

Because the prospective method requires recognition of expenses for stock awards made on a “go-forward” basis only, it results in lower accounting costs in the first few years after adoption than the full adoption methods (described as either method “b” or “c” above). For companies that are: (1) granting options at a lower value today than that of the options currently outstanding, due to sharp decreases in stock price; and/or: (2) have begun to limit their option use on a “go-forward” basis as a result of increased shareholder dilution caused by more aggressive grant practices in the past, the difference between prospective adoption and full adoption can be striking.

The catch is, however, that the prospective method will no longer be available for companies that adopt in a fiscal year beginning after December 15, 2003. In effect, FASB has provided an incentive for companies to consider early voluntary adoption rather than waiting for mandatory imposition of SFAS 123. Companies that operate on a calendar year will have to make the decision whether to voluntarily adopt and take advantage of the prospective method by December 31st. For companies on another fiscal year schedule, there may be some time to continue monitoring market practices before having to make the decision.

Responding to Mandatory Option Expensing	6

When asked whether the limited availability of the prospective adoption method would prompt early SFAS 123 adoption (as explained in Sidebar One), two-thirds of all respondents (66 percent) indicated that while they are not predisposed to do so, they would consider it if the cost savings were compelling. Twenty-nine percent of all respondents indicated they would not consider early adoption regardless of the potential cost savings. [Figure 10]

Of the 12 companies in the survey that already adopted SFAS 123 voluntarily, 75 percent utilized the prospective-only method while only 25 percent chose full adoption. [Figure 11]

For those respondents that continue to operate under APB 25 accounting standards, 41 percent indicate that the responsibility of deciding whether and when to adopt SFAS 123 rests with a broad cross-functional management group that includes the Board of Directors. Twenty-six percent indicated the primary decision maker is the Chief Financial Officer. On the other hand, no participants indicated that the decision rests solely with Human Resources. [Figure 12]

The vast majority (91 percent) of companies that would consider earlier adoption plan to use the Black-Scholes model to value their equity grants. Two percent indicated they would use a binomial model and seven percent indicated that some other model would be used. [Figure 13]

FASB is expected to solicit comments from the public on option valuation methodologies along with its exposure draft early next year, and the potential still exists for alternative models—specifically designed to more accurately value employee equity grants—to be developed for accounting purposes. For the time being, however, Black-Scholes is still the most widely accepted.

7	Responding to Mandatory Option Expensing

Responses to Mandatory SFAS 123 Imposition for All U.S. Companies

Participants were asked to answer various questions regarding potential changes to long-term incentive programs that would occur if SFAS 123 were mandated by FASB and all U.S. companies were forced to operate under the new accounting standards. Participants were instructed to answer the questions to the best of their ability based on information currently available and any discussions they may have already had both internally and with external resources on the subject. The responses do not necessarily provide data on strategies already finalized, but rather reflect the thought processes and direction toward which participating companies are leaning.

The first issue called into question is whether companies will continue to provide long-term incentives—particularly stock options—if a charge to earnings is required. In short, the overwhelming answer is that stock option compensation will not be abandoned (99 percent of all respondents indicated they would continue granting stock options). However, the true story behind the impact of mandatory SFAS 123 imposition is not whether stock option compensation would be abandoned entirely, but rather who will continue to receive it?

Over 95 percent of participating companies in every industry sector indicated that eligibility to receive long-term incentives would be maintained for employees at the manager/director level and above. A number of companies (although not a majority) will completely eliminate long-term incentive eligibility both at the exempt individual contributor and non-exempt levels (20 percent and 33 percent, respectively). [Figure 14]

Responding to Mandatory Option Expensing	8

However, remaining technically eligible for long-term incentives and actually receiving them in any given year are two separate issues. For those companies that indicated they would keep employee groups eligible, we asked how annual participation in long-term programs would change compared to historic practices. While a few respondents indicated reductions in annual participation would be experienced at all levels in the organization, the majority of companies predicted a disparate impact reflecting greater reductions in long-term incentive opportunities at lower levels in the organization. [Figure 15]

Notably, over two-thirds of respondents indicated no change in long-term incentive participation is expected for either the Top Five Executives or other executives below the Top Five (78 and 71 percent, respectively). Conversely, participants indicated either “much lower” or “slightly lower” participation for 72 percent of exempt individual contributors and 73 percent for non-exempts.

When those who indicated that eligibility for, or participation in, long-term incentive programs would be decreased, a slim majority (54 percent) indicated that no action would be taken to make up the lost opportunity. Approximately one-third (34 percent) indicated that some of the lost opportunity would be replaced in the form of increased annual incentives and a small minority indicated an increased focus on an assortment of other rewards vehicles might be considered. [Figure 16—please note only the top five answers are reported]

For each employee group that would remain eligible to receive long-term incentives, respondents were asked to estimate the percentage to total value that would be delivered via each available long-term vehicle. A majority of respondents indicated that traditional stock options would remain the primary tool. [Figure 17]

9	Responding to Mandatory Option Expensing

ESPP Programs Under SFAS 123

Many organizations, while familiar with SFAS 123’s impact on stock options, may be surprised by the adverse effect on ESPP programs. Under SFAS 123 accounting treatment, ESPPs are allowed only a maximum five percent discount of the fair-market-value of the company stock at the end of the withholding period in order to avoid accounting charges. This differs from the 15 percent discount off the lower of the prices at either the beginning or end of the withholding period allowable under current accounting rules. In other words, the allowed discount is smaller and there is no “lookback” feature.

However, the treatment of ESPP programs under SFAS 123 may not be a closed issue. A recent article in the Wall Street Journal1 highlights the “unintended consequence” of stock option expensing on ESPP programs and reminds its readers that FASB may be open to providing a carve-out for these broad-based employee programs when it meets later this year.

1 “A Popular Stock Perk Faces Some Cutbacks: Citigroup, Others Curb Share-Purchase Plans In an Unintended Consequence of Accounting” (Wall Street Journal, September 4, 2003).

Responding to Mandatory Option Expensing	10

However, the projected use of full value share vehicles such as restricted stock and performance shares showed a marked increase over current practices. Participants projected full value shares to constitute approximately one-third of long-term incentives for executives. Notable is the fact that while more full value shares would be used at the exempt individual and non-exempt levels, participants expect to continue to depend on stock options more heavily than at any other organizational level.

Expected increases in the use of cash incentives, however, do not appear to constitute a significant shift in long-term incentive delivery.

Finally, participants with Employee Stock Purchase Plans (ESPPs) currently in place were asked what impact these programs would experience if SFAS 123 were mandated (as explained in Sidebar Two).

Of all the companies with ESPP programs, responses were almost evenly split between reducing the discount to five percent and eliminating the lookback feature in order to comply with SFAS 123 and avoid earnings charges (48 percent), and maintaining the 15 percent discount along with the lookback feature and accruing the associated earnings charges (45 percent). The remaining seven percent indicated that the ESPP plan would be eliminated entirely. [Figure 18]

Shareholder Relations & Communications

Only 16 percent of all publicly traded survey participants indicated that the Board or management has engaged in discussions with shareholders on the issue of executive or equity compensation. [Figure 19]

Of the 15 percent of publicly traded respondents that engaged in shareholder discussions, 60 percent indicated that the Company initiated them. [Figure 20]

11	Responding to Mandatory Option Expensing

The majority of publicly traded companies (62 percent) indicated they have received no feedback from shareholders regarding their long-term incentive practices. Of those that have, 28 percent indicate the feedback has been generally positive and nine percent indicate it has been generally negative. [Figure 21]

Twenty-three percent of publicly traded companies currently have plans that do not allow for the granting of the alternative long-term incentive vehicles they intend to use when SFAS 123 is mandated. Of these companies that will have to obtain shareholder approval for plan amendments to allow for these alternative vehicles, 59 percent expect to seek such approval in 2004. [Figure 22 and 23]

The most common sources of external expertise that publicly traded respondents expect to utilize in framing the shareholder requests are compensation consultants (66 percent) and proxy solicitors (26 percent). [Figure 24]

Responding to Mandatory Option Expensing	12

Employee Relations & Communications

In the wake of recent corporate governance reform efforts, survey participants are using letters from the CEO (51 percent), internet/intranet sites (50 percent) and live presentations (44 percent) to communicate Company positions on governance issues. Only 17 percent of all respondents indicated they do not communicate corporate governance issues or positions to employees. [Figure 25]

In communicating the nature and purpose of equity grants to employees, 73 percent of all companies identify equity as an integral part of the total compensation package. [Figure 26]

The most popular method of communicating individual equity awards to employees is a personalized statement (93 percent of all participants). Please note, many participants indicated that personal statements are typically delivered by supervisors or managers. The next most popular vehicles are internet/intranet sites and live presentations (37 percent and 21 percent, respectively). [Figure 27]

13	Responding to Mandatory Option Expensing

The vast majority (92 percent) of all respondents plan to provide some form of communication to employees regarding any changes to accounting standards that may have an impact on compensation programs. Letters from the CEO, live presentations and internet/intranet sites are the most common intended vehicles for this purpose (65 percent, 54 percent and 38 percent, respectively). [Figure 28]

Responding to Mandatory Option Expensing	14

Participant List

Activision	EPIX Medical	Nuance Communications
ADC Telecommunications	Expedia	Opsware
Adobe Systems	Fairchild Semiconductor	PC Connection
Advanced Medical Optics	FEI Company	Pegasus Solutions
Advanced Micro Devices	FirstMerit	Perma-Fix Environmental Services
Agere Systems	Gene Logic	Pfizer
ALLETE	Genencor International	Plexxikon
Alliant Techsystems	Genzyme	Progress Software
American International Group	Gilead Sciences	QLT
American Management Systems	The Gillette Company	QUALCOMM
AOL Time Warner	Google	Quantum
Apple Computer	The Great Atlantic & Pacific Tea Company	Quest Diagnostics
ArthroCare	Harmonic	R2 Technology
AT&T Wireless	Humana	RCN
Avaya	Hyperknowledge	Rent-A-Center
Avid Technology	ICOS	Sabre Holdings
Baker Hughes	ILEX Oncology	Salix Pharmaceuticals
Bank of America	InfoSpace	Samsung Semiconductor
Best Buy	Inspire Pharmaceuticals	Santarus
Biosite	Intel	Seagate Technology
Boston Scientific	International Rectifier	The Sherwin-Williams Company
Brocade Communications	International Truck and Engine	Siebel Systems
Celestica	Interwoven	Silicon Graphics (SGI)
Cell Genesys	Invitrogen	Sky Financial Group
Cell Therapeutics	IONA Technologies	Skyworks Solutions
Ceridian	JDS Uniphase	Solectron
Cerus	Johnson & Johnson	SONOCO
Chiron	Knight Ridder	Spirent plc
Cholestech	Krispy Kreme Doughnut	Staples
Cisco Systems	Kulicke & Soffa Industries	STMicroelectronics
Citigroup	Kyphon	Sun Microsystems
Citrix Systems	Lantronix	Sybase
Cognos	Leap Wireless International	Symantec
Coherent	Legerity	Symyx Technologies
Comerica	L-3 Communications	Synopsys
Computer Sciences	Lowe’s	Target
Comverse	LSI Logic	Tektronix
Consolidated Edison	Macromedia	Teradyne
Corning	Marshall & Ilsley	Texas Instruments
Corus Pharma	Medtronic	Textron
Cox Communications	Mellon Financial	Three-Five Systems
C.R. Bard	Mentor Graphics	TIBCO Software
CTS	Mettler-Toledo International	The Toro Company
CuraGen	Microsemi	Trimble Navigation
Cypress Semiconductor	Microsoft	TriQuint Semiconductor
Dell	Microvision	Union Planters
Digi International	Millennium Pharmaceuticals	VERITAS Software
Diversa	Mindspeed Technologies	ViaSat
Dominion Resources	Motorola	Virage Logic
Eastman Chemical Company	Nabi Biopharmaceuticals	Viragen
eAutoclaims	National Semiconductor	ViroPharma
eBay	Network Appliance	Whirlpool
eFunds	Network Associates	Williams-Sonoma
Electroglas	Norstan	Wind River Systems
Entrust	Nortel Networks	Wisconsin Energy
EOG Resources	Novell

15	Responding to Mandatory Option Expensing

About Mellon

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $2.9 trillion in assets under management, administration or custody, including $612 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Compensation Consulting Offices

David A. Hofrichter, Ph.D., Principal and National Practice Leader (312) 846-3400

Atlanta, GA	New York, NY
(770) 916-4163	(212) 330-1263
Boston, MA	Pittsburgh, PA
(508) 460-8048	(412) 394-3094
(617) 722-7534	(412) 394-3260
Chicago, IL	San Diego, CA
(312) 846-3415	(858) 509-1179
Dallas, TX	San Francisco, CA
(972) 628-6889	(415) 617-3901
Denver, CO	Stamford, CT
(720) 359-7760	(203) 352-1631
Houston, TX	(203) 352-1615
(713) 658-3425	St. Louis, MO
Los Angeles, CA	(314) 719-2526
(818) 952-5234

Responding to Mandatory Option Expensing	16

Article from Sibson

March 24, 2003

Black-Scholes: A Failed Model for Executive Options

by Rodney Mollen, David Harper and Seymour Burchman

Introduction

The Financial Accounting Standards Board (FASB) is expected to soon require companies to report employee stock options as expenses. The debate surrounding this development is prompting a renewed focus on option-pricing models. Of these models, the Black-Scholes is easily the most popular; yet it is not widely trusted. Besides objecting to its complexity, many observers assert that Black-Scholes cannot successfully predict the value of long-term non-traded stock options. In light of this controversy, Sibson Consulting conducted an extensive test of the predictive power of the Black-Scholes model.

We tested 1,445 companies of various sizes and from different sectors. For each company, we compared the grant value of a hypothetical stock option, as calculated by the Black-Scholes, to the actual realized gain on the same option based on subsequent stock price movements during the period from 1972 to 2002. In other words, we tested to see whether the actual gains realized by an option holder were accurately predicted by the Black-Scholes.

We highlighted six market cycles, each seven years in duration and each having different characteristics. They included two bull market cycles, two relatively stable markets and two “retreating bull” markets (i.e., up initially, then retreating somewhat, as outright and sustained bear markets did not occur over the period). We chose seven-year cycles because we measured the actual gain accruing to the option holder by simulating the exercise and sale of the option over a four- to seven-year window. (We wanted to mimic actual exercise patterns as much as possible). Finally, because actual gains occurred after the grant date, the gains were discounted in time to the grant date. We therefore were able to simply compare two values: the Black-Scholes grant value and the discounted (actual) future gain. For example, if the actual gain was equal to the grant value, our ratio was 100 percent; if the Black-Scholes value was $10 but the actual gain was $15, our ratio was 150 percent.

EXHIBIT 1—THE SELECTED PERIODS

Historical Period	Grant Date	Sample Size
Stable A	January 1973	555
Stable B	January 1988	948
Retreating Bull A	January 1982	706
Retreating Bull B	February 1995	1,445
Bull A	November 1990	1,151
Bull B	September 1980	668

Observations

We found that Black-Scholes was generally unable to predict actual stock option gains. In five of the six periods analyzed, actual gains diverged statistically from grant values.

We looked at the number of cases in which actual gains were within 10 percent (+/-) of the grant value given by Black-Scholes. For each of the six periods, fewer than 6 percent of the hypothetical grant values were accurate within 10 percent. In other words, for the vast majority of companies, Black-Scholes values differed significantly from the actual gain.

EXHIBIT 2—ACTUAL OPTION GAIN DIVIDED BY

PREDICTED BLACK-SCHOLES VALUE (100% IS EQUIVALENCE)

EXHIBIT 3—PERCENTAGE OF CASES WHERE ACTUAL OPTION GAIN WAS

WITHIN +/- 10% OF BLACK-SCHOLES VALUE (i.e., THE ACCEPTABLE RANGE)

Additionally, we looked for patterns that might explain the discrepancies between Black-Scholes values and actual gains. A clear pattern emerged when we compared the accuracy of Black-Scholes (i.e., the ratio of actual gains to Black-Scholes value as illustrated in Exhibit 2) to actual market movements subsequent to the hypothetical option grant. We defined market movement as the average gain in stock price among the companies analyzed over the seven-year period. We plotted the comparison statistic against the average market movement for 22 different historical periods. We found that Black-Scholes was inaccurate in direct proportion to subsequent market movements. In the case of the bull market cycles, Black-Scholes produced a value that was, on average, significantly below the actual gains; i.e., it “under-priced” the actual gain by more than 300. percent. In the case of a stable market, in contrast, it was much closer to 100 percent. The correlation between market movements and the inaccuracy of the Black-Scholes (i.e., the ratio of Black-Scholes value to actual gain) was approximately 90 percent.

EXHIBIT 4—CORRELATION WITH MARKET PERFORMANCE

It is not surprising that subsequent market movements influence the accuracy of Black-Scholes. However, the magnitude of the influence is quite surprising. It suggests that market movements subsequent to grant explain virtually all of the model’s inaccuracy. For example, we expected the Black-Scholes to under-price the actual gain to some degree if a bull market follows a stock option grant. On the other hand, we had also expected that, in sustained bull market periods, volatility might be higher and therefore produce generally higher Black-Scholes values. But the volatility input is based on historical observations, and our test suggests that volatility does not contribute to more accurate predictions about the future value of the option. In summary, the Black-Scholes value was effectively rendered a random variable, and market movements were the primary determinant of the actual gain value of a stock option.

Implications

Most academic studies confirm that the Black-Scholes model does a good job of estimating the market value at grant of short-term, traded stock options. However, it is well understood that key underlying assumptions break down when the model is extended to the valuation of long-term employee options. One critical theoretical assumption is that volatility remains constant over the life of the option—an assumption that is hardly defensible for employee options with practical lives of four to seven years, or longer. Because it employs this false assumption, many suspect that Black-Scholes is rendered inaccurate when used for employee stock options. Our study justifies this suspicion empirically and highlights the danger in using Black-Scholes to predict actual gains to option holders.

Implications for Accounting Expense

Absent a surprise victory by those opposed to expensing, the accounting standard for options is probably going to be fair value at grant. That is, an option-pricing model such as the Black-Scholes (subject to adjustments) will be employed to estimate the fair value of the option at the time of grant. The full set of issues pertaining to the expensing debate—which concerns Generally Accepted Accounting Standards (GAAP) and, importantly, the purposes and limitations of the income statement—was beyond the scope of this study. However, we can offer one implication of the study. Our study estimated actual pre-tax gains to option holders, using methodological assumptions. If a company repurchases shares at the time of the exercise, then the pre-tax gain to option holders is equivalent to the pre-tax cost to the company (i.e., a share repurchase effectively quantifies the opportunity cost to shareholders).

Because there is no public market for employee options, our study cannot call into question the accuracy of the Black-Scholes method vis-à-vis fair value at grant. Assuming the pre-tax gain is equal to the pre-tax cost, and given that we’ve shown Black-Scholes is not a good predictor of pretax gain, we therefore conclude that Black-Scholes does a poor job of predicting the actual future cost of the option.

Option Value from the Employee’s Perspective

We defined the value of a stock option from the employee’s perspective as the actual gains realized assuming that the options are exercised between four and seven years subsequent to grant. Using this methodology, we have shown that the Black-Scholes value at grant is not an accurate estimator of option value to the employee. This inaccuracy appears to stem from actual market movements, and Black-Scholes’ inability to anticipate these movements.

While many people focus on predicting the actual value of an option, it is important to remember that for compensation purposes, the value perceived by the employee is as important as actual award value. Let us consider an example: A company grants a stock option award that will eventually offer substantial gains to an employee. However, since the employee does not understand how, nor believe that stock price appreciation will occur, the employee feels as if he is receiving nothing. From the company’s perspective, the valuable compensation award is rendered useless––the option will not motivate, attract, or retain this employee.

It follows that communication to employees about the value of stock options and other long-term incentive awards is crucial. Because the Black-Scholes does not accurately predict the actual value of long-term options, companies cannot rely on it to communicate the value of a stock option to the employee.

Compensation Benchmarking

While we have found no evidence supporting Black-Scholes’s ability to predict actual future realized gains to option holders, we have found that Black-Scholes’ inability to predict future gains is explained almost entirely by subsequent overall market movements. It follows that Black-Scholes may be useful in making relative comparisons between companies whose stocks are already highly correlated (i.e., stocks in the same industry or sector), for two reasons. First, there is a reasonable expectation that overall market movements will impact both stocks similarly, and second, we found that Black-Scholes’ inaccuracy is highly correlated with market movements. Put another way, for two different options granted on company stocks in the same industry, we can reasonably expect that “errors” produced by the Black-Scholes at the time of grant will be similar for both options in both direction and degree.

Conclusion

Our study confirms the risks of using Black-Scholes to predict the value of employee stock options in the long term. Regardless of whether fair value at grant is an appropriate expensing methodology for accounting purposes, our study suggests that fair value as determined by Black-Scholes is unlikely to capture actual company cost, and it is unlikely to predict actual gains realized by the employee. The implication for companies? Black-Scholes may ultimately be the preferred tool for purposes of an income statement expense, but it may not be useful otherwise: It probably cannot help determine either the true and eventual cost of the option nor the eventual gains to award recipients.

Rodney Mollen is a Consultant with Sibson Consulting in Los Angeles, California.

David Harper is a Senior Consultant with Sibson Consulting in Los Angeles, California.

Seymour Burchman is a Senior Vice President with Sibson Consulting in Princeton, New Jersey.

Published by Sibson Consulting

Copyright © 2004 by The Segal Group, Inc., the parent of The Segal Company. All rights reserved.

Sibson Consulting is a division of The Segal Company. Editor, Lee Shoquist, Original Artwork by Richard Whyte.

Powered by IMN